UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
DYNAVAX TECHNOLOGIES CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

DYNAVAX TECHNOLOGIES CORPORATION
2100 Powell Street, Suite 900
Emeryville, California 94608
NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 26, 2022
Dear Stockholder:
You are cordially invited to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Dynavax Technologies Corporation, a Delaware corporation (the “Company”). The Annual Meeting will be held virtually on May 26, 2022, at 9:00 a.m. Pacific Time at www.virtualshareholdermeeting.com/DVAX2022. The Annual Meeting will be held online only and you will not be able to attend the Annual Meeting in person. You will be able to vote your shares electronically by Internet or by phone and submit questions online during the Annual Meeting by logging in to the website listed above using the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied our proxy materials. Online check-in will begin at 8:45 a.m. Pacific Time and should allow ample time for the check-in procedures. The Annual Meeting is being convened for the following purposes:
1.	To elect our five nominees for Class I directors to hold office until the 2025 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified.
2.
To approve the amendment and restatement of the Dynavax Technologies Corporation 2018 Equity Incentive Plan to, among other things, increase the aggregate number of shares of common stock authorized for issuance under the plan by 15,000,000.

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement accompanying this Notice.
4.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022.
In addition, you will also be asked to conduct other business, if any, as may properly come before the Annual Meeting or any adjournment thereof.
These items of business are more fully described in the accompanying proxy statement.
The record date for the Annual Meeting is April 4, 2022 (the “Record Date”). Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.
Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting of Stockholders to Be Held Virtually at 9:00 a.m., Pacific Time, on May 26, 2022 at www.virtualshareholdermeeting.com/DVAX2022.
The Proxy Statement and Annual Report to Stockholders for the year ended December 31, 2021 are available at www.proxyvote.com.
The Board of Directors recommends that you vote FOR the proposals identified above.
By Order of the Board of Directors

Kelly MacDonald
Chief Financial Officer
Emeryville, California
April 14, 2022
Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the virtual Annual Meeting, please complete, date, sign and return the proxy mailed to you, or vote over the Internet or by phone as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have voted by proxy card or over the Internet or by phone, you may still vote electronically during the Annual Meeting.

DYNAVAX TECHNOLOGIES CORPORATION
2100 Powell Street, Suite 900
Emeryville, California 94608
PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 26, 2022
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the Internet?
We have sent you the proxy notice because the Board of Directors (the “Board”) of Dynavax Technologies Corporation (the “Company,” “Dynavax,” “we” or “us”) is soliciting your proxy to vote at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”).
In accordance with the rules adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials, including our annual report, we have decided to provide access to these materials via the Internet. Accordingly, on or about April 14, 2022, we will begin mailing a Notice Regarding Internet Availability of Proxy Materials (the “Notice”), to stockholders of record as of April 4, 2022 (the “Record Date”), and will have posted our proxy materials on the website referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, all stockholders may choose to access our proxy materials on that website, and any stockholder may request a printed set of such materials as follows:
•	by telephone: call 1-800-579-1639 free of charge and follow the instructions;
•	by Internet: go to www.proxyvote.com and follow the instructions; or
•	by e-mail: send an e-mail message to sendmaterial@proxyvote.com. Please send a blank e-mail and insert the 16-Digit Control Number located in your Notice in the subject line.
Please note that you do not need to attend the Annual Meeting to vote your shares. Instead, you may vote before the Annual Meeting by Internet, by phone or by proxy using a proxy card that you may request or that we may elect to deliver at a later time.
Will I receive any proxy materials by mail other than the Notice?
No, you will not receive any other proxy materials by mail unless you request a paper copy of the proxy materials.
How do I attend the Annual Meeting?
The Annual Meeting will be held virtually on May 26, 2022 at 9:00 a.m. Pacific Time at www.virtualshareholdermeeting.com/DVAX2022. The Annual Meeting will be held online only. During the meeting, you will be able to vote your shares electronically by Internet and submit questions online by logging in to the website listed above using the 16-digit control number included in the Notice, or you may vote before the meeting by using a proxy card that you may request or that we may elect to deliver at a later time. You may also vote by phone before the meeting by calling 1-800-690-6903. Online check-in for the Annual Meeting will begin at 8:45 a.m. Pacific Time and you should allow ample time for the check-in procedures. You may submit questions during the meeting by visiting www.virtualshareholdermeeting.com/DVAX2022. We will respond to as many appropriate inquiries at the Annual Meeting as time allows.
You may vote your shares electronically before the meeting by Internet, by phone or by proxy using a proxy card that you may request or that we may elect to deliver at a later time, and you do not need to access the virtual Annual Meeting to vote if you submitted your vote via Internet, phone or proxy card in advance of the Annual Meeting.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. On the Record Date, there were 126,311,669 shares of common stock outstanding and entitled to vote. A list of our stockholders of record will be open for examination by any stockholder beginning ten days prior to the Annual Meeting at our headquarters located at 2100 Powell Street, Suite 900, Emeryville, California 94608. If you would like to view the list, please contact our Corporate Secretary to schedule an appointment by calling (510) 848-5100 or writing to him at the address above. In addition, the list will be available for inspection by stockholders on the virtual meeting website during the Annual Meeting.
Stockholder of Record: Shares Registered in Your Name
If, on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote by Internet before or during the Annual Meeting, or before the Annual Meeting by using a proxy card that you may request or that we may elect to deliver at a later time. You may also vote by phone before the meeting by calling 1-800-690-6903. Whether or not you plan to attend, we urge you to fill out and return the proxy card or vote by Internet or by phone before the Annual Meeting to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If, on the Record Date, your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. Simply follow the voting instructions in such notice to ensure that your vote is counted. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. To vote live at the Annual Meeting, follow the instructions after logging into the meeting website.
What am I voting on?
We are asking you to vote on four proposals:
1.	To elect our five nominees for Class I directors to hold office until the 2025 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified.
2.
To approve the amendment and restatement of the Dynavax Technologies Corporation 2018 Equity Incentive Plan to, among other things, increase the aggregate number of shares of common stock authorized for issuance under the plan by 15,000,000.

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement accompanying this Notice.
4.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022.
In addition, you will also be asked to conduct other business, if any, as may properly come before the Annual Meeting or any adjournment thereof.
What is the Board’s recommendation?
The Board recommends that you vote “For” each of the four proposals.
What if another matter is properly brought before the Annual Meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with her or his best judgment.
How do I vote?
You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote by Internet before or during the Annual Meeting, by phone before the Annual Meeting or by proxy before the Annual Meeting using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote to ensure your vote is counted.
•
To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•
To vote by phone, call 1-800-690-6903 free of charge and follow the recorded instructions. You will be asked to provide the control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on May 25, 2022 to be counted.

•
To vote through the Internet before the meeting, go to www.proxyvote.com and follow the on-screen instructions to complete an electronic proxy card. You will be asked to provide the control number from the Notice. Your Internet vote must be received by 11:59 p.m., Eastern Time on May 25, 2022 to be counted.

•	To vote through the Internet during the meeting, please visit www.virtualshareholdermeeting.com/DVAX2022 and have available the 16-digit control number included in your Notice.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker or other agent, you should have received a notice containing voting instructions from that organization rather than from Dynavax. Simply follow the voting instructions in such notice to ensure that your vote is counted. To vote live at the Annual Meeting, follow the instructions after logging into the meeting website.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote before the Annual Meeting by phone or by using a proxy card that you may request or that we may elect to deliver at a later time, or through the Internet before or at the Annual Meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the applicable stock exchange deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1, 2 or 3 without your instructions, but may vote your shares on Proposal 4.

What if I return a proxy card but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking any voting selections, your shares will be voted:
•	Proposal 1: “For” election of our five nominees as Class I directors;
•
Proposal 2: “For” approval of the amendment and restatement of the Dynavax Technologies Corporation 2018 Equity Incentive Plan to, among other things, increase the aggregate number of shares of common stock authorized for issuance under the plan by 15,000,000;

•	Proposal 3: “For” advisory approval of executive compensation; and
•	Proposal 4: “For” ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022.
If any other matter is properly presented at the Annual Meeting or any adjournment(s) thereof, your proxyholder (one of the individuals named on your proxy card) will vote your shares at his or her discretion.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. Furthermore, we have retained the services of Alliance Advisors, LLC in connection with stockholder outreach efforts discussed in this proxy statement, for which we estimate that we will pay a fee not to exceed $22,000, plus out-of-pocket expenses.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or are registered in different accounts. Please follow the voting instructions on each of the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•	You may submit another properly completed proxy card with a later date.
•
You may submit a later-dated vote by telephone by calling 1-800-690-6903. You will need the 16-digit control number included on your Notice or your proxy card (if you received a printed copy of the proxy materials). Votes submitted by telephone must be received by 11:59 p.m., Eastern Time on May 25, 2022 to be counted.

•	You may grant a subsequent proxy through the Internet. You will need the 16-digit control number included on your Notice or your proxy card (if you received a printed copy of the proxy materials).
•	You may send a timely written notice that you are revoking your proxy to Dynavax Technologies Corporation, Attention: Corporate Secretary, 2100 Powell Street, Suite 900, Emeryville, California 94608.
•
You may virtually attend the Annual Meeting and vote by Internet by visiting www.virtualshareholdermeeting.com/DVAX2022. To attend the Annual Meeting, you will need the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone vote or Internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Agent
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
When are stockholder proposals due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 15, 2022 to Dynavax Technologies Corporation, Attention: Corporate Secretary, 2100 Powell Street, Suite 900, Emeryville, California 94608. However, if our 2023 Annual Meeting of Stockholders is not held between April 26, 2023 and June 25, 2023, then the deadline will be a reasonable time before we begin to print and send our proxy materials. If you wish to submit a proposal (including a director nomination) that is not to be included in next year’s proxy materials, you must do so no later than the close of business on February 25, 2023, and no earlier than the close of business on January 26, 2023. However, if our 2023 Annual Meeting of Stockholders is not held between April 26, 2023 and June 25, 2023, then you must submit your proposal (or director nomination) not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.
How many votes are needed to approve each proposal?
•
Proposal 1: to elect our five nominees for Class I directors, the five nominees receiving the most “For” votes from the holders of shares present (either in person or represented by proxy) and cast for the election of directors will be elected. Only votes “For” will affect the outcome of the vote; “Withhold” votes will have no effect on the outcome of the vote. However, if a nominee receives a greater number of “Withhold” votes than “For” votes, such nominee will submit his or her offer of resignation for consideration by our Nominating and Corporate Governance Committee in accordance with our Majority Vote Policy discussed in more detail in the section entitled “Corporate Governance – Majority Vote Policy” in this proxy statement.

•
Proposal 2: to approve an amendment and restatement of the 2018 Equity Incentive Plan to, among other things, increase the aggregate number of shares of common stock authorized for issuance under the 2018 Equity Incentive Plan by 15,000,000, such amendment and restatement must receive “For” votes from the holders of a majority of shares present (either in person or by proxy) and entitled to vote on the matter at the meeting. If you return your proxy and select “Abstain,” it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•
Proposal 3: to approve, on an advisory basis, the 2021 compensation of the Company’s named executive officers, such advisory approval must receive “For” votes from the holders of a majority of shares present (either in person or by proxy) and entitled to vote on the matter at the meeting. If you return your proxy and select “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•
Proposal 4: to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for our fiscal year ending December 31, 2022, such ratification must receive “For” votes from the holders of a majority of shares present (either in person or by proxy) and entitled to vote on the matter at the meeting. If you return your proxy and select “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect. However, as Proposal 4 is considered a “routine” matter, we do not expect to receive any broker non-votes.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid Annual Meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person or represented by proxy. On the Record Date, there were 126,311,669 shares outstanding and entitled to vote.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a current report on Form 8-K within four business days following the voting. If we are unable to obtain final results in that time, we will announce the preliminary results and subsequently file a second current report on Form 8-K with the final results.
What proxy materials are available on the Internet?
The 2022 proxy statement and 2021 Annual Report on Form 10-K are available at http://investors.dynavax.com/annuals-proxies.cfm.

PROPOSAL 1

ELECTION OF DIRECTORS
Our Board is divided into three classes, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.
Our Board presently has eleven members. There are five Class I directors whose term of office expires in 2022: Julie Eastland, Andrew Hack, M.D., Ph.D., Brent MacGregor, Scott Myers and Elaine Sun, each of whom is a nominee for director and currently a director of the Company. Dr. Hack was nominated by our Nominating and Corporate Governance Committee and appointed to our Board in 2019, Ms. Eastland and Mr. MacGregor were nominated by our Nominating and Corporate Governance Committee and appointed to our Board in 2020, and Ms. Sun and Mr. Myers were nominated by our Nominating and Corporate Governance Committee and appointed to our Board in 2021, and this will be the first time each of them has stood for election. If each nominee is elected at the Annual Meeting, each of these nominees will serve until the 2025 Annual Meeting and until his or her successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal. We have a policy encouraging our directors’ attendance at our annual meetings. There were eight out of nine then-serving directors in attendance at our 2021 Annual Meeting.
Vote Required
Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The five nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named herein. Although the election of directors at the Annual Meeting is uncontested and directors are elected by a plurality of votes cast, and we therefore anticipate that each of the named nominees for director will be elected at the Annual Meeting, under our Corporate Governance Guidelines, any nominee for director is required to submit an offer of resignation for consideration by the Nominating and Corporate Governance Committee if such nominee for director (in an uncontested election) receives a greater number of “Withhold” votes than “For” votes. In such case, the Nominating and Corporate Governance Committee will then consider all the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation. For more information on this policy see the section entitled “Corporate Governance – Majority Vote Policy.” If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our Board. Each person nominated for election has agreed to serve if elected. Our Board has no reason to believe that any nominee will be unable to serve.
Set forth below is certain biographical information as of April 4, 2022, regarding the experience, qualifications, attributes or skills that led our Nominating and Corporate Governance Committee to believe that each director or nominee should serve on the Board. There are no family relationships among any of our executive officers or directors.
Name	Age	Position
Julie Eastland	57	Director
Andrew Hack, M.D., Ph.D.	48	Director
Brent MacGregor	58	Director
Scott Myers	56	Director
Elaine Sun	51	Director
CLASS I DIRECTOR NOMINEES
Julie Eastland
Ms. Eastland has been a member of our Board since July 2020. Ms. Eastland has served as Chief Executive Officer of Harpoon Therapeutics, a publicly traded oncology company, since November 2021. Prior to Harpoon, Ms. Eastland served as Chief Operating Officer and Chief Financial Officer of ReCode Therapeutics, a privately-held genetics medicine company focused on delivery of novel, anti-viral lipid nanoparticles therapeutics for respiratory diseases, from October 2020 to November 2021. Prior to ReCode, Ms. Eastland served as Chief Financial Officer and Chief Business Officer of Rainier Therapeutics, a private biopharmaceutical company focused on FGFR3 bladder cancer, from September 2018 to January 2020. Prior to Rainier, she served as Chief Financial Officer and Chief Business Officer of Cascadian Therapeutics, a publicly traded company, from 2010 to March 2018. While at Cascadian, Ms. Eastland was instrumental in the negotiation and sale of the company to Seattle Genetics, primarily for tucatinib, a HER2 targeted breast cancer therapy now marketed as Tukysa. Prior to Cascadian, Ms. Eastland served as Chief Financial Officer and Vice President of Finance and Operations of VLST Corporation from 2006 to 2010, a privately-held biotechnology company, and held various financial and strategic management positions at publicly traded biotechnology companies including Dendreon and Amgen. Ms. Eastland received an M.B.A. from Edinburgh University Management School and a B.S. in finance from Colorado State University. She also serves on the boards of Harpoon Therapeutics and Graybug Vision. We believe that Ms. Eastland’s experience as a financial executive in the biopharmaceutical industry qualifies her to serve on our Board.
Andrew Hack, M.D., Ph.D.
Dr. Hack has been a member of our Board since August 2019. Since March 2019, Dr. Hack has served as a Managing Director of Bain Capital Life Sciences, LP, a private equity fund that invests in biopharmaceutical, specialty pharmaceutical, medical device, diagnostics, and enabling life science technology companies globally, and since August 2020 has served as Chief Financial Officer of BCLS Acquisition Corp., a special purpose acquisition company sponsored by an affiliate of Bain Capital Life Sciences, LP. From July 2015 to March 2019, he was Chief Financial Officer of Editas Medicine, Inc., where he had responsibility for finance, investor relations, business development, information technology, and operations. Previously, Dr. Hack served as a portfolio manager at Millennium Management, where he ran a market-neutral healthcare hedge fund focused on biotechnology, pharmaceutical, medical device and diagnostics, and life science tools companies from 2011 to 2015. Earlier in his investment career, he was a securities analyst at a number of healthcare-focused hedge funds and investment banks in New York. Prior to this, he was Director of Life Sciences at Reify Corporation, a life science tools and drug discovery company. Dr. Hack currently serves on the boards of directors of BCLS Acquisition Corporation, Mersana Therapeutics, Inc. and Nuvalent, Inc. He previously served on the boards of directors of Atea Pharmaceuticals, Inc. and Allena Pharmaceuticals, Inc. Dr. Hack received an M.D. and Ph.D. in Molecular Genetics and Cell biology from the University of Chicago, where he was named an inaugural Frank Family Scholar and received awards from the American Heart Association and American Society for Cell Biology. Dr. Hack received an M.D. and Ph.D. in Molecular Genetics and Cell Biology from the University of Chicago, as well as an A.B. in Biology with Special Honors. Serving as a director for other publicly-held biopharmaceutical companies provides Dr. Hack with alternate viewpoints on business strategy and board decision-making, which we believe enhances his contributions to our Board. Dr. Hack has demonstrated his ability to dedicate sufficient time and focus on his duties as a member of our Board and attended 100% of our Board and committee meetings in 2021. In accordance with our Board’s standard practice, Dr. Hack reviews scheduled Board and committee meeting dates a year in advance to confirm availability to participate and attend all our Board and committee meetings. Accordingly, we believe Dr. Hack’s financial background and extensive and diverse experience in the life sciences industry qualify him to serve on our Board.
Brent MacGregor
Mr. MacGregor has been a member of our Board since July 2020. Since November 2020, Mr. MacGregor has served as the CEO of Medical Developments International Ltd., an Australian-based company with marketed products in pain management, and respiratory ailments. He previously served as Senior Vice-President, Global Commercial Operations at Seqirus, a CSL Limited company, from January 2016 to June 2020. At Seqirus, Mr. MacGregor led a global team of 280 people in sales, marketing, commercial development, public policy and business development for a portfolio of seasonal influenza vaccines, an intra venous anti-viral product, a suite of in-licensed vaccines and pharmaceutical products, and a pandemic and pre-pandemic business. Prior to Seqirus, Mr. MacGregor was President and Global Head of Novartis Influenza Vaccines from January 2015 to January 2016, where he led integrated global operations of its influenza portfolio, through its acquisition by CSL Ltd, as well as serving in other roles with Novartis Vaccines from 2012 to 2014. Mr. MacGregor held several roles while at Sanofi Pasteur where he spent 17 years with his final role as President, Sanofi Pasteur KK, Tokyo,

Japan. Mr. MacGregor received an M.B.A. from Northwestern University, Kellogg School of Management, a Master of Arts from University of Reading, Reading, England and a Bachelor of Arts from Carleton University, Ottawa, Canada. We believe that Mr. MacGregor’s experience as a vaccine executive qualifies him to serve on our Board.
Scott Myers
Mr. Myers has been the Chairperson of our Board since October 2021. Previously, he was the Chief Executive Officer and served on the board of directors of AMAG Pharmaceuticals, Inc. from April 2020 to November 2020, where he led its turnaround and strategic exit to Covis Pharma, S.à.r.l., a specialty pharmaceutical company, in November 2020. Mr. Myers has served as chairman of the board of directors of Rainier Therapeutics, Inc., an oncology biotechnology company focused on late-stage bladder cancer, from June 2018 to January 2020, and served as its Chief Executive Officer from September 2018 to January 2020. Mr. Myers led Rainier’s asset sale of vofatamab to Fusion Pharmaceuticals Inc. Prior to Rainier, Mr. Myers served as Chief Executive Officer, President and Director for Cascadian Therapeutics, Inc., an oncology company, from April 2016 through its acquisition by Seattle Genetics in March 2018. Mr. Myers is an independent director of Selecta Biosciences, a gene therapy-rare disease company. He is a non-executive chairman of the board of directors of Harpoon Therapeutics, Inc., an oncology company. Mr. Myers holds a B.A. in Biology from Northwestern University and an M.B.A. from the Graduate School of Business at the University of Chicago (Booth). We believe Mr. Myers extensive experience as a life sciences executive qualify him to serve on our Board.
Elaine Sun
Ms. Sun has been a member of our Board since December 2021. Since March 2022, Ms. Sun has served as the CFO and COO of Mammoth Biosciences, Inc. She previously served as Senior Vice President and Chief Financial Officer of Halozyme Therapeutics, Inc., from March 2020 to February 2022. Prior to joining Halozyme, from January 2017 to December 2019, Ms. Sun served in senior management positions at SutroVax, Inc. (now known as Vaxcyte, Inc.), a life sciences company specializing in developing novel vaccines, most recently serving as Chief Financial Officer and Chief Strategy Officer. From 2013 to December 2016, Ms. Sun was an independent financial advisory consultant for private and public healthcare companies. Previously, Ms. Sun served as Managing Director and Head of West Coast Healthcare at Evercore Partners, a leading independent investment banking advisory firm, where she led Evercore’s U.S. life sciences efforts, and Managing Director, Healthcare Investment Banking at Merrill Lynch & Co., Inc. Ms. Sun received her M.B.A. degree from Harvard Business School and her B.A. degree from Wellesley College. We believe that Ms. Sun’s financial expertise and experience in the life sciences industry qualify her to serve on our Board.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.
Information About Our Continuing Directors
Set forth below is certain biographical information as of April 4, 2022, for the remaining members of our Board whose term as a director will continue after the Annual Meeting.
Name	Age	Position
Francis R. Cano, Ph.D.	77	Director
Daniel L. Kisner, M.D.	75	Director
Peter R. Paradiso, Ph.D.	71	Director
Peggy V. Phillips	68	Director
Natale Ricciardi	73	Director
Ryan Spencer	44	Director and Chief Executive Officer
CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL THE 2023 ANNUAL MEETING
Daniel L. Kisner, M.D.
Dr. Kisner has been a member of our Board since July 2010. From 2003 to 2010, Dr. Kisner served as a partner at Aberdare Ventures and prior to that as President and CEO of Caliper Technologies, leading its evolution from a start-up focused on microfluidic lab-on-chip technology to a publicly traded, commercial organization. Prior to Caliper, he was the President and Chief Operating Officer of Isis Pharmaceuticals, Inc., a biomedical pharmaceutical company. Previously, Dr. Kisner was Division Vice President of Pharmaceutical Development for Abbott Laboratories and Vice President of Clinical Research and Development at SmithKline Beckman Pharmaceuticals. In addition, he held a tenured position in the Division of Oncology at the University of Texas, San Antonio School of Medicine and is certified by the American Board of Internal Medicine in Internal Medicine and Medical Oncology. Additionally, he is currently serving on the boards of Histogen, Inc., a biotechnology company, Oncternal Therapeutics, a biotechnology company and Zynerba Pharmaceuticals, a biotechnology company. Dr. Kisner previously served as chairman of the board for Tekmira Pharmaceuticals, a biopharmaceutical company, until March 2015, and as a director of Lpath, Inc., a medical device company. He holds a B.A. from Rutgers University and an M.D. from Georgetown University. We believe that Dr. Kisner’s background with larger, complex technology-based organizations as well as his significant experience with corporate transactions, including investing in venture-backed life science companies provides the Board with insights for setting strategy of the Company and qualifies him to serve as a director.
Natale Ricciardi
Mr. Ricciardi has been a member of our Board since June 2013. Mr. Ricciardi spent his entire 39-year career at Pfizer Inc., a biopharmaceutical company, retiring in 2011 as a member of the Pfizer Executive Leadership Team. While holding the positions of President, Pfizer Global Manufacturing, and Senior Vice President of Pfizer Inc. from 2004 until 2011, Mr. Ricciardi was directly responsible for all of Pfizer’s internal and external supply organization, a global enterprise that grew to more than 100 manufacturing facilities supplying small and large molecule pharmaceuticals, vaccines, consumer, nutrition and animal health products. Mr. Ricciardi maintained responsibility for global manufacturing activities from 2004 through 2011. Previously, from 1999 to 2004, he had oversight for Pfizer’s U.S. manufacturing operations and from 1995 to 1999 was Vice President of Manufacturing for Pfizer’s Animal Health Group. Mr. Ricciardi serves on the board of directors of Prestige Consumer Healthcare, Inc., a public company that sells, manufactures and distributes consumer healthcare products. He also serves on the board of directors of Rapid Micro Biosystems, a public company that provides automated, growth-based, rapid microbial detection technology. He is currently on the Strategic Advisory Board of HealthCare Royalty Partners. Mr. Ricciardi earned a degree in Chemical Engineering from The City College of New York and an MBA in Finance and International Business from Fordham University. We believe Mr. Ricciardi’s 39-year career at Pfizer Inc., a leading pharmaceutical company, including his experience as a member of the Pfizer Executive Leadership Team and holding direct responsibility for all of Pfizer’s internal supply organization, including global manufacturing, provides the Board with insights for reviewing the operations of the Company and qualifies him to serve as a director.
Ryan Spencer
Mr. Spencer has been a member of our Board since December 2019. Mr. Spencer joined Dynavax in 2006 and has served as our Chief Executive Officer since December 2019, and as interim co-President between May and December 2019. At the time of his appointment as interim co-President in May 2019, Mr. Spencer served as Senior Vice President, Commercial where he was instrumental in leading the launch and commercialization of HEPLISAV-B. Throughout his time at Dynavax since November 2006, Mr. Spencer has held a variety of positions with increasing responsibility, building from a foundation in corporate finance to business strategy and investor relations, including Senior Director Strategic Planning until his promotion in September 2016 to Senior Product Director, followed by promotions in February 2017 to Vice President Corporate Strategy & Commercialization and in May 2019 to Senior Vice President, Commercial. Prior to joining Dynavax, Mr. Spencer was the Assistant Controller at QRS Corporation, a publicly-held technology company, and was a member of the audit practice at Ernst & Young. Mr. Spencer earned a B.A. in Business Economics from University of California, Santa Barbara. We believe that Mr. Spencer’s prior experience, including his financial and commercialization experience, his tenure at Dynavax and his role as a Chief Executive Officer qualifies him to serve as a director.

CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL THE 2024 ANNUAL MEETING
Francis R. Cano, Ph.D.
Dr. Cano has been a member of our Board since November 2009. Dr. Cano has been President and Founder of Cano Biotech Corp., a consulting firm focusing on the vaccine business, since 1996 and also serves on the board of Biomerica, Inc., a developer and manufacturer of diagnostic products. Previously, Dr. Cano served on the board of Arbor Vita Corporation, a biopharmaceutical company. From 1993 to 1996, Dr. Cano was President and Chief Operating Officer for Aviron, a biopharmaceutical company, which was later acquired by MedImmune in 2001. As a Co-Founder of Aviron, he completed two rounds of venture financing, a licensing agreement with SmithKline Biologicals and in-licensed Flu-Mist influenza vaccine from the National Institutes of Health. For 21 years, Dr. Cano worked with the Lederle Laboratories Division of American Cyanamid, including as its Vice President and General Manager of the Biologicals unit. He earned a Ph.D. in Microbiology from Pennsylvania State University, served as a Research Associate at Rutgers Institute of Microbiology, and holds a M.S. in Microbiology and a B.S. in Biology from St. John’s University. We believe that Dr. Cano’s experience as a founder of and advisor to established vaccine businesses provides significant insights for the strategy of the Company with respect to key technical and operational issues in vaccine development and qualifies him to serve as a director.
Peter Paradiso, Ph.D.
Dr. Paradiso has been a member of our Board since September 2020. Dr. Paradiso has worked in vaccine development for over 30 years. Since 2012, he has been the sole proprietor of Paradiso Biologics Consulting, LLC, and he also serves as a member of the Coalition for Epidemic Preparedness Innovations (CEPI) R&D and Manufacturing Investment Committee (RDMIC), which has been established to make investment decisions for vaccine R&D and manufacturing under the COVAX pillar of the ACT-Accelerator. In addition, he is Chairman of a Procurement Reference Group (PRG) to advise The United Nations Children's Fund (UNICEF) and The GAVI Alliance, formerly the Global Alliance for Vaccines and Immunisation (GAVI), on the procurement of rotavirus vaccines. Dr. Paradiso retired in 2012 from his position as Vice President, New Business and Scientific Affairs for Pfizer Vaccines, a Division of Pfizer, Inc. In this position, Dr. Paradiso was responsible for global scientific affairs and strategic planning within the vaccine research and development group and for commercial oversight of products in development. Dr. Paradiso received a Ph.D. in biochemistry from the University of Vermont College of Medicine and a B.S. in Chemistry from St. Lawrence University. We believe that Dr. Paradiso’s extensive experience in vaccine development can provide significant insights for the strategy of the Company with respect to key technical and operational issues in vaccine development and qualifies him to serve as a director.
Peggy V. Phillips
Ms. Phillips has been a member of our Board since August 2006. Ms. Phillips served on the board of directors of several biopharmaceutical companies: PhaseRx, Inc. from 2016 to 2018, Tekmira Pharmaceuticals from 2014 to 2015, Portola Pharmaceuticals from 2006 to 2013, as well as the Naval Academy Foundation from 2003 to 2011. From 1996 until 2002, she served on the board of directors of Immunex Corporation, a biotechnology company, and, from 1999, she served as its Chief Operating Officer until the company was acquired by Amgen in 2002. During her career at Immunex, she held positions of increasing responsibility in research, development, manufacturing, sales and marketing. As Senior Vice President for Pharmaceutical Development and General Manager for Enbrel ® from 1994 until 1998, she was responsible for clinical development and regulatory affairs as well as the launch, sales and marketing of the product. Prior to joining Immunex, Ms. Phillips worked at Miles Laboratories. Ms. Phillips holds a B.S. and a M.S. in microbiology from the University of Idaho. We believe that Ms. Phillips provides significant experience in development and commercialization of biotechnology products and that here background and experience with larger, complex organizations provides significant operational and strategic insights in assessing the strategy of the Company and qualifies her to serve as a director.

PROPOSAL 2
APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE 2018 EQUITY INCENTIVE PLAN
The Board is requesting stockholder approval of an amendment and restatement of the Dynavax Technologies Corporation 2018 Equity Incentive Plan (the “2018 EIP”). We refer to such amendment and restatement of the 2018 EIP in this proxy statement as the “Amended 2018 EIP”.
The Amended 2018 EIP contains the following material changes from the 2018 EIP:
•
Subject to adjustment for certain changes in our capitalization, the aggregate number of shares of our common stock that may be issued under the Amended 2018 EIP will not exceed 30,040,250 shares (plus the Prior Plans’ Returning Shares (as defined below), as such shares become available from time to time), which is an increase of 15,000,000 shares over the aggregate number of shares of our common stock that may be issued under the 2018 EIP.

•
Subject to adjustment for certain changes in our capitalization, the aggregate maximum number of shares of our common stock that may be issued pursuant to the exercise of incentive stock options under the Amended 2018 EIP will be 32,600,000 shares, which is an increase of 15,000,000 shares over the aggregate maximum number of shares of our common stock that may be issued pursuant to the exercise of incentive stock options under the 2018 EIP.

•
Under the 2018 EIP, (i) the term “Prior Plan” means the Dynavax Technologies Corporation 2011 Equity Incentive Plan (the “2011 EIP”) or the Dynavax Technologies Corporation 2017 Inducement Award Plan (the “2017 Inducement Plan”), and (ii) certain shares of our common stock subject to any outstanding stock award granted under either of the Prior Plans become available again for issuance under the 2018 EIP. Under the Amended 2018 EIP, the term “Prior Plan” also includes the Dynavax Technologies Corporation 2021 Inducement Award Plan (the “2021 Inducement Plan”), such that certain shares of our common stock subject to any outstanding stock award granted under the 2021 Inducement Plan will also become available again for issuance under the Amended 2018 EIP. Such shares are described below in the definition of “Prior Plans’ Returning Shares”. The Board terminated the 2021 Inducement Plan effective as of April 3, 2022 and, therefore, there are no shares of our common stock available for grant under the 2021 Inducement Plan.

•
The 2018 EIP provides certain limits on non-employee director compensation. Specifically, the 2018 EIP provides that the aggregate value of all cash and equity-based compensation granted or paid by us to any individual for service as a non-employee director of the Board with respect to any fiscal year of the Company will not exceed (i) a total of $200,000 with respect to any such cash compensation and (ii) $800,000 in total value with respect to any such equity-based compensation (including awards granted under the 2018 EIP and any other equity-based awards), calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes. The Amended 2018 EIP retains such limits, except that for any individual who is first appointed or elected to the Board during any fiscal year of the Company, the limit for such individual’s equity-based compensation will be $1,200,000 with respect to such fiscal year. The Board believes it is necessary and in the best interests of our stockholders to increase such limit to ensure that we are able to continue to attract highly qualified non-employee directors to the Board. The foregoing limits on non-employee director compensation (including the increased limit on equity-based compensation for newly appointed or elected directors) are not intended to serve as an increase in the annual amount of non-employee director compensation; rather, such limits were approved for the purpose of limiting the amount of compensation the Board can approve for non-employee directors each year.

Why We Are Asking Our Stockholders to Approve the Amended 2018 EIP
We are seeking stockholder approval of the Amended 2018 EIP primarily to increase the number of shares available for the grant of stock options, restricted stock unit awards and other awards by 15,000,000 shares, which will enable us to have a competitive equity incentive program to compete with our peer group for key talent.
Our stockholders’ approval of the Amended 2018 EIP will allow us to continue to grant stock options, restricted stock unit awards and other awards at levels determined appropriate by the Board or Compensation

Committee. The Amended 2018 EIP will also allow us to further utilize a broad array of equity incentives in order to secure and retain the services of our employees and directors, and to continue to provide long-term incentives that align the interests of our employees and directors with the interests of our stockholders.
Stockholder Approval
If this Proposal 2 is approved by our stockholders, the Amended 2018 EIP will become effective as of the date of the Annual Meeting. In the event that our stockholders do not approve this Proposal 2, the Amended 2018 EIP will not become effective and the 2018 EIP will continue in its current form.
Why You Should Vote for the Amended 2018 EIP
The Amended 2018 EIP Combines Compensation and Governance Best Practices
The Amended 2018 EIP includes provisions that are designed to protect our stockholders’ interests and to reflect corporate governance best practices including:
•
Stockholder approval is required for additional shares. The Amended 2018 EIP does not contain an annual “evergreen” provision. The Amended 2018 EIP authorizes a fixed number of shares, so that stockholder approval is required to issue any additional shares from the plan.

•	Repricing is not allowed. The Amended 2018 EIP prohibits the repricing of stock options and stock appreciation rights without prior stockholder approval.
•
No discounted stock options or stock appreciation rights. All stock options and stock appreciation rights granted under the Amended 2018 EIP must have an exercise price equal to or greater than the fair market value of our common stock on the date the stock option or stock appreciation right is granted.

•
Reasonable share counting provisions. In general, when awards granted under the Amended 2018 EIP lapse or are canceled, the shares reserved for those awards will be returned to the share reserve and be available for future awards. However, any shares received from the exercise of stock options or withheld for taxes will not be returned to our share reserve.

•
Minimum vesting requirements. The Amended 2018 EIP provides that no award may vest until at least 12 months following the date of grant of such award, except that shares up to 5% of the share reserve of the Amended 2018 EIP may be issued pursuant to awards that do not meet such vesting requirements.

•
Limit on non-employee director compensation. The aggregate value of all cash and equity-based compensation granted or paid by us to any individual for service as a non-employee director of the Board with respect to any fiscal year of the Company will not exceed (i) a total of $200,000 with respect to any such cash compensation and (ii) $800,000 in total value with respect to any such equity-based compensation (including awards granted under the Amended 2018 EIP and any other equity-based awards), provided that for any individual who is first appointed or elected to the Board during any fiscal year of the Company, the limit for such individual’s equity-based compensation will be $1,200,000 with respect to such fiscal year, in each case calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes.

•
Restrictions on dividends. The Amended 2018 EIP provides that (i) no dividends or dividend equivalents may be paid with respect to any shares of our common stock subject to an award before the date such shares have vested, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of the applicable award agreement (including any vesting conditions), and (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to us on the date such shares are forfeited to or repurchased by us due to a failure to vest.

•
Specific disclosure of award vesting upon a corporate transaction or change in control. The Amended 2018 EIP specifically provides that if a corporate transaction or change in control (each, a “Transaction”) occurs and the surviving or acquiring corporation (or its parent company) does not assume or continue outstanding awards under the Amended 2018 EIP and/or any Prior Plan (i.e., the

2011 EIP, the 2017 Inducement Plan or the 2021 Inducement Plan), or substitute similar stock awards for such outstanding awards, then with respect to any such awards that have not been assumed, continued or substituted and that are held by participants whose continuous service has not terminated prior to the Transaction, the vesting of such awards will be accelerated in full (and with respect to performance stock awards, vesting will be deemed to be satisfied at the target level of performance).
Overhang
The following table provides certain information regarding our equity incentive program.
As of April 4, 2022
Total number of shares of common stock subject to outstanding stock options	11,483,388
Weighted-average exercise price of outstanding stock options	$11.39
Weighted-average remaining term of outstanding stock options	4.57 years
Total number of shares of common stock subject to outstanding full value awards	3,600,664
Total number of shares of common stock available for grant under the 2018 EIP(1)	799,684
Total number of shares of common stock outstanding	126,311,669
Per-share closing price of common stock as reported on Nasdaq Capital Market	$11.56
(1)
As of April 4, 2022, there were no shares of common stock available for grant under any of our other equity incentive plans. The Board terminated the 2021 Inducement Plan effective as of April 3, 2022 and, therefore, there are no shares of our common stock available for grant under the 2021 Inducement Plan.

We Manage Our Equity Incentive Award Use Carefully and Dilution Is Reasonable
We continue to believe that equity incentive awards such as stock options and restricted stock unit awards are a vital part of our overall compensation program. Our compensation philosophy reflects broad-based eligibility for equity incentive awards, and we grant awards to substantially all of our employees. However, we recognize that equity incentive awards dilute existing stockholders, and, therefore, we must responsibly manage the growth of our equity compensation program. We are committed to effectively monitoring our equity compensation share reserve, including our “burn rate,” to ensure that we maximize stockholders’ value by granting the appropriate number of equity incentive awards necessary to attract, reward, and retain employees. In addition, the vesting of some of our equity awards granted to our named executive officers are contingent on meeting pre-defined performance criteria, thereby ensuring alignment with value creation.
The following table shows our responsible historical dilution and burn rate percentages.
As of December 31	2021	2020	2019
Full Dilution(1)	13.50%	15.62%	15.39%
Gross Burn Rate (as discussed in greater detail below)(2)	5.17%	3.39%	7.73%
(1)
Full Dilution is calculated as (shares available for grant + shares subject to outstanding equity incentive awards)/(weighted average common stock outstanding + shares available for grant + shares subject to outstanding equity incentive awards).

(2)	Gross Burn Rate is calculated as (shares subject to options granted + shares subject to other equity incentive awards granted)/weighted average common stock outstanding.
The Size of Our Share Reserve Increase Request Is Reasonable
If this Proposal 2 is approved by our stockholders, we will have 15,000,000 new shares available for grant after our Annual Meeting for a total of approximately 15,799,684 shares available for grant after our Annual Meeting (based on shares available under the 2018 EIP as of April 4, 2022) (plus the Prior Plans’ Returning Shares (as defined below), as such shares become available from time to time), and absent any unforeseen circumstances, we anticipate returning to stockholders for additional shares in 2024 or 2025.

Burn Rate
The following table provides detailed information regarding the activity related to our equity incentive plans for fiscal years 2021, 2020 and 2019.
	Fiscal Year 2021	Fiscal Year 2020	Fiscal Year 2019
Total number of shares of common stock subject to stock options granted	3,893,732	2,002,871	3,745,751
Total number of shares of common stock subject to full value awards granted	2,114,629	1,412,456	1,822,257
Weighted-average number of shares of common stock outstanding	116,264,340	100,752,729	72,023,571
Burn Rate	5.17%	3.39%	7.73%
Description of the Amended 2018 EIP
A summary of the principal features of the Amended 2018 EIP follows below. The summary is qualified by the full text of the Amended 2018 EIP that is attached as Appendix A to this proxy statement.
Purpose
The Amended 2018 EIP is designed to secure and retain the services of our employees and directors, provide incentives for our employees and directors to exert maximum efforts for the success of the Company and its affiliates, and provide a means by which our employees and directors may be given an opportunity to benefit from increases in the value of our common stock.
Types of Awards
The Amended 2018 EIP provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance stock awards, and other stock awards.
Shares Available for Awards
Subject to adjustment for certain changes in our capitalization, the aggregate number of shares of our common stock that may be issued under the Amended 2018 EIP will not exceed 30,040,250 shares (which is the sum of (i) 140,250 shares (the number of unallocated shares that were available for grant under the 2011 EIP as of the effective date of the 2018 EIP), (ii) 5,000,000 additional shares that were reserved as of the effective date of the 2018 EIP, (iii) 2,300,000 shares that were approved at the 2019 Annual Meeting, (iv) 7,600,000 shares that were approved at the 2020 Annual Meeting, and (v) 15,000,000 newly requested shares), plus the Prior Plans’ Returning Shares (as defined below), as such shares become available from time to time.
The term “Prior Plans’ Returning Shares” refers to the following shares of our common stock subject to any outstanding stock award granted under any of the Prior Plans: (i) any shares subject to such stock award that are not issued because such stock award expires or otherwise terminates without all of the shares covered by such stock award having been issued; (ii) any shares subject to such stock award that are not issued because such stock award is settled in cash; and (iii) any shares issued pursuant to such stock award that are forfeited back to or repurchased by us because of a failure to vest.
The following shares of our common stock (collectively, the “Amended 2018 EIP Returning Shares”) will also become available again for issuance under the Amended 2018 EIP: (i) any shares subject to a stock award granted under the Amended 2018 EIP that are not issued because such stock award expires or otherwise terminates without all of the shares covered by such stock award having been issued; (ii) any shares subject to a stock award granted under the Amended 2018 EIP that are not issued because such stock award is settled in cash; and (iii) any shares issued pursuant to a stock award granted under the Amended 2018 EIP that are forfeited back to or repurchased by us because of a failure to vest.
The following shares of our common stock will not become available again for issuance under the Amended 2018 EIP: (i) any shares that are reacquired or withheld (or not issued) by us to satisfy the exercise, strike or purchase price of a stock award granted under the Amended 2018 EIP or any Prior Plan (including any shares subject to such award that are not delivered because such award is exercised through a reduction of shares subject to such award); (ii) any shares that are reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with a stock award granted under the Amended 2018 EIP or any Prior Plan; (iii) any shares repurchased by us on the open market with the proceeds of the exercise, strike or purchase price of a stock award granted under the Amended 2018 EIP or any Prior Plan; and (iv) in the event that a stock appreciation right granted under the Amended 2018 EIP or any Prior Plan is settled in shares, the gross number of shares subject to such award.
The number of shares of our common stock available for issuance under the Amended 2018 EIP will be reduced by: (i) one share for each share issued pursuant to an Appreciation Award granted under the Amended 2018 EIP; (ii) 1.28 shares for each share issued pursuant to a Full Value Award granted under the Amended 2018 EIP prior to May 30, 2019; and (iii) 1.40 shares for each share issued pursuant to a Full Value Award granted under the Amended 2018 EIP on or after May 30, 2019.
The number of shares of our common stock available for issuance under the Amended 2018 EIP will be increased by: (i) one share for each Prior Plans’ Returning Share or Amended 2018 EIP Returning Share subject to an Appreciation Award; (ii) 1.28 shares for each Prior Plans’ Returning Share or Amended 2018 EIP Returning Share subject to a Full Value Award that returned to the Amended 2018 EIP prior to May 30, 2019; and (iii) 1.40 shares for each Prior Plans’ Returning Share or Amended 2018 EIP Returning Share subject to a Full Value Award that returns to the Amended 2018 EIP on or after May 30, 2019.
Eligibility
All of our (including our affiliates’) employees and non-employee directors are eligible to participate in the Amended 2018 EIP and may receive all types of awards other than incentive stock options. Incentive stock options may be granted under the Amended 2018 EIP only to our (including our affiliates’) employees.
As of April 4, 2022, we (including our affiliates) had approximately 331 employees and 10 non-employee directors.
Non-Employee Director Compensation Limit
The aggregate value of all cash and equity-based compensation granted or paid by us to any individual for service as a non-employee director of the Board with respect to any fiscal year of the Company will not exceed: (i) a total of $200,000 with respect to any such cash compensation; and (ii) $800,000 in total value with respect to any such equity-based compensation (including awards granted under the Amended 2018 EIP and any other equity-based awards), provided that for any individual who is first appointed or elected to the Board during any fiscal year of the Company, the limit for such individual’s equity-based compensation will be $1,200,000 with respect to such fiscal year, in each case calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes.
Administration
The Amended 2018 EIP will be administered by our Board, which may in turn delegate authority to administer the Amended 2018 EIP to a committee. Our Board has delegated concurrent authority to administer the Amended 2018 EIP to our Compensation Committee, but may, at any time, re-vest in itself some or all of the power delegated to our Compensation Committee. Our Board and Compensation Committee are each considered to be a Plan Administrator for purposes of this Proposal 2.
Subject to the terms of the Amended 2018 EIP, the Plan Administrator may determine the recipients, the types of awards to be granted, the number of shares of our common stock subject to or the cash value of awards, and the terms and conditions of awards granted under the Amended 2018 EIP, including the period of their exercisability and vesting. The Plan Administrator also has the authority to provide for accelerated exercisability and vesting of awards. Subject to the limitations set forth below, the Plan Administrator also determines the fair market value applicable to a stock award and the exercise or strike price of stock options and stock appreciation rights granted under the Amended 2018 EIP.
The Plan Administrator may also delegate to one or more officers the authority to designate employees who are not officers to be recipients of certain stock awards and the number of shares of our common stock subject to such stock awards. Under any such delegation, the Plan Administrator will specify the total number of shares of our common stock that may be subject to the stock awards granted by such officer. The officer may not grant a stock award to himself or herself.
Repricing; Cancellation and Re-Grant of Stock Awards
Under the Amended 2018 EIP, the Plan Administrator does not have the authority to reprice any outstanding stock option or stock appreciation right by reducing the exercise or strike price of the stock option or stock appreciation right or to cancel any outstanding stock option or stock appreciation right that has an exercise or strike price greater than the then-current fair market value of our common stock in exchange for cash or other stock awards without obtaining the approval of our stockholders. Such approval must be obtained within 12 months prior to such an event.
Minimum Vesting Requirements
Under the Amended 2018 EIP, no award may vest until at least 12 months following the date of grant of such award, except that shares up to 5% of the share reserve of the Amended 2018 EIP may be issued pursuant to awards that do not meet such vesting requirements.
Dividends and Dividend Equivalents
The Amended 2018 EIP provides that dividends or dividend equivalents may be paid or credited with respect to any shares of our common stock subject to an award, as determined by the Plan Administrator and contained in the applicable award agreement; provided, however, that (i) no dividends or dividend equivalents may be paid with respect to any such shares before the date such shares have vested, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of the applicable award agreement (including any vesting conditions), and (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to us on the date such shares are forfeited to or repurchased by us due to a failure to vest.
Stock Options
Stock options may be granted under the Amended 2018 EIP pursuant to stock option agreements. The Amended 2018 EIP permits the grant of stock options that are intended to qualify as incentive stock options (“ISOs”) and non-statutory stock options (“NSOs”).
The exercise price of a stock option granted under the Amended 2018 EIP may not be less than 100% of the fair market value of our common stock on the date of grant and, in some cases (see “Limitations on Incentive Stock Options” below), may not be less than 110% of such fair market value.
The term of stock options granted under the Amended 2018 EIP may not exceed seven years from the date of grant and, in some cases (see “Limitations on Incentive Stock Options” below), may not exceed five years from the date of grant. Except as otherwise provided in a participant’s stock option agreement or other written agreement with us or one of our affiliates, if a participant’s service relationship with us or any of our affiliates (referred to in this Proposal 2 as “continuous service”) terminates (other than for cause and other than upon the participant’s death or disability), the participant may exercise any vested stock options for up to three months following the participant’s termination of continuous service. Except as otherwise provided in a participant’s stock option agreement or other written agreement with us or one of our affiliates, if a participant’s continuous service terminates due to the participant’s disability or death (or the participant dies within a specified period, if any, following termination of continuous service), the participant, or his or her beneficiary, as applicable, may exercise any vested stock options for up to 12 months following the participant’s termination due to the participant’s disability or for up to 18 months following the participant’s death. Except as explicitly provided otherwise in a participant’s stock option agreement or other written agreement with us or one of our affiliates, if a participant’s continuous service is terminated for cause (as defined in the Amended 2018 EIP), all stock options held by the participant will terminate upon the participant’s termination of continuous service and the participant will be prohibited from exercising any stock option from and after such termination date. Except as otherwise provided in a participant’s stock option agreement or other written agreement with us or one of our affiliates, the term of a stock option may be extended if the exercise of the stock option following the participant’s termination of continuous service (other than for cause and other than upon the participant’s death or disability) would be prohibited by applicable securities laws or if the sale of any common stock received upon exercise of the stock option following the participant’s termination of continuous service (other than for cause) would violate our insider trading policy. In no event, however, may a stock option be exercised after its original expiration date.
Acceptable forms of consideration for the purchase of our common stock pursuant to the exercise of a stock option under the Amended 2018 EIP will be determined by the Plan Administrator and may include payment: (i) by cash, check, bank draft or money order payable to us; (ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; (iii) by delivery to us of shares of our common stock (either by actual delivery or attestation); (iv) by a net exercise arrangement (for NSOs only); or (v) in other legal consideration approved by the Plan Administrator.
Stock options granted under the Amended 2018 EIP may vest and become exercisable in cumulative increments, as determined by the Plan Administrator at the rate specified in the stock option agreement (subject to the limitations described in “Minimum Vesting Requirements” above). Shares covered by different stock options granted under the Amended 2018 EIP may be subject to different vesting schedules as the Plan Administrator may determine.
The Plan Administrator may impose limitations on the transferability of stock options granted under the Amended 2018 EIP in its discretion. Generally, a participant may not transfer a stock option granted under the Amended 2018 EIP other than by will or the laws of descent and distribution or, subject to approval by the Plan Administrator, pursuant to a domestic relations order or an official marital settlement agreement. However, the Plan Administrator may permit transfer of a stock option in a manner that is not prohibited by applicable tax and securities laws. In addition, subject to approval by the Plan Administrator, a participant may designate a beneficiary who may exercise the stock option following the participant’s death. Notwithstanding the foregoing, no option may be transferred to any financial institution without prior stockholder approval.
Limitations on Incentive Stock Options
The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by a participant during any calendar year under all of our stock plans may not exceed $100,000. The stock options or portions of stock options that exceed this limit or otherwise fail to qualify as ISOs are treated as NSOs. No ISO may be granted to any person who, at the time of grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any affiliate unless the following conditions are satisfied:
•	the exercise price of the ISO must be at least 110% of the fair market value of our common stock on the date of grant; and
•	the term of the ISO must not exceed five years from the date of grant.
Subject to adjustment for certain changes in our capitalization, the aggregate maximum number of shares of our common stock that may be issued pursuant to the exercise of ISOs under the Amended 2018 EIP is 32,600,000 shares.
Stock Appreciation Rights
Stock appreciation rights may be granted under the Amended 2018 EIP pursuant to stock appreciation right agreements. Each stock appreciation right is denominated in common stock share equivalents. The strike price of each stock appreciation right will be determined by the Plan Administrator, but will in no event be less than 100% of the fair market value of our common stock on the date of grant. The term of stock appreciation rights granted under the Amended 2018 EIP may not exceed seven years from the date of grant. The Plan Administrator may also impose restrictions or conditions upon the vesting of stock appreciation rights that it deems appropriate (subject to the limitations described in “Minimum Vesting Requirements” above). The appreciation distribution payable upon exercise of a stock appreciation right may be paid in shares of our common stock, in cash, in a combination of cash and stock, or in any other form of consideration determined by the Plan Administrator and set forth in the stock appreciation right agreement. Stock appreciation rights will be subject to the same conditions upon termination of continuous service and restrictions on transfer as stock options under the Amended 2018 EIP.

Restricted Stock Awards
Restricted stock awards may be granted under the Amended 2018 EIP pursuant to restricted stock award agreements. A restricted stock award may be granted in consideration for cash, check, bank draft or money order payable to us, the participant’s services performed for us or any of our affiliates, or any other form of legal consideration acceptable to the Plan Administrator. Shares of our common stock acquired under a restricted stock award may be subject to forfeiture to or repurchase by us in accordance with a vesting schedule to be determined by the Plan Administrator (subject to the limitations described in “Minimum Vesting Requirements” above). Rights to acquire shares of our common stock under a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement; provided, however, that no restricted stock award may be transferred to any financial institution without prior stockholder approval. Upon a participant’s termination of continuous service for any reason, any shares subject to restricted stock awards held by the participant that have not vested as of such termination date may be forfeited to or repurchased by us.
Restricted Stock Unit Awards
Restricted stock unit awards may be granted under the Amended 2018 EIP pursuant to restricted stock unit award agreements. Payment of any purchase price may be made in any form of legal consideration acceptable to the Plan Administrator. A restricted stock unit award may be settled by the delivery of shares of our common stock, in cash, in a combination of cash and stock, or in any other form of consideration determined by the Plan Administrator and set forth in the restricted stock unit award agreement. Restricted stock unit awards may be subject to vesting in accordance with a vesting schedule to be determined by the Plan Administrator (subject to the limitations described in “Minimum Vesting Requirements” above). Except as otherwise provided in a participant’s restricted stock unit award agreement or other written agreement with us or one of our affiliates, restricted stock units that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.
Performance Stock Awards
A performance stock award is a stock award that is payable (including that may be granted, may vest, or may be exercised) contingent upon the attainment of pre-determined performance goals during a performance period. A performance stock award may require the completion of a specified period of continuous service. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be determined by the Plan Administrator (subject to the limitations described in “Minimum Vesting Requirements” above). In addition, to the extent permitted by applicable law and the performance stock award agreement, the Plan Administrator may determine that cash may be used in payment of performance stock awards.
Performance goals under the Amended 2018 EIP will be based on any one or more of the following performance criteria: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization (EBITDA); (iv) total stockholder return; (v) return on equity or average stockholder’s equity; (vi) return on assets, investment, or capital employed; (vii) stock price or stock price performance; (viii) margin (including gross margin); (ix) net income (before or after taxes); (x) operating income; (xi) operating income after taxes; (xii) pre-tax profit; (xiii) operating cash flow; (xiv) sales or revenue targets; (xv) increases in revenue or product revenue; (xvi) expenses and cost reduction goals; (xvii) improvement in or attainment of working capital levels; (xviii) economic value added (or an equivalent metric); (xix) market share; (xx) cash flow; (xxi) cash flow per share; (xxii) share price performance; (xxiii) debt reduction; (xxiv) implementation or completion of projects or processes; (xxv) customer satisfaction; (xxvi) stockholders’ equity; (xxvii) capital expenditures; (xxviii) debt levels; (xxix) operating profit or net operating profit; (xxx) workforce diversity; (xxxi) growth of net income or operating income; (xxxii) billings; (xxxiii) submission to, or approval by, a regulatory body (including but not limited to the U.S. Food and Drug Administration) of an applicable filing for a product candidate or other product development milestones; (xxxiv) acquisitions, divestitures, joint ventures, strategic alliances, licenses or collaborations; (xxxv) spin-offs, split-ups, reorganizations, recapitalizations, restructurings, financings (debt or equity) or refinancings; (xxxvi) manufacturing or process development, clinical trial, regulatory, intellectual property, compliance or research objectives; and (xxxvii) any other measures of performance selected by the Plan Administrator.

Performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. The Plan Administrator is authorized to make appropriate adjustments in the method of calculating the attainment of performance goals for a performance period as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated performance goals; (iii) to exclude the effects of changes to generally accepted accounting principles; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; (v) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (vi) to exclude the dilutive effects of acquisitions or joint ventures; (vii) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (viii) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (ix) to exclude the effects of stock based compensation and/or the award of an annual cash incentive under our Annual Incentive Program; (x) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item; and (xi) to make other appropriate adjustments selected by the Plan Administrator.
In addition, the Plan Administrator retains the discretion to reduce or eliminate the compensation or economic benefit due upon the attainment of any performance goals and to define the manner of calculating the performance criteria it selects to use for a performance period.
Other Stock Awards
Other forms of stock awards valued in whole or in part by reference to, or otherwise based on, our common stock may be granted either alone or in addition to other stock awards under the Amended 2018 EIP. Subject to the terms of the Amended 2018 EIP (including the limitations described in “Minimum Vesting Requirements” above), the Plan Administrator will have sole and complete authority to determine the persons to whom and the time or times at which such other stock awards will be granted, the number of shares of our common stock to be granted and all other terms and conditions of such other stock awards.
Clawback/Recoupment
Awards granted under the Amended 2018 EIP will be subject to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Plan Administrator may impose other clawback, recovery or recoupment provisions in an award agreement, including a reacquisition right in respect of previously acquired shares or other cash or property upon the occurrence of cause.
Changes to Capital Structure
In the event of certain capitalization adjustments, the Plan Administrator will appropriately adjust: (i) the class(es) and maximum number of securities subject to the Amended 2018 EIP; (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of ISOs; and (iii) the class(es) and number of securities and price per share of stock subject to outstanding stock awards.
Corporate Transaction and Change in Control
The following provisions will apply to outstanding awards under the Amended 2018 EIP and any Prior Plan in the event of a corporate transaction (as defined in the Amended 2018 EIP and described below) or a change in control (as defined in the Amended 2018 EIP and described below) unless otherwise provided in the instrument evidencing the award, in any other written agreement between us or one of our affiliates and the participant, or in our director compensation policy. For purposes of this Proposal 2, the term “Transaction” will mean such corporate transaction or change in control.
In the event of a Transaction, any surviving or acquiring corporation (or its parent company) may assume or continue any or all outstanding awards under the Amended 2018 EIP and/or any Prior Plan, or may substitute similar stock awards for such outstanding awards (including, but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Transaction), and any reacquisition or repurchase rights held by the Company in respect of shares issued pursuant to any outstanding awards under the Amended 2018 EIP and/or any Prior Plan may be assigned by the Company to the surviving or acquiring corporation (or its parent company). The terms of any such assumption, continuation or substitution will be set by the Plan Administrator.
In the event of a Transaction in which the surviving or acquiring corporation (or its parent company) does not assume or continue outstanding awards under the Amended 2018 EIP and/or any Prior Plan, or substitute similar stock awards for such outstanding awards, then with respect to any such awards that have not been assumed, continued or substituted and that are held by participants whose continuous service has not terminated prior to the effective time of the Transaction (the “Current Participants”), the vesting (and exercisability, if applicable) of such awards will be accelerated in full (and with respect to performance stock awards, vesting will be deemed to be satisfied at the target level of performance) to a date prior to the effective time of the Transaction (contingent upon the closing or completion of the Transaction) as the Plan Administrator will determine (or, if the Plan Administrator does not determine such a date, to the date that is five days prior to the effective time of the Transaction), and such awards will terminate if not exercised (if applicable) prior to the effective time of the Transaction in accordance with the exercise procedures determined by the Plan Administrator, and any reacquisition or repurchase rights held by the Company with respect to such awards will lapse (contingent upon the closing or completion of the Transaction).
In the event of a Transaction in which the surviving or acquiring corporation (or its parent company) does not assume or continue outstanding awards under the Amended 2018 EIP and/or any Prior Plan, or substitute similar stock awards for such outstanding awards, then with respect to any such awards that have not been assumed, continued or substituted and that are held by participants other than the Current Participants, such awards will terminate if not exercised (if applicable) prior to the effective time of the Transaction in accordance with the exercise procedures determined by the Plan Administrator; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such awards will not terminate and may continue to be exercised notwithstanding the Transaction.
Notwithstanding the foregoing, in the event any outstanding award under the Amended 2018 EIP and/or any Prior Plan held by a participant will terminate if not exercised prior to the effective time of a Transaction, the Plan Administrator may provide that the participant may not exercise such award but instead will receive a payment, in such form as may be determined by the Plan Administrator, equal in value to the excess, if any, of (i) the value of the property the participant would have received upon the exercise of such award immediately prior to the effective time of the Transaction, over (ii) any exercise price payable by the participant in connection with such exercise.
Unless provided otherwise in the participant’s award agreement, in any other written agreement or plan with us or one of our affiliates, or in our director compensation policy, outstanding awards under the Amended 2018 EIP and any Prior Plan will not be subject to additional acceleration of vesting and exercisability upon or after a change in control.
For purposes of the Amended 2018 EIP, a corporate transaction generally will be deemed to occur in the event of the consummation of: (i) a sale or other disposition of all or substantially all of our consolidated assets; (ii) a sale or other disposition of at least 90% of our outstanding securities; (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation; or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to the transaction are converted or exchanged into other property by virtue of the transaction.
For purposes of the Amended 2018 EIP, a change in control generally will be deemed to occur in the event: (i) a person, entity or group acquires, directly or indirectly, our securities representing more than 50% of the combined voting power of our then outstanding securities, other than by virtue of a merger, consolidation, or similar transaction; (ii) there is consummated a merger, consolidation, or similar transaction and, immediately after the consummation of such transaction, our stockholders immediately prior thereto do not own, directly or indirectly, more than 50% of the combined outstanding voting power of the surviving entity or the parent of the surviving entity in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such transaction; (iii) there is consummated a sale or other disposition of all or substantially all of our consolidated assets, other than a sale or other disposition to an entity in which more than 50% of the entity’s combined voting power is owned by our stockholders in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such sale or other disposition; or (iv) over a period of 12 months or less, a majority of our Board becomes comprised of individuals whose nomination, appointment, or election was not approved by a majority of the Board members or their approved successors.
Plan Amendments and Termination
The Plan Administrator has the authority to amend or terminate the Amended 2018 EIP at any time. However, except as otherwise provided in the Amended 2018 EIP or an award agreement, no amendment or termination of the Amended 2018 EIP may materially impair a participant’s rights under his or her outstanding awards without the participant’s consent.
We will obtain stockholder approval of any amendment to the Amended 2018 EIP as required by applicable law and listing requirements. No incentive stock options may be granted under the Amended 2018 EIP after April 8, 2028, which is the tenth anniversary of the date the 2018 EIP was originally adopted by the Board.
U.S. Federal Income Tax Consequences
The following is a summary of the principal United States federal income tax consequences to participants and us with respect to participation in the Amended 2018 EIP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired under the Amended 2018 EIP. The Amended 2018 EIP is not qualified under the provisions of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of our tax reporting obligations.
Nonstatutory Stock Options
Generally, there is no taxation upon the grant of an NSO if the stock option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by us or one of our affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on that date.
We will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.
Incentive Stock Options
The Amended 2018 EIP provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss.
If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.
For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised.
We are not allowed a tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, provided that either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.
Restricted Stock Awards
Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following his or her receipt of the stock award, to recognize ordinary income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock.
The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.
We will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.
Restricted Stock Unit Awards
Generally, the recipient of a restricted stock unit award structured to comply with the requirements of Section 409A of the Code or an exemption to Section 409A of the Code will recognize ordinary income at the time the stock is delivered equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. To comply with the requirements of Section 409A of the Code, the stock subject to a restricted stock unit award may generally only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability or a change in control. If delivery occurs on another date, unless the restricted stock unit award otherwise complies with or qualifies for an exemption to the requirements of Section 409A of the Code, in addition to the tax treatment described above, the recipient will owe an additional 20% federal tax and interest on any taxes owed.
The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.
We will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock unit award.

Stock Appreciation Rights
Generally, if a stock appreciation right is granted with an exercise price equal to the fair market value of the underlying stock on the grant date, the recipient will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. We will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.
Section 162(m) Limitations
Under Section 162(m) of the Code (“Section 162(m)”), compensation paid to any publicly held corporation’s “covered employees” that exceeds $1 million per taxable year for any covered employee is generally non-deductible. Awards granted under the Amended 2018 EIP will be subject to the deduction limit under Section 162(m) and will not be eligible to qualify for the performance-based compensation exception under Section 162(m) pursuant to the transition relief provided by the Tax Cuts and Jobs Act.
New Plan Benefits under Amended 2018 EIP
Name and Position	Number of Shares
Ryan Spencer Chief Executive Officer and Director	(1)
David F. Novack President and Chief Operating Officer	(1)
Kelly MacDonald Senior Vice President and Chief Financial Officer	(1)
Michael S. Ostrach Former Senior Vice President, Chief Financial Officer and Chief Business Officer	(2)
Robert Janssen, M.D. Senior Vice President and Chief Medical Officer	(1)
All current executive officers as a group	(1)
All current directors who are not executive officers as a group	(3)
All employees, including all current officers who are not executive officers, as a group	(1)
(1)
Awards granted under the Amended 2018 EIP to our executive officers and other employees are discretionary and are not subject to set benefits or amounts under the terms of the Amended 2018 EIP, and our Board and our Compensation Committee have not granted any awards under the Amended 2018 EIP subject to stockholder approval of this Proposal 2. Accordingly, the benefits or amounts that will be received by or allocated to our executive officers and other employees under the Amended 2018 EIP are not determinable.

(2)	Mr. Ostrach retired from the Company, effective April 1, 2021. Therefore, he is not eligible to receive any future awards under the Amended 2018 EIP.
(3)
Awards granted under the Amended 2018 EIP to our non-employee directors are discretionary and are not subject to set benefits or amounts under the terms of the Amended 2018 EIP. However, pursuant to our current compensation program for non-employee directors, the aggregate number of shares of our common stock subject to awards that will automatically be granted on an annual basis to all of our current directors who are not executive officers as a group will be as follows: (i) with respect to such awards to be granted on the date of the Annual Meeting, such aggregate number will be 277,500 shares (which consists of a stock option and a restricted stock unit award, together equal to the stock option equivalent of 30,000 shares of our common stock, for each of our current non-employee directors, other than Mr. Myers (who was appointed to the Board on October 19, 2021 and, therefore, is only eligible to receive such awards with an aggregate value equal to the stock option equivalent of 22,500 shares of our common stock) and Ms. Sun (who was appointed to the Board on December 10, 2021 and, therefore, is only eligible to receive such awards with an aggregate value equal to the stock option equivalent of 15,000 shares of our common stock)); and (ii) with respect to such awards to be granted on the date of each annual meeting of stockholders after the Annual Meeting, such aggregate number will be 300,000 shares (which consists of a stock option and a restricted stock unit award, together equal to the stock option equivalent of 30,000 shares of our common stock, for each of our current non-employee directors). On and after the date of the Annual Meeting, any such stock options and restricted stock unit awards will be granted under the Amended 2018 EIP if this Proposal 2 is approved by our stockholders. For additional information regarding our current compensation program for non-employee directors, please see “Director Compensation” below.

Awards Granted under the 2018 EIP
The following table sets forth, for each of the individuals and various groups indicated, the total number of shares of our common stock subject to awards that have been granted under the 2018 EIP as of April 4, 2022.
2018 Equity Incentive Plan
Name and Position	Number of Shares
Ryan Spencer Chief Executive Officer and Director	1,585,550
David F. Novack President and Chief Operating Officer	992,000
Kelly MacDonald Senior Vice President and Chief Financial Officer	122,500
Michael S. Ostrach Former Senior Vice President, Chief Financial Officer and Chief Business Officer	385,000
Robert Janssen, M.D. Senior Vice President and Chief Medical Officer	506,000
All current executive officers as a group	3,206,050
All current directors who are not executive officers as a group	708,928
Each nominee for election as a director:
Julie Eastland	75,000
Andrew Hack, M.D., Ph.D.	58,750
Brent MacGregor	75,000
Scott Myers	55,714
Elaine Sun	55,714
Each associate of any executive officers, current directors or director nominees	—
Each other person who received or is to receive 5% of awards	—
All employees, including all current officers who are not executive officers, as a group	8,593,840
Vote Required
The affirmative vote of the holders of a majority of shares present (either in person or by proxy) and entitled to vote on the matter at the Annual Meeting will be required to approve this Proposal 2. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether this Proposal 2 has been approved.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

Equity Compensation Plan Information
The following table provides certain information about our equity compensation plans as of the fiscal year ended December 31, 2021.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(3)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders:
2011 Equity Incentive Plan	2,912,479	$18.66	—
2014 Employee Stock Purchase Plan(1)	—	$—	1,038,313
2018 Equity Incentive Plan	5,273,049	$7.58	4,851,391
Equity compensation plans not approved by security holders:
2017 Inducement Award Plan(2)	124,000	$17.55	—
2021 Inducement Award Plan(4)	2,088,800	$11.31	1,161,200(5)
Total:	10,398,328	$11.55	7,050,904
(1)
As of December 31, 2021, an aggregate of 1,038,313 shares remained available for future issuance under the 2014 Employee Stock Purchase Plan, and as of April 4, 2022, up to a maximum of 956,312 shares may be purchased in the current purchase period.

(2)
In order to induce qualified individuals to join our Company, on November 28, 2017, our Board adopted the 2017 Inducement Award Plan (the “2017 Inducement Plan”), which provided for the issuance of up to 1,200,000 shares of Company common stock to new employees of the Company. Stockholder approval of the 2017 Inducement Plan was not required under Nasdaq Marketplace Rule 5635(c)(4). Upon the effectiveness of the 2018 Equity Incentive Plan, no additional awards were granted under the 2017 Inducement Plan. All shares currently subject to awards outstanding under the 2017 Inducement Plan, which awards expire or are forfeited, are included in the reserve for the 2018 Equity Incentive Plan to the extent such shares would otherwise return to such plan. Awards granted under the 2017 Inducement Plan have a term of 10 years. Exercisability, option price and other terms are determined by the plan administrator, but the option price cannot be less than 100% of fair market value of those shares on the date of grant. Stock options granted under the 2017 Inducement Plan generally vest over a period of four years, with the exception of performance-based awards which will vest upon achievement of certain performance conditions.

(3)
2,888,126 shares subject to restricted stock units (RSUs) were granted under the 2018 Equity Incentive Plan. Since these awards have no exercise price, they are not included in the weighted-average exercise price calculation.

(4)
In January 2021, our Board adopted the 2021 Inducement Award Plan, under which we initially reserved 1,500,000 shares of common stock, and which we later approved to increase to an aggregate of 3,250,000 shares of common stock for issuance to be used exclusively for grants of awards to individuals who were not previously employees or directors of the Company. Stockholder approval of the 2021 Inducement Plan was not required under Nasdaq Marketplace Rule 5635(c)(4). The 2021 Inducement Plan provides for the issuance of NSOs, restricted stock awards, RSUs, stock appreciation rights, performance stock awards and other stock awards exclusively to individuals who were not previously employees or directors of the Company, or who had experienced a bona fide period of non-employment, as an inducement material to the individual’s entry into employment with us within the meaning of Nasdaq Marketplace Rule 5635(c)(4). The terms of awards under the 2021 Inducement Plan are substantially similar to those of the 2018 Equity Incentive Plan, including the treatment of awards upon change in control transactions. As of December 31, 2021, options to purchase 2,088,800 shares were outstanding under the 2021 Inducement Plan. All options granted under the 2021 Plan have a maximum term of seven years. Awards under the 2021 Inducement Plan may be amended by the Board at any time or from time to time in accordance with the terms of the 2021 Inducement Plan and applicable law.

(5)	The Board terminated the 2021 Inducement Plan effective as of April 3, 2022 and, therefore, there are no shares available for grant under the 2021 Inducement Plan as of such date.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act of 1934, Dynavax stockholders are being asked to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement, which is commonly referred to as a “say-on-pay vote.” This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers, which results from our compensation philosophy, policies and practices as discussed in this proxy statement. The compensation of our named executive officers subject to the say-on-pay vote is described in the Compensation Discussion and Analysis, the accompanying tables, and the related narrative disclosure contained in this proxy statement.
Our Compensation Committee is responsible for designing and administering our executive compensation programs. Our Compensation Committee firmly believes that Dynavax’s executive compensation programs should reward our named executive officers for performance, and that when key performance objectives are not achieved, the compensation of our named executive officers should reflect as much. We believe that the compensation of our named executive officers, as disclosed in this proxy, reflects this philosophy. In addition, our Compensation Committee believes that the compensation programs for our named executive officers have been instrumental in helping Dynavax be able to attract, retain and motivate our executive team, thereby enabling our company to be in a position to move forward with our business strategy.
Our Board is now asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “For” the following resolution:
“RESOLVED, that the compensation paid to Dynavax’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Although this vote is advisory and the outcome is not binding on our Board, the views expressed by our stockholders, whether through this vote or otherwise, are important to us. As a result, the Board and the Compensation Committee will carefully review the results of this vote, and they will consider these results in making future decisions about our executive compensation programs and arrangements.
Unless our Board modifies its policy on the frequency of future advisory votes on the compensation of our named executive officers, which are currently submitted to stockholders on an annual basis, the next advisory vote on the compensation of our named executive officers will be held at the 2023 annual meeting of stockholders.
Vote Required
Approval of this advisory proposal requires the affirmative vote of the holders of a majority of shares present (either in person or by proxy) and entitled to vote on the matter at the Annual Meeting. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether this Proposal 3 has been approved.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3.

PROPOSAL 4

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Ernst & Young LLP (“Ernst & Young”), as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Ernst & Young has audited our financial statements since 2002. Representatives of Ernst & Young are expected to be present at the Annual Meeting. Ernst & Young will have an opportunity to make a statement if it so desires and will be available to respond to appropriate questions.
If the stockholders fail to ratify the selection of Ernst & Young, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Vote Required
The affirmative vote of the holders of a majority of the shares present (either in person or by proxy) and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Ernst & Young. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether this matter has been approved; however, Proposal 4 is considered a “routine” matter, and therefore no broker non-votes are expected in connection with this Proposal 4.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 4.
AUDIT FEES
In connection with the audit of our 2022 financial statements, we entered into an engagement agreement with Ernst & Young which sets forth the terms by which Ernst & Young will perform audit services for us.
The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2021 and 2020 by Ernst & Young, our principal auditors. The Audit Committee pre-approved all service fees described below.
	Fiscal Year Ended
	2021	2020
Audit Fees(1)	$1,598,508	$1,729,615
Audit Related Fees	—	—
Tax Fees(2)	71,685	72,167
All Other Fees(3)	1,340	2,000
Total Fees	$1,671,533	$1,803,782
(1)
Audit fees include fees for the audit of our consolidated financial statements and interim reviews of our quarterly financial statements, including compliance with the provisions of Section 404 of the Sarbanes-Oxley Act as well as fees related to registration statements, consents and other services related to SEC matters.

(2)	Tax fees include Section 382 study and other tax advisory services.
(3)	All other fees represent subscription fees for an online accounting research tool and related database.
PRE-APPROVAL POLICIES AND PROCEDURES
Our Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young. Under the policy, the Audit Committee pre-approves specified services in the defined categories of audit services, audit-related services, tax services and all other services up to specified amounts. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an interim basis by the Audit Committee Chair, as needed and on a case-by-case basis before the independent registered public accounting firm is engaged to provide each service.
The Audit Committee has determined that services rendered by Ernst & Young are compatible with maintaining the principal auditors’ independence.

EXECUTIVE OFFICERS
The following table sets forth certain information with respect to our executive officers as of April 4, 2022:
Name	Age	Position
Ryan Spencer(1)	44	Chief Executive Officer and Director
David F. Novack	60	President and Chief Operating Officer
Kelly MacDonald	38	Senior Vice President, Chief Financial Officer
Robert Janssen, M.D.	68	Chief Medical Officer and Senior Vice President, Clinical Development, Medical and Regulatory Affairs
(1)	Please see “Proposal 1 – Election of Directors” in this proxy statement for more information about Mr. Spencer.
David F. Novack – President and Chief Operating Officer
Mr. Novack joined Dynavax in March 2013 as Senior Vice President, Operations and Quality, served as an interim co-President between May and December 2019, and has served as our President and Chief Operating Officer since December 2019. Mr. Novack was formerly with Novartis Vaccines & Diagnostics where he served since 2009 as the Global Head of Technical Operations for Diagnostics and previously from 2007 to 2009 as the Global Head of Vaccine Manufacturing Strategy. Prior to Novartis, Mr. Novack was the Vice President, Business Development for Vaxin, Inc., a vaccine company, from 2004 to 2006. From 1993 until 2004, Mr. Novack worked at MedImmune, formerly Aviron, serving in several capacities including business development, manufacturing, contract operations, and supply chain. Previously, from 1989 to 1993, Mr. Novack was with American Cyanamid Company in various roles. Mr. Novack received a B.S. in Biology from State University of New York and an M.B.A. from Columbia University.
Kelly MacDonald – Senior Vice President, Chief Financial Officer
Ms. MacDonald joined Dynavax in March 2021 as Senior Vice President, Chief Financial Officer, and Principal Financial Officer. Prior to Dynavax, Ms. MacDonald worked at Ironwood Pharmaceuticals, Inc. where she spent nearly eight years and held roles of increasing responsibility. In her final role at Ironwood Ms. MacDonald served as Chief Accounting Officer and Vice President, Finance where she led the Company’s corporate accounting and finance processes, enterprise risk management, treasury and capital allocation strategy. While at Ironwood, she also had various other finance and accounting managerial roles where she provided financial advice on the company’s strategic planning, accounting policies, R&D portfolio management, global business development, product launches and commercial execution. Prior to that, Ms. MacDonald spent nearly seven years at PriceWaterhouseCoopers, LLP, ultimately serving as a Manager in the Health Industries Assurance Practice, primarily serving clients in life sciences and technology sectors. Ms. Macdonald is a CPA and holds a Master of Business Administration from the Isenberg School of Management at the University of Massachusetts and a Bachelor of Science in Accounting from Fairfield University.
Robert Janssen, M.D. – Chief Medical Officer and Senior Vice President, Clinical Development, Medical and Regulatory Affairs
Dr. Janssen was appointed Chief Medical Officer and Senior Vice President, Clinical Development, Medical and Regulatory Affairs in January 2018. Dr. Janssen was appointed Chief Medical Officer and Vice President, Clinical Development and Regulatory Affairs in July 2013. He served as Dynavax’s Vice President, Medical Affairs since November 2012 and was previously Senior Director, Clinical Development at Dynavax from 2010 through 2012, during which time he was extensively involved with Phase 3 clinical development of HEPLISAV-B and its U.S. and European licensing applications. Prior to joining Dynavax, Dr. Janssen was Vice President, Medical Affairs at Gilead from 2008 to 2010 where he was responsible for oversight of physician and health care provider education focused on HIV and hepatitis B therapies. Until 2008, Dr. Janssen spent 23 years at the U.S. Centers for Disease Control and Prevention (“CDC”), most recently as the Director of the Division of HIV/AIDS Prevention from 2000 to 2008. Under his leadership, the CDC first explored HIV treatment as a mode of HIV prevention and launched several of the earliest Phase 3 trials of pre-exposure prophylaxis for HIV. Dr. Janssen received a Bachelor of Arts degree with Honors in Humanities from Stanford University and his M.D. degree from the University of Southern California. He is a neurologist with training in virology received at the University of Pennsylvania. Dr. Janssen has been the beneficiary of numerous honors and awards during his career. He has published over 130 scientific articles in a variety of journals and has served as a reviewer for leading scientific journals.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
This Compensation Discussion and Analysis discusses our executive compensation philosophy and practices and provides an overview of the Compensation Committee’s 2021 decisions for the following named executive officers (“NEOs”) whose compensation is set forth in the Summary Compensation Table and other related tables contained in this proxy statement:
•	Ryan Spencer, Chief Executive Officer and Director;
•	David F. Novack, President and Chief Operating Officer;
•	Kelly MacDonald, Senior Vice President, Chief Financial Officer[1]
•	Michael S. Ostrach, former Senior Vice President, Chief Financial Officer and Chief Business Officer[2]; and
•	Robert Janssen, M.D., Chief Medical Officer and Senior Vice President, Clinical Development, Medical and Regulatory Affairs.
Overview
We believe that 2021 was a transformational year for Dynavax. As the year started, the COVID-19 pandemic was still spreading rapidly and the first COVID-19 vaccines had only recently been approved in the U.S. with limited availability. With respect to adult hepatitis B vaccines in the U.S., including our product HEPLISAV-B, utilization was still well below rates seen before the pandemic in our estimation, and social distancing, remote work environments and other safeguards continued to present headwinds to direct sales efforts, compared to conditions that existed prior to the pandemic.
Recognizing that adult hepatitis B vaccine utilization would likely remain depressed during 2021, we focused our efforts on growing market share for HEPLISAV-B, in recognition that expanding our market share at times of low utilization could potentially reap amplified benefits if and when utilization returned to more normal levels. In addition to our focus on expanding our share of the then-current market, we undertook further efforts to help achieve a favorable recommendation at the ACIP.
In anticipation of an expanded recommendation by the CDC Advisory Committee on Immunization Practices (“ACIP”), and the market expansion that we expected would follow, we reorganized our sales to team during the summer of 2021 to prepare for the recommendation and we added approximately 35 additional field sales positions who were directly focused on HEPLISAV-B sales efforts. We also made substantial investments in our Dusseldorf facility to expand operations and increase yields in our antigen manufacturing operations, which we believed would increase our output and decrease or cost per dose by utilizing more efficient processes.
In November of 2021 the ACIP provided a universal recommendation that all adults aged 19-59 should be vaccinated against hepatitis B. We believe that the ACIP’s universal recommendation expanded the market for people who should be vaccinated against hepatitis B by shifting from a more complicated risk-based approach to a simpler age-based recommendation that expanded the overall pool of persons who should be vaccinated and also made patient identification and prescribing practices easier.
In parallel, to better support our collaboration partners focused on developing COVID-19 vaccines, we undertook to bring up a second supplier of CpG 1018 adjuvant, and we now have two qualified suppliers to help support our COVID-19 vaccine supply business. Building on the efforts undertaken in 2020 to establish COVID-19 adjuvant supply relationships, we saw two of our collaboration partners receive emergency use authorizations for their COVID-19 vaccines, and two more are working to achieve emergency use authorizations. Sales to these partners generated significant revenue and cash in 2021, and we finished the year with a strong balance sheet.
In addition to adding significant cash reserves, we further strengthened our financial position by refinancing our outstanding term loan and replacing it with lower-interest convertible debt which we believe will save approximately $7 million dollars per year in interest expense.
(1)	Ms. MacDonald joined Dynavax in March 2021.
(2)	Mr. Ostrach retired from Dynavax in April 2021.

Key 2021 Highlights and Performance Against Core Priorities
During 2021, our business strategy focused on three key pillars to advance our business: (i) continued commercialization and market share expansion to drive growth for HEPLISAV-B in the U.S., (ii) advancing our CpG 1018 adjuvant supply strategy for COVID-19 vaccines and (iii) building an innovative clinical pipeline leveraging our proven adjuvant technology while strengthening our financial profile. A summary of our accomplishments against these pillars during 2021 and early 2022 to help create this long-term value appears below:
Maximize Growth of HEPLISAV-B [Hepatitis B Vaccine (Recombinant), Adjuvanted]
•
We recognized approximately $61.9 million in product revenue related to sales of HEPLISAV-B in the U.S. during the year ended December 31, 2021, representing a 72% increase compared to the year ended December 31, 2020, despite COVID-19 headwinds.

•
In April 2021, we announced the results of the post-marketing study assessing the rates of occurrence of acute myocardial infarction (“AMI”) in persons receiving HEPLISAV-B compared with Engerix-B, showing evidence there is no increased risk of AMI associated with vaccination with HEPLISAV-B compared to Engerix-B.

•
In November 2021, the ACIP recommended that all adults aged 19-59 be vaccinated against hepatitis-B. This universal recommendation created a significantly expanded market opportunity in the U.S., compared to the more limited prior recommendation to vaccinate at-risk populations, which we believe has greatly simplified prescribing practices.

Expand CpG 1018 Adjuvant Supply Business for COVID-19 Vaccines
•
We recognized approximately $375.2 million in product revenue related to sales of CpG 1018 adjuvant to our global portfolio of partners developing COVID-19 vaccines during the year ended December 31, 2021, compared to just $3.3 million in 2020.

•
Two of our adjuvant collaborators’ COVID-19 vaccine candidates, utilizing our CpG 1018 adjuvant, were approved for emergency use during the year ended December 31, 2021; additional collaborators’ successful Phase 3 clinical data consistently demonstrated the value of CpG 1018 adjuvant across multiple vaccine platforms.

•	We continued to expand our manufacturing capacity to meet our partners’ needs for adjuvant in 2022 and beyond.
Drive Innovation Through Clinical Pipeline Expansion and Discovery
•
We continued enrollment and made progress on our Tdap-1018 Phase 1 clinical trial evaluating the safety, tolerability, and immunogenicity of the vaccine, with topline data in adults and adolescents expected during 2022.

•
In September 2021, we entered into a fully-funded collaboration with the U.S. Department of Defense to conduct a Phase 2 clinical trial for a plague vaccine utilizing our CpG 1018 adjuvant, which is expected to start in 2022.

•
During 2021, we further invested in our pre-clinical and clinical collaborations and discovery efforts, including our ongoing collaboration with Mount Sinai investigating universal and seasonal influenza.

•
In January 2022, we announced the initiation of a Phase 1 clinical trial evaluating the safety, tolerability, and immunogenicity of our investigational shingles vaccine program utilizing our CpG 1018 adjuvant.

Corporate and Financial Highlights
•	We delivered net income of $76.7 million during the year ended December 31, 2021, representing our first full year of profitability in company history;
•	We generated $335.5 million in positive cash flow from operations during the year ended December 31, 2021, and ended the year with $546.0 million in cash, cash equivalents and marketable securities;

•
In May 2021, we increased the funding under our arrangement with Coalition for Epidemic Preparedness Innovations (“CEPI”) to approximately $176.4 million, which supported the advance manufacturing cost of CpG 1018 adjuvant sold to or reserved for certain of our collaborators working to advance COVID-19 vaccine candidates utilizing our CpG 1018 adjuvant.

•
We added two additional directors with deep financial and industry experience that we believe can help future strategy and execution as we invest in future growth. We also strengthened our management and clinical teams, which we believe will provide a strong foundation for future operations.

•	Our stock price increased by 187% during the year, from a closing price of $4.90 on the Nasdaq Stock Market on December 31, 2020 to a closing price of $14.07 on December 31, 2021.
Compensation Governance Highlights
What we do		What we do not do
☑	Design executive compensation program to align pay with performance	☒	No excessive change in control or severance payments (no cash severance multiplier greater than 1.75x base + target bonus); no single trigger change in control cash payments
☑	Prohibit hedging and pledging by executive officers and directors	☒	No repricing of underwater stock options without stockholder approval
☑	Grant equity awards with performance-based vesting	☒	No tax gross-ups
☑	Conduct an annual say-on-pay vote	☒	No excessive perquisites
☑	Seek input from, listen to and respond to stockholders	☒	No guaranteed bonuses
Consideration of Our Prior Say-on-Pay Votes and Related Stockholder Engagement
In 2016, our Board of Directors adopted, and our stockholders approved, a policy that we would hold a say-on-pay vote on a yearly basis. Since adjusting to an annual say-on-pay practice, we have experienced continued favorable voting results with our say-on-pay practices. The results of the past three years’ voting have been 75%, 92%, and 95% in fiscal years 2019, 2020, and 2021, respectively, of stockholders voting in favor of our pay practices.
We routinely seek and obtain feedback from our stockholders throughout the course of the year. In addition, we seek feedback from the governance teams of our largest institutional stockholders each year pertaining to executive compensation as well as other topics of interest to them. In early 2022, we reached out to engage with the governance teams of our 22 largest investors, representing approximately 63% of our shares outstanding. We spoke with 100% of the stockholders that wanted to provide us with feedback at that time about our executive compensation practices or other governance practices. During these discussions, which included an opportunity for detailed questions, none of our stockholders expressed any concerns about our executive compensation practices. Additionally, we considered feedback from Institutional Shareholder Services and Glass Lewis, as well as the voting results of the prior year’s say-on-pay proposal. Accordingly, we determined not to make any significant changes to our executive compensation policies or decisions as a result of our say-on-pay vote and stockholder feedback; however, we will monitor and continually evaluate our compensation program going forward in light of our stockholders' views and our transforming business needs.
Executive Compensation Philosophy and Objectives
We believe our NEOs’ compensation should align our executives’ interests with that of our stockholders over the long-term through achievement of strategic corporate objectives that are fundamental to our business and that are intended to create long-term stockholder value. Our executive compensation programs are designed to be competitive with our peer group to enable us to attract, motivate, reward, and retain outstanding talent. Our compensation programs are based on the following key principles:
•	Link a direct and meaningful proportion of pay with performance and achievement of corporate and individual goals;
•	Clearly align our executives’ interests with those of our stockholders through equity compensation;

•	Achieve a mix of overall compensation that is competitive in the industry in which we compete for executive talent; and
•	Recognize individual contributions, teamwork and corporate performance.
Compensation-Setting Process
Role of the Compensation Committee and Management
The Compensation Committee oversees and administers our executive compensation programs. The Compensation Committee acts pursuant to a charter adopted by our Board, which can be found at our website, www.dynavax.com. The Compensation Committee generally determines the compensation to be paid to the executive officers, including our NEOs. Either the Compensation Committee or the independent members of our Board, upon recommendation from the Compensation Committee, approve certain compensation of our CEO, and references in this Compensation Discussion and Analysis to our Board approving our CEO’s compensation refer to the independent members of our Board.
The Compensation Committee (and the Board, with respect to our CEO) approves our corporate goals and the individual goals of our NEOs after considering the Company’s recommendations on these matters. The Compensation Committee annually reviews the base salaries, cash incentives and equity compensation of our NEOs and periodically reviews other elements of our compensation. Compensation decisions are based primarily on the following:
•
Peer and Industry Data – The Compensation Committee uses peer and industry data provided by its consultant, Arnosti Consulting Inc. (“Arnosti”), as a reference in setting base salaries and target cash compensation, determining appropriate levels and mix of equity compensation and determining the type and portion of compensation tied to performance goals.

•
Annual Performance Reviews – The Chair of the Compensation Committee conducts annual performance reviews of our CEO taking into consideration feedback obtained during the course of the year from the independent members of our Board and the CEO’s direct reports. Our CEO conducts and presents the performance reviews of the other NEOs to the Compensation Committee after the end of each fiscal year. In reviewing and determining the compensation of each NEO, the Compensation Committee also considers individual factors, such as potential for future contributions to Company growth, industry experience and retention concerns.

•
CEO Recommendations – The Compensation Committee seeks input from our CEO for setting the salary and target cash compensation levels for the other NEOs, and also for purposes of setting annual performance metrics and target amounts under our annual incentive program.

Role of Compensation Consultant
Arnosti has been the Compensation Committee’s independent compensation consultant since 2010, and the Compensation Committee meets regularly with Arnosti, both with and without management present, depending upon the topic being discussed.
During the first quarter of 2021, the Compensation Committee reviewed whether the work of Arnosti as a compensation consultant raised any conflict of interest, taking into consideration the following factors:
•	The provision of other services to the Company;
•	The amount of fees paid to Arnosti by the Company relative to Arnosti total revenue;
•	Arnosti’s policies and procedures that are designed to prevent conflicts of interest;
•
Any business or personal relationship of Arnosti or the individual compensation advisors employed by Arnosti with a member of the Compensation Committee, or with an executive officer of the Company; and

•	Any Company stock owned by Arnosti or the individual compensation advisors contracted by Arnosti.
Based on the Compensation Committee’s review of this information, it determined the work of Arnosti and the individual compensation advisors contracted by Arnosti as compensation consultant to the Compensation

Committee, did not create any conflict of interest. The Compensation Committee has the sole authority to direct, terminate or continue Arnosti’s services, although the Company pays the cost for Arnosti’s services.
In 2021, Arnosti provided advice to the Compensation Committee on several different aspects of its responsibilities related to our compensation programs and practices. Specifically, during 2021, Arnosti assisted the Compensation Committee as follows:
•	Provided recommendations to the Compensation Committee on refining our peer group;
•	Provided general information concerning executive compensation trends and developments;
•	Reviewed and analyzed compensation levels of our NEOs in comparison to those of our peer companies;
•	Provided the Board with a review of competitive data from the peer group on Board compensation; and
•	Reviewed the Compensation Discussion and Analysis for inclusion in our proxy statement.
2021 Peer Group and Use of Market Data
Our Compensation Committee primarily uses relevant publicly disclosed market data for a general understanding of executive market compensation practices and our positioning within the market, including within our peer group. Our Compensation Committee believes that over-reliance on benchmarking could result in compensation that is unrelated to the value delivered by the NEOs because compensation benchmarking does not take the specific performance of the NEOs, or the performance of the Company in its unique circumstances, into account.
Our Compensation Committee does not have a specific target compensation level for the NEOs or otherwise use a formulaic approach to setting pay at a particular positioning within the market data; rather, the Compensation Committee reviews a range of market data reference points including relevant Radford Global Life Sciences survey data as well as data from the Company’s peer group with respect to total target cash compensation (including both base salary and the annual target performance bonus) and equity compensation (valued based on disclosed grant date fair value and also considered as shares as a percentage of total common shares outstanding) to support its compensation decisions.
For 2021, our Compensation Committee approved a peer group of biotechnology companies at a similar stage of their life-cycle with which we compete for executive talent that were of similar size to the Company in terms of market capitalization (targeting .3x to 3x our own market capitalization, with some exceptions for companies it felt were nonetheless good comparators), product portfolio, pipeline and number of employees. To align with our strategic plan at that time, which included commercialization of HEPLISAV-B in the U.S. and Europe, our peer group included companies that:
•	Were commercial-stage companies having already filed for an investigational new drug;
•	Were pure-play vaccine developers; and
•	Had their own manufacturing operations, where possible.
The change in our peer group from 2020 to 2021 included removing 2 companies for various reasons including market caps that were out of range or because such companies were not yet in, or not very close to, commercial stage. The companies that were removed were Acorda Therapeutics, Inc. and Five Prime Therapeutics, Inc. The following 3 companies were added to the peer group: Aerie Pharmaceuticals, Inc., Corcept Therapeuitcs, Inc. and Zogenix, Inc. As of August 2020, the point at which the Compensation Committee approved the 2021 peer group, the companies in the 2021 peer group had market capitalizations ranging between $73.5 million to $7.1 billion, and the median market capitalization of our peer group was $1.145 billion. At the same point in time, our market capitalization was $1.096 billion. The following table lists our 2021 peer group:
•	Adamas Pharmaceuticals Inc.
•	Aerie Pharmaceuticals, Inc.
•	Akebia Therapeutics, Inc.
•	AMAG Pharmaceuticals, Inc.
•	Ardelyx, Inc.
•	Biocryst Pharmaceuticals, Inc.
•	ChemoCentryx, Inc.
Clovis Oncology, Inc.
•	Corcept Therapeutics, Inc.
•	Eagle Pharmaceuticals, Inc.
•	Heron Therapeutics, Inc.
•	Immunogen, Inc.

•	Karyopharm Therapeutics, Inc.
•	Macrogenics, Inc.
Momenta Pharmaceuticals, Inc.
•	Novavax, Inc.
•	Portola Pharmaceuticals, Inc.
•	Puma Biotechnology, Inc.
•	Retrophin, Inc.
•	Rigel Pharmaceuticals, Inc.
•	Theravance Biopharma, Inc.
•	Zogenix, Inc.
Elements of Executive Compensation
Our executive team continues to manage a changing and increasingly complex business. We strive to recognize these efforts by compensating our NEOs for the demands and risks associated with our business through three primary elements that are designed to reward performance in a simple and straightforward manner – base salaries, annual performance-based cash incentives and long-term equity incentive awards.
During our annual stockholder outreach in recent years, including in 2021 and in early 2022, our key stockholders did not express any concerns over the elements of our executive compensation program, including our use of a mix of time-based stock options and performance-based RSUs. In 2021, our performance-based RSUs once again included meaningful performance goals that must be met within a designated performance period in order for any vesting or payout to occur. In 2021 we also introduced time-based RSUs as part of our compensation mix. As reflected in the chart below, we continued to utilize performance-based vesting for a portion of our long-term equity incentive awards in 2021.
The table below summarizes the purpose and key characteristics of each of our compensation elements.
Element	Purpose	Key Characteristics
Base Salary	Provides a fixed level of compensation for performing the essential elements of the job; gives executives a degree of certainty in light of having a majority of their total compensation at risk.
Fixed compensation that is reviewed annually and adjusted if and when appropriate; reflects each NEO’s performance, experience, skills, level of responsibility and the breadth, scope and complexity of the position as well as the competitive marketplace for executive talent specific to our industry.

Annual Cash Incentive Program
Motivates executive officers to achieve corporate and, as applicable, individual business goals, which we believe increase stockholder value, while providing flexibility to respond to opportunities and changing market conditions.

Annual cash incentive based on corporate performance, and, as applicable, individual performance compared to pre-established goals. For 2021, each of our Chief Executive Officer’s and President and Chief Operating Officer’s annual incentive was based on corporate goals only.

Corporate goals focus on overarching objectives for the Company which we believe support long-term value, while individual objectives are aligned to corporate objectives and other strategic priorities of the Company.

Corporate goals are aligned with our business strategy and weighted by relative importance so that overall corporate achievement can be objectively measured.

Long-Term Equity Incentive Awards (Stock Options)	Motivates executive officers to achieve our business objectives by tying incentives to the appreciation of our common stock over the long term.
Stock options are granted with an exercise price equal to the fair market value on the date of grant vesting over three years; the ultimate value realized, if any, depends on the appreciation of our common stock price following grant. If our stock price does not

Element	Purpose	Key Characteristics

appreciate, there is no value realized. In determining the aggregate size of equity grants in any given year, the Compensation Committee generally considers the same factors described above under “Base Salaries” as well as the criticality of the executive to the long-term achievement of corporate goals.

In 2021, we targeted roughly 50% of our NEO’s annual equity grant value to be time-based options.

From time to time, we may also use special grants of stock options to encourage retention or for other purposes as determined by the Board. No such special stock options were granted to NEOs in 2021.

Long-Term Equity Incentives (RSUs)
Motivates executive officers to achieve our corporate objectives by tying compensation to the performance of our common stock over the long term; provides motivation for our executive officers to remain with the Company by mitigating near-term swings in incentive values during periods when market volatility weighs on our stock price.

Restricted stock unit awards may vest based on continued service over a specified period of time and/or achievement of performance goals; the ultimate value realized varies with our common stock price. During 2021 we granted time-based and performance-based RSUs to NEOs.

In 2021, we targeted roughly 25% of our NEO’s annual equity grant value to be time-based RSUs, and 25% to be performance-based RSU awards. Time-based RSUs generally vest in three annual installments on each anniversary of the grant date and performance-based RSUs generally vest upon the Compensation Committee’s certification of achievement of pre-established performance goals over performance periods as discussed below.

From time to time, we may also use special RSU awards to encourage retention or for other purposes as determined by the Board. No such special RSUs were granted to NEOs in 2021.

Other Compensation
Our executive officers generally participate in the same benefits offered to all other employees, which promote employee health and welfare and assist in attracting and retaining our executive officers.

Indirect compensation element consisting of programs such as medical, vision, dental, life and accidental death, long-term care and disability insurance as well as a 401(k) plan with a Company matching contribution, and other plans and programs made available to all regular full-time employees.

In addition, we provide our executive officers with supplemental long-term

Element	Purpose	Key Characteristics
disability insurance benefits which we believe are reasonable in amount and customary in our industry.
Severance and Change in Control Benefits
Serves our retention objectives by helping our named executive officers maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event of a transaction that could result in a change in control of our Company.

Provides protection in the event of a termination of employment under specified circumstances, including following a change in control of our Company as described below under “Potential Payments Upon Change in Control or Involuntary Termination.”

2021 Executive Compensation Decisions
Total Target Cash Compensation – Base Salaries and Target Bonus Percentages
When determining 2021 base salary and target bonus percentage adjustments, the Compensation Committee considered each individual’s performance and criticality, each individual’s industry experience and tenure, internal pay equity, and retention concerns. The Compensation Committee also reviewed a range of market data reference points with respect to total target cash compensation (including both base salary and the annual target performance bonus).
In the early part of 2021, the Compensation Committee (and the Board with respect to Mr. Spencer) evaluated the 2020 compensation of each of our then-serving NEOs and approved base salary increases as shown in the table below and a target bonus increase for Mr. Spencer (increased from 60% to 70% of base salary) and Mr. Novack (increased from 55% to 60% of base salary).
Unless otherwise noted below, the target bonuses and 2021 base salaries were effective as of January 1, 2021.
The Compensation Committee, and the Board, with respect to Mr. Spencer, determined the base salary, target bonus and resulting 2021 total target cash compensation for each NEO in its discretion. In determining NEO total compensation and the components thereof, the Compensation Committee, and in the case of Mr. Spencer, the Board, considers disclosed peer group and survey data; each NEO’s industry experience, expertise, and tenure with the Company; internal pay equity; and the Company’s annual salary budget. The increases in total target cash that the Compensation Committee (and the Board with respect to Mr. Spencer) approved varied in amounts for each NEO, based on individual considerations for each NEO applying the factors listed above and the resulting amounts that the Compensation Committee (and the Board with respect to Mr. Spencer) felt was appropriate in order to provide adequate retentive and incentive value to each NEO. For Mr. Spencer, the Compensation Committee and the Board approved the 23.8% increase in total target cash compensation primarily due to its desire to move his target cash compensation closer to the 25th percentile relative to other CEOs at peer companies. For Ms. MacDonald, the Compensation Committee determined her base salary and target bonus in connection with her commencement of employment with us based on the general factors described above for the other NEOs and the amount it felt necessary and appropriate to serve as an inducement to recruit and retain her in her role as Senior Vice President, Chief Financial Officer.
Name	2021 Base Salary	% Increase from Prior Year Salary	2021 Target Bonus	% Increase from Prior Year Total Cash Target
Ryan Spencer	$600,000	16.5%	70%	23.8%
David F. Novack	$519,750	5%	60%	8.4%
Kelly MacDonald	$375,000	0%(1)	50%	0%(1)
Michael S. Ostrach	$478,330(2)	3%	50%	3.0%
Robert Janssen, M.D.	$480,938	3%	50%	3.0%
(1)
Ms. MacDonald joined the Company during 2021; Ms. MacDonald’s 2021 base salary and 2021 target bonus were determined in connection with her hire and effective for the portion of 2021 during which she was employed with us.

(2)
Mr. Ostrach retired from the Company on April 1, 2021 and as a result, ceased receiving 2021 base salary payments as of his retirement, and was not eligible for, and did not receive, an annual incentive award pursuant to our annual cash incentive plan for 2021. Mr. Ostrach’s retirement benefits are discussed further in the section entitled “Involuntary Termination” below.

2021 Annual Cash Incentive – Structure, Goals and Payout Decision
Structure. Neither Mr. Spencer nor Mr. Novack carried individual goals separate from the Company’s corporate objectives for 2021. We believe that this aligned their incentive compensation fully with the completion of corporate goals that measure business performance and are intended to drive long term stockholder value. For our other NEOs, their annual cash incentive payout is typically based on the achievement of pre-established corporate and individual goals. Our Chief Executive Officer typically recommends individual goals for each of the other NEOs, which are aligned with our business strategy and linked with corporate goals, and our Compensation Committee approves these goals. The individual goals for the NEOs are in addition to the general responsibilities each officer has for managing his or her respective functional or operational area. In early 2021, the Compensation Committee established corporate and, for NEOs other than Messrs. Spencer and Novack, individual goals to align NEO annual cash incentive compensation with respective performance toward these goals. For 2021, Ms. MacDonald’s and Dr. Janssen’s respective annual cash incentive opportunity was based on a weighting of 80% corporate and 20% individual goals. Due to Mr. Ostrach’s retirement in April 2021, he was not eligible for incentive pay for 2021.
Our corporate goal set included base goals and stretch goals. Base goals in the aggregate were set to be appropriately difficult to require substantial effort during the year to help create long-term value and to advance our business in the best interests of stockholders. The base goals were designed to represent, if fully achieved, what would be in our view a very successful year for the Company. We also provided stretch goals as an additional incentive for over-achievement. The stretch goals, if achieved, were intended to provide additive amounts to increase the total bonus opportunity to beyond the base target of 100% to appropriately reward value creation beyond our base target set. The base goals and the stretch goals were all set at the same time, in early 2021. The maximum possible payout was subject to a cap of 175% of each individual’s target bonus, pursuant to the terms of our bonus plan. Importantly, we did not make any adjustments to our goals during 2021, due to complications arising from the COVID-19 pandemic, or otherwise. All goals, stretch goals included, were set at the same time and were tied to specific performance metrics. No purely discretionary bonuses or accelerators were provided as part of the 2021 bonus program.
Because we are a fully-integrated biopharmaceutical company with a marketed product and ongoing vaccine development program, our corporate goals were directly aligned with specific strategic objectives with an eye toward matters that management could influence or control. We believe that our focus on these goals, and our respective performance in pursuing them, properly aligned management’s interests with those of our shareholders and helped to increase shareholder value.
In February 2022, the Compensation Committee evaluated the accomplishments and performance of the Company against these pre-established corporate goals. With respect to each of the categories of corporate goals below, the Compensation Committee took into consideration each of the goals identified and the level of completion in making an overall determination of goal achievement for each category.
2021 Corporate Goals and Achievements. For 2021, our corporate strategy focused on three key pillars: (i) continued commercialization and market share expansion to drive growth for HEPLISAV-B in the U.S., (ii) advancing our CpG 1018 adjuvant supply strategy for COVID-19 vaccines and (iii) building an innovative clinical pipeline leveraging our proven adjuvant technology. Accordingly, our corporate goals were designed to further build on these three pillars of our strategy, and to strengthen our overall financial position. After its consideration of the Company’s performance, as more specifically described in the following chart, the Compensation Committee rated our overall 2021 corporate achievement at 140%.
Corporate Goal	Weight*	Corporate Achievement	Corporate Achievement Percentage	Overall Weighted Achievement
Advance HEPLISAV-B Sales • Achieve $60-65 million in HEPLISAV-B full-year net sales (25%). • Achieve 35% market share in field targeted accounts, or those customers that we	40%	The Compensation Committee determined that we achieved the goals in this category at an overall percentage of 96%. In determining this percentage, the Compensation Committee considered several factors, including:	96%	38%

Corporate Goal	Weight*	Corporate Achievement	Corporate Achievement Percentage	Overall Weighted Achievement
believe represent, in the aggregate, approximately 60% of hepatitis B vaccine doses administered in the U.S. (15%).
• HEPLISAV-B net sales of $62 million (a 72% increase over prior year) despite overall reduced vaccine utilization compared to pre-pandemic levels.
• 34% field targeted market share achieved, representing considerable growth versus 26% in 2020, despite COVID headwinds.

Ensure long-term growth of HEPLISAV-B sales in the U.S.
• Stay on track to achieve policy goals for 2021 – ACIP universal recommendation (10%).
 ○ Stretch:preferential language included as part of universal recommendation (+10%).
• Work to create further future growth opportunities by way of a beneficial recommendation from the ACIP and/or filing a Dialysis sBLA. Meet with FDA regarding Dialysis sBLA, close out HBV-24 activities, prepare CSR in 2021 (10%)
 ○ Stretch: File dialysis sBLA in 2021 based on negotiations with FDA to accept preliminary safety data in initial filing. sBLA means the supplemental biologics license application to be submitted to the FDA to permit the licensure to manufacture a product using the given manufacturing process. (+5%)
	20%	The Compensation Committee determined that we achieved the goal in this category at an overall percentage of 75%. In determining this percentage, the Compensation Committee considered several factors, including: • ACIP universal recommendation was fully achieved, albeit without preferential language. • Dialysis goal was credited 50% for progress made.	75%	15%
Drive Long-Term Growth of Our Vaccine Business • Complete Adjuvanted Tdap Phase 1 last patient out in	30%	The Compensation Committee determined that we achieved the goal in this category at an overall percentage of 108%. In	108%	32%

Corporate Goal	Weight*	Corporate Achievement	Corporate Achievement Percentage	Overall Weighted Achievement

2021 and initiate challenge study (10%)
• Formally advance a new vaccine development candidate (5%)
○ Stretch: Advance or acquire a vaccine product candidate that will be phase 2 ready in 2022
(+5%)
○ Stretch: Acquire a phase 3 program or an approved vaccine (+10%)
• CpG 1018 adjuvant to be included in at least one commercially available COVID-19 vaccine (10%).
○ Stretch: CpG 1018 adjuvant included in a second commercially available vaccine (+5%):
• Execute HEPLISAV-B commercial collaboration in Europe; out-license in additional territory (5%).

determining this percentage, the Compensation Committee considered several factors, including
• Tdap Phase 1 progressed, but last patient out was delayed to first quarter 2022 due to COVID impact on enrollment; challenge study was initiated.
• Shingles program was advanced for clinical development and the first stretch goal was achieved with plague program contract, expected to begin Phase 2 trials during 2022.
• Credited 150% for including CpG 1018 adjuvant in two commercially available vaccines produced by Medigen and Bio E.
• HEPLISAV-B goal credited 50% for completing Bavarian Nordic agreement for Europe, but no second territory covered.

Strengthen our financial position and organization • End 2021 with specified cash and equivalents based on approved plan (5%). • Increase organizational strength and capabilities through the completion of succession plans for Sr. Director level and above, and create individual development plans for all people leaders (5%). • Stretch: Refinance or replace outstanding term loan debt on favorable terms. (+5%) • Super Stretch Goal: Generate total revenue of more than $300 million in 2021 (+25%).	10%	The Compensation Committee determined that we achieved the goal in this category at an overall percentage of 137%. In determining this percentage, the Compensation Committee considered several factors, including: • Cash and equivalents exceeded the goal significantly. • Refinanced term loan debt favorably. • Total revenue of $439 million far exceeded goal of $300 million. • Significantly strengthened technical, clinical and administrative functions through key hires. • Succession plans developed to provide retention with clear career paths.	137%	14%

Corporate Goal	Weight*	Corporate Achievement	Corporate Achievement Percentage	Overall Weighted Achievement
Additive Stretch Goals Achieved and Credited • Plague Program (+5%) • Revenue Achievement of $427 million (+25%)
The Compensation Committee determined that achievement of the pre-determined stretch goals (i) for the contract for the plague program would add 5% above the base target and (ii) the revenue achievement well in excess of the pre-set revenue goal would add 36% above the base target.
				+41%
Total	100%			140%
*	percentages in this column represent target base goals, and do not include amounts attributable to stretch goals.
2021 Individual Goals. As described above, Messrs. Spencer and Novack did not have individual goals, and their respective incentive compensation was based solely on achievement of our corporate goals.
At the beginning of each year, our Chief Executive Officer typically recommends individual goals for each the remaining NEOs, which are aligned with our business strategy and linked to corporate goals, and our Compensation Committee approves these goals. The individual goals for our NEOs include critical responsibilities that each NEO has that go beyond the corporate goals and are significant to our success. Established in May 2021, the 2021 individual goals for the NEOs named below focused on objectives linked to their functional expertise and responsibility as well as our then-current business strategy. These specific goals were in addition to the general responsibilities each NEO had for managing his or her respective functional operational area, including through the period of significant change as we continued to adapt to the pandemic, engaging a nearly fully-remote workforce and scaling our business to help support COVID-19 pandemic-level adjuvant supply. As mentioned, due to Mr. Ostrach’s retirement in April 2021, he was not eligible for incentive compensation for 2021, so there are no individual goals reported for him below.
While individual goals and performance results relate to advancing our corporate goals and business strategy, the Compensation Committee structures individual goals to be targeted to each applicable NEO’s expertise and responsibility and evaluates achievement based on each applicable NEO’s individual efforts and performance results. Thus, as is the case with respect to the 2021 goals, there will be circumstances where the individual goal achievement may exceed corporate goal achievement, and there will be instances where the corporate goal achievement may surpass the individual goal grading. In February 2022, based on the recommendation of Mr. Spencer, as well as the observations by Compensation Committee members of these officers and its own assessment of each NEO’s effectiveness, the Compensation Committee determined the level of achievement of each NEO’s 2021 individual goals as follows:
Name	Individual Goals	Individual Achievement	Individual Achievement Percentage
Kelly MacDonald	Deliver cash and financial metrics set forth in Board-approved Operating Plan, ensuring adherence to all SEC and Sarbanes-Oxley Act (“SOX”) compliance requirements (20%): • End 2021 with at least 24 months cash based on approved plan • External Reporting: Prepare high-quality SEC filings without significant deficiencies or material weakness • ERM: Establish Enterprise Risk Management program in the second half of 2021 • SOX: Prioritize process simplification to decrease financial close cycle time from	Met all goals, and exceeded goals for the year, as follows: • Exceeded all aspects of her goal to deliver cash and financial metrics set forth in the Board-approved Operating Plan, ensuring adherence to all SEC and SOX compliance requirements • Filings produced timely with no reported deficiencies	150%

Name	Individual Goals	Individual Achievement	Individual Achievement Percentage
	10 to 7 (or fewer) days • Tax Strategy: Prepare roadmap and tax strategy to protect net operation losses and research and development credits, complete 382 assessment Tax and Financial Health (20%):	• Close process reduced by 3 days, allowing greater time for review • Improved tax strategy and enhanced tax function

• Establish, ex-US tax considerations in connection with the transition to profitability and increased ex-US-related economics.
• Complete a structured review of available options to strengthen balance sheet, improve cost of capital and make recommendations to the Board or committee thereof in first half of 2021
Improve our financial performance monitoring capabilities at the enterprise leadership level and support decision-making (20%):
• Establish quarterly reporting to management focusing on risks/opportunities and tracking vs. Operating Plan and forecast
• Report risks/opportunities vs Operating Plan to Audit Committee quarterly
• Improve enterprise-wide financial acumen through cost center budget reporting, long-range plan process and routine finance business partner meetings
Serve as enterprise leader; support strategic framework to drive long term value (20%):
• Prepare and present valuation modeling, develop a disciplined approach to capital allocation, investing in opportunities to grow the business through organic and, as applicable, inorganic investment opportunities to drive long-term value and support return on investment analysis on HEPLISAV-B marketing mix and salesforce investment (with advisor)
• Increase organizational strength within finance (20%):
• Develop integrated talent and capability plans for our finance team.
• Actively support equality, diversity, inclusion initiatives, in collaboration with human resources business partners.
• Strengthen interpersonal collaboration and connectivity for team, especially while we remain a disparate workforce
• Successful debt refinancing and expansion of banking relationships and enhanced analyst coverage of our stock • Substantial contribution to efforts centered around diversity, equity and inclusion

Name	Individual Goals	Individual Achievement	Individual Achievement Percentage
Robert Janssen, M.D.
Ensure long-term growth of HEPLISAV-B (50%)
• Support policy plan to facilitate ACIP decision-making for universal adult hepatitis-B vaccination
• Medical affairs engagement to ensure HEPLISAV-B is appropriately represented by key opinion leaders and in government and society guidelines to support continued product expansion
• Update CDC Pink sheets to include 2 dose adult hepatitis B schedule
• Update the hepatitis B guidelines for the National Kidney Foundation and American Diabetes Association to include 2 dose regimen
• Implement a defined plan for key opinion leader and society goals, activities, and measurement
• Develop optimal dialysis US regulatory filing strategy and prepare sBLA for filing by February 2022
Drive the long-term growth of our vaccine business (30%)
• Complete Tdap-1018 Phase 1 study with last patient out in 2021
• Develop human challenge for TdaP-1018 vaccine for initiation of a clinical trial in Q4 2021/Q1 2022 in acellular pertussis primed adults
• Determine regulatory pathway through meeting with regulators to enable phase 1 clinical trial initiation in Q4 2021 for Zoster-1018 vaccine
• Identify options to address combo hepatitis A/B competition through new product development or clinical data with monovalent hepatitis A
Strengthen organization (20%)
• Hire open leadership positions and grow function to support new clinical trials
• Implement a Relationship Management tool for Medical Affairs to provide measurement of activities and institutional knowledge of contacts and interactions
• Evaluate needs in Drug Safety to meet increasing reporting responsibilities with EU launch and global COVID-19 vaccine trials
• Provide oversight to Regulatory Affairs to ensure optimal regulatory strategies and on time filings.
		Met all goals, and exceeded goals for the year, as follows: • Long-term growth of HEPLISAV-B substantially supported through efforts to facilitate and obtain ACIP universal recommendation for hepatitis B vaccines • Strengthened management and Medical Affairs teams by hiring a seasoned VP of Medical Affairs • Successfully implemented a new relationship management tool • Ensured Drug Safety team was able to successfully meet an increased workload	125%

After making these determinations regarding levels of corporate and individual performance achieved against the pre-established performance goals, the Compensation Committee (and the Board with respect to Mr. Spencer) reviewed and approved the annual cash incentive payouts noted below. As noted above, for the NEOs other than Messrs. Spencer and Novack, the cash incentive payouts were based 80% on achievement of corporate goals and 20% on individual performance.
2021 Actual Annual Cash Incentive Paid
	2021 Target Annual Cash Incentive		Achievement of Corporate Goals		Achievement of Individual Goals		Total(1)
Name	% of Base Salary	$(1)	% of Target Annual Cash Incentive	$(1)	% of Target Annual Cash Incentive	$(1)
Ryan Spencer(2)	70%	$420,000	140%	588,000	NA	NA	$588,000
David F. Novack(2)	60%	$311,850	140%	436,590	NA	NA	$436,590
Kelly MacDonald (3)	50%	$156,250	140%	175,000	150%	$46,875	$221,875
Michael S. Ostrach(4)	50%	$239,165	NA	NA	NA	NA	NA
Robert Janssen, M.D.	50%	$240,469	140%	$269,325	125%	$60,177	$329,443
(1)	Amounts are rounded to nearest dollar.
(2)	Messrs. Spencer and Novack did not have separate individual goals, only corporate goals.
(3)
Ms. MacDonald’s bonus was prorated from her start date of March 1, 2022. The amounts in the table above for target annual incentive and actual annual incentive paid reflect pro-ration for the portion of the year in which Ms. MacDonald was employed with us.

(4)
Due to his retirement in April 2021, Mr. Ostrach was not eligible for, and did not receive, an annual incentive award. Mr. Ostrach’s retirement benefits are discussed further in the section entitled “Involuntary Termination” below.

Long-Term Equity Incentive Awards
In making annual long-term equity incentive awards to our NEOs in early 2021, the Compensation Committee considered each NEO’s total equity outstanding as of December 31, 2020, performance during 2020 where applicable, the potential amount that could be realized at different hypothetical stock prices upon exercise of those awards and each NEO’s percentage of ownership of the Company. The Compensation Committee also reviewed market and peer group data reference points with respect to an approximation of grant date fair value and shares as a percentage of total common shares outstanding. Additionally, the Compensation Committee considered the mix of stock options and RSUs granted in 2020. The Compensation Committee made final determinations based on its judgment in accordance with our pay-for-performance philosophy and the need to retain and motivate these highly experienced and essential members of our management team.
For 2021, the Compensation Committee (and the Board with respect to Mr. Spencer) determined to grant each NEO’s annual long-term incentive compensation with a mix of stock options and RSUs. Specifically, in February 2021, the Compensation Committee approved annual equity grants for the NEOs in the form of time-based stock options and time-based and performance-based RSUs, with stock options representing 50% of the aggregate target award value, time-based RSUs representing 25% of the aggregate target award value and performance-based RSUs representing the remaining 25% of the aggregate target award value. This particular mix was chosen, and time-based RSUs were added to the mix in 2021, in order to provide appropriate retention incentives and the opportunity for our NEOs to realize value directly in line with our stock price, particularly in light of historic volatility in our stock price.
The time-based stock options granted in 2021 vest over three years, with one-third of the shares vesting on each anniversary of the grant date and the remainder vesting in equal monthly installments thereafter, subject to the NEO’s continuous service with us through the vesting date. The time-based RSUs granted in 2021 vest over three years, with one-third of the shares vesting on each anniversary of the grant date.
The performance-based RSUs granted in 2021 would vest solely upon the Compensation Committee’s certification that our:
•	weighted average share price was in excess of $10.00 per share for a 90-day period prior to the end of 2023.
When this goal was initially formulated, our stock had traded substantially lower than $10.00 per share for the most of the trailing 18 months with significant volatility. The Compensation Committee determined that this goal was appropriately difficult to achieve in the prescribed performance period and required the NEOs to stretch well beyond the Company’s natural trajectory to achieve them. Particularly, the goal represented (i) a 116%

increase in value of our stock relative to the closing price of $4.62 per share on the first trading day of 2021, (ii) a 95% increase in value of our stock relative to the closing price of $5.12 on January 20, 2021 when the goal was first proposed to the Committee, and (iii) a 58% increase in value of our stock relative to the closing price of $6.31 on January 29, 2021 when the goal was submitted to the Compensation Committee for final approval. Moreover, the Compensation Committee believed that the 90-day period to maintain the target price was significant in light of the historic performance and volatility in our stock price, would not reward anomalous or unsustained spikes in our share price and would only reward sustained value creation. No performance-based RSUs would vest if the performance goal was not achieved, and no more than 100% of performance-based RSUs would be eligible to vest, even upon achievement in excess of the performance goal. Our 2018 EIP provides that all grants are subject to twelve months minimum vesting, therefore even if the performance goal was achieved sooner, the grant could not vest for at least one year from grant.
The table below describes the stock options and RSUs granted to our NEOs in fiscal year 2021. Our Compensation Committee used its subjective judgement to determine the size of awards it believed were appropriate for each named executive officer, weighing the factors described above and in particular, the peer group data, each NEO’s current equity holdings, including the significant amount of deeply underwater options held by our NEOs , and its desire to provide strong retentive value. Each of the 2021 equity awards listed below were granted in February 2021, except as otherwise noted.
Name	Time-Based Stock Option Awards (# of shares)	Time-Based RSU Awards (# of shares)	Performance-Based RSU Awards (# of shares)
Ryan Spencer	250,000	89,250	89,250
David F. Novack	150,000	52,500	52,500
Kelly MacDonald(1)	350,000	—	—
Michael S. Ostrach	85,000	30,000	30,000
Robert Janssen, M.D.	85,000	30,000	30,000
(1)
Reflects Ms. MacDonald’s new hire grant. The Compensation Committee determined the size and form of Ms. MacDonald’s new hire grant as part of the negotiations pertaining to her commencement of employment and based on the amount and form the Compensation Committee felt was necessary and appropriate to serve as an initial inducement to recruit and retain Ms. MacDonald, after considering peer market data, internal equity among the executive team and her total compensation opportunity.

Other Executive Compensation Matters
Equity Compensation Policies
Our Compensation Committee approves equity awards for NEOs and authorizes the Chief Executive Officer to approve equity awards for all other employees based on approved pools for annual and new hire grants. Awards for senior vice president and above are approved either at a regularly-scheduled meeting of the Compensation Committee or by unanimous written consent. The effective date of the grant is generally the date of the meeting, or the date the last person executes the unanimous written consent.
The exercise price of stock options is not less than the closing price of our common stock on the Nasdaq Capital Market on the grant date of the stock option. We have no practice of timing grants of stock options or restricted stock awards to coordinate with the release of material non-public information, and we have not timed the release of material non-public information for purposes of affecting the value of the compensation awarded to our NEOs or any other employee.
We encourage our NEOs to hold a significant equity interest in our Company, but we have not set specific stock ownership guidelines.
Compensation Recovery Policy
Amounts paid and awards granted under our equity plans will be subject to recoupment in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and any applicable regulations under the Securities Act of 1933, as amended (the “Securities Act”), any clawback policy the Company adopts or as is required by applicable law. In addition, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act once the SEC final regulations on the subject become effective.
New Hire Compensation
In connection with Ms. MacDonald’s commencement of employment with us in March 2021, pursuant to her offer letter with us, she received an initial base salary, target bonus and new hire stock option award, a $15,000 sign-on bonus and certain relocation benefits to assist her in moving from Boston to our Company headquarters in the San Francisco Bay Area, including a tax gross up of $865 to alleviate additional costs Ms. MacDonald incurred as a result of our requiring her relocation. The gross up on the relocation benefit was deemed appropriate in this instance because the benefit was modest and it made Ms. MacDonald whole for her out of pocket expenses associated with relocating cross-country. Both of Ms. MacDonald’s sign-on bonus and relocation benefits are repayable to us if Ms. MacDonald voluntarily terminates her employment with us within 12 months of her start date. Ms. MacDonald also became eligible for potential severance benefits pursuant to a Management Agreement on the same terms as our NEOs other than Messrs. Spencer and Novack. The Compensation Committee determined the new hire compensation for Ms. MacDonald, in its discretion, as part of the negotiations pertaining to her recruitment and commencement of employment. The Compensation Committee felt the sign-on bonus and relocation benefits were necessary to recruit and retain Ms. MacDonald and reasonable in light of peer market data, internal equity among the executive team and her total compensation opportunity.
Severance Payouts to Departing NEOs
In September 2020, Mr. Ostrach informed the Company of his planned future retirement, and he and the Company entered into an amendment and restatement of his Management Continuity and Separation Agreement (the “Restated Management Agreement”). The Restated Management Agreement provided certain benefits if Mr. Ostrach did not retire before March 31, 2021, because the Compensation Committee felt it was critical to retain Mr. Ostrach for an extended period to help identify his successor and assist with transition of his responsibilities. Effective April 1, 2021, Mr. Ostrach retired from Dynavax. Mr. Ostrach received the severance pay and benefits upon such retirement that he was entitled to pursuant to his Restated Management Agreement with the Company, as discussed further in the section entitled “Involuntary Termination” below. Following his retirement, Mr. Ostrach provided certain consulting services to us to further assist with the transition of his responsibilities, and to advise on intellectual property and other matters. His consulting agreement provides for an hourly rate of $500 per hour, and under the terms of the agreement he was expected to provide no more than 40 hours of service per month.
Tax and Accounting Implications
Accounting for Stock-Based Compensation
Under Financial Accounting Standard Board ASC Topic 718 (“ASC 718”), we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718. The accounting impact of our compensation programs is one of many factors that the Compensation Committee considers in determining the structure and size of our executive compensation programs.
Deductibility of Executive Compensation
Under Section 162(m), compensation paid to each of the Company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible unless the compensation qualifies for (i) certain grandfathered exceptions (including the “performance-based compensation” exception) for certain compensation paid pursuant to a written binding contract in effect on November 2, 2017 and not materially modified on or after such date or (ii) the reliance period exception for certain compensation paid by corporations that became publicly held on or before December 20, 2019.
Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s named executive officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the

Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.
Compensation Risk Analysis
During fiscal 2021, our Compensation Committee reviewed our compensation policies as generally applicable to our employees in order to determine whether any such programs were likely to present a material risk to the Company. As part of its assessment, the Compensation Committee considered, among other things, the allocation of compensation among base salary and short- and long-term compensation, our approach to establishing Company-wide and individual financial, operational and other performance targets, and the nature of our key performance metrics. As a result of this review and analysis, the Compensation Committee determined that our policies and programs do not encourage excessive or inappropriate risk taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company.
Compensation Committee Report
In early 2022, the Compensation Committee discussed with management the Compensation Discussion and Analysis, contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Ms. Peggy V. Phillips, Chairperson
Mr. Natale Ricciardi
Dr. Daniel Kisner, M.D.

SUMMARY COMPENSATION TABLE
The following table sets forth all of the compensation awarded to, or earned by, our NEOs during the fiscal years ended December 31, 2021, 2020 and 2019.
Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Compensation(3)	All Other Compensation(4)	Total
Ryan Spencer Chief Executive Officer and Director	2021	$600,000	—	$1,605,608	$1,720,450	$588,000	$5,431(11)	$4,519,489
	2020	$515,000	—	$206,451	$455,338	$342,990	$2,000	$1,521,779
	2019	$391,212	—	$654,375	$1,957,520	$152,375	$2,000	$3,157,482
David F. Novack President and Chief Operating Officer	2021	$519,750	—	$935,025	$1,013,100	$436,590	$13,635(12)	$2,918,100
	2020	$495,000	—	$189,700	$523,742	$302,198	$2,000	$1,512,640
	2019	$465,886	—	$272,220	$1,701,362	$229,382	$2,000	$2,670,850
Kelly MacDonald(5) Senior Vice President and Chief Financial Officer	2021	$312,500	$15,000(9)	$—	$2,250,920	$221,875	$4,042(10)	$2,804,337
Michael S. Ostrach(6) Former Senior Vice President, Chief Financial Officer and Chief Business Officer	2021	$77,626	—	$534,300	$731,762(8)	$—	$650,711(7)	$1,994,399
	2020	$464,398	—	$135,500	$381,896	$254,955	$2,000	$1,238,749
	2019	$450,872	—	$230,340	$611,433	$209,665	$2,000	$1,504,310
Robert Janssen, M.D. Senior Vice President and Chief Medical Officer	2021	$480,938	—	$534,300	$574,090	$329,443	$6,793(13)	$1,925,564
	2020	$466,930	—	$135,500	$381,896	$256,345	$2,000	$1,242,671
	2019	$453,330	—	$272,220	$722,602	$210,798	$2,000	$1,660,950
(1)
Represents the aggregate grant date fair value of RSUs granted in the fiscal year in accordance with ASC 718. See note 15 of our “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K filed with the SEC on February 28, 2022 for a discussion of assumptions we made in determining the compensation costs included in this column. With regard to awards with performance-based vesting, the grant date fair value assumes the highest level of achievement had been met. For further discussion of these performance-based RSUs, see the section entitled “Compensation Discussion and Analysis – 2021 Executive Compensation Decisions – Long-Term Equity Incentive Awards.”

(2)
Represents the aggregate grant date fair value of option awards granted in the fiscal year in accordance with ASC 718. See note 15 of our “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K filed with the SEC on February 28, 2022 for a discussion of assumptions we made in determining the compensation costs included in this column.

(3)
Represents the annual cash incentive bonuses earned pursuant to our annual cash incentive bonus plan for services rendered in the fiscal year. For further discussion see the section entitled “Compensation Discussion and Analysis – 2021 Executive Compensation Decisions – 2021 Annual Incentive Program – Structure, Goals and Payout Decision.”

(4)	Unless otherwise stated, represents $2,000 401(k) matching contribution for each NEO made by the Company in the fiscal year.
(5)	Ms. MacDonald was appointed as our Senior Vice President and Chief Financial Officer on January 19, 2021, effective upon her start date of March 1, 2021.
(6)
Mr. Ostrach retired as our Senior Vice President, Chief Financial Officer and Chief Business Officer, effective April 1, 2021. Following his retirement, he has continued to provide certain services as a strategic adviser/independent consultant.

(7)
Represents (i) payments under the Restated Management Agreement of $478,330 in accrued severance payments, representing 12 months of base salary and $72,501 of COBRA premiums, (ii) $2,000 in 401(k) matching contribution made by the Company in the fiscal year (iii) $96,631 in consulting fees paid for services as a strategic adviser/independent consultant following Mr. Ostrach’s retirement and (iv) $1,248 of premiums for supplemental long-term disability insurance that is provided to certain members of our management.

(8)
Includes $157,672 of incremental fair value, computed in accordance with ASC 718, in connection with the modification of equity awards granted to Mr. Ostrach which provided for an additional six months of vesting on all time-based stock options outstanding at the time of Mr. Ostrach’s retirement; and an extension of exercise period for stock options upon the earlier of (i) the date on which the original term of such stock options would otherwise expire and (ii) 12 months following the date of Mr. Ostrach’s retirement

(9)	Represents a sign-on bonus paid in connection with Ms. MacDonald’s recruitment.
(10)
Includes $1,929 of relocation reimbursement and $865 of relocation tax gross-up impact, as well as, $1,248 of premiums for supplemental long-term disability insurance that is provided to certain members of our management.

(11)
Includes (i) $2,000 in 401(k) matching contribution made by the Company in the fiscal year and (ii) $11,635 of premiums for supplemental long-term disability insurance that is provided to certain members of our management.

(12)
Includes (i) $2,000 in 401(k) matching contribution made by the Company in the fiscal year and (ii) $3,431 of premiums for supplemental long-term disability insurance that is provided to certain members of our management.

(13)
Includes (i) $2,000 in 401(k) matching contribution made by the Company in the fiscal year and (ii) $4,793 of premiums for supplemental long-term disability insurance that is provided to certain members of our management.

GRANTS OF PLAN BASED AWARDS
The following table shows certain information regarding grants of plan-based awards to our NEOs during the fiscal year ended December 31, 2021.
Name	Grant Date	Date of Board or Compensation Committee Action to Grant Award	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target(1) ($)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Max ($)	Estimated Future Payouts Under Equity Incentive Plan Awards Target(2) (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of RSU and Option Awards(3) ($)
Ryan Spencer	—	—	$420,000	$735,000	—	—	—	—	—
	2/4/2021	2/4/2021	—	—	—	—	250,000	$9.59	$1,720,450
	2/4/2021	2/4/2021	—	—	89,250	—	—	—	$749,700
	2/4/2021	2/4/2021	—	—	—	89,250	—	—	$855,908
David F. Novack	—	—	$311,850	$545,738	—	—	—	—	—
	2/3/2021	2/3/2021	—	—	—	—	150,000	$9.41	$1,013,100
	2/3/2021	2/3/2021	—	—	52,500	—	—	—	$441,000
	2/3/2021	2/3/2021	—	—	—	52,500	—	—	$494,025
Kelly MacDonald	—	—	$156,250	$273,438	—	—	—	—	—
	3/1/2021	3/1/2021	—	—	—	—	350,000	$8.90	$2,250,920
Michael S. Ostrach	—	—	$239,165	$418,539	—	—	—	—	—
	2/3/2021	2/3/2021	—	—	—	—	85,000	$9.41	$574,090
	2/3/2021	2/3/2021	—	—	30,000	—	—	—	$252,000
	2/3/2021	2/3/2021	—	—	—	30,000	—	—	$282,300
	4/1/2021(5)	4/1/2021(5)	—	—	—	—	14,666	$10.47	$98,101(4)
	4/1/2021(6)	4/1/2021(6)	—	—	—	—	17,500	$5.42	$59,571(4)
Robert Janssen, M.D.	—	—	$240,469	$420,821	—	—	—	—	—
	2/3/2021	2/3/2021	—	—	—	—	85,000	$9.41	$574,090
	2/3/2021	2/3/2021	—	—	30,000	—	—	—	$252,000
	2/3/2021	2/3/2021	—	—	—	30,000	—	—	$282,300
(1)
Represents the target and maximum level of cash incentive award in fiscal year 2021 as further described under “Compensation Discussion and Analysis – Elements of Executive Compensation”; our annual cash incentive program does not specify a minimum level..

(2)	Represents the number of PSUs granted in the fiscal year that are subject to performance-based vesting, as described in the “Compensation Discussion and Analysis.”
(3)
Represents the aggregate grant date fair value of awards granted in fiscal year 2021 in accordance with ASC 718. See Note 15 of our “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K filed with the SEC on February 28, 2022 for a discussion of the assumptions we made in determining the compensation costs included in this column. With regard to awards with performance-based vesting, the grant date fair value assumes the highest level of achievement had been met, as reported in the “Summary Compensation Table.” For further discussion of these performance-based RSUs, see the section entitled “Compensation Discussion and Analysis – 2021 Executive Compensation Decisions – Long-Term Equity Incentive Awards.”

(4)
Represents incremental fair value, computed in accordance with ASC 718, in connection with the modification of equity awards granted to Mr. Ostrach which provided for an additional six months of vesting on all time-based stock options outstanding at the time of Mr. Ostrach’s retirement; and an extension of exercise period for stock options upon the earlier of (i) the date on which the original term of such stock options would otherwise expire and (ii) 12 months following the date of Mr. Ostrach’s retirement.

(5)	Represents the modification date of option awards previously granted on February 22, 2019.
(6)	Represents the modification date of option awards previously granted on February 12, 2020.
NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN BASED AWARDS TABLE
The material terms of NEO annual compensation and the explanations of the amounts of base salary, annual cash-based incentives, and equity-based awards in proportion to total compensation are described under “Compensation Discussion and Analysis” in this proxy statement. Our severance and change in control benefits are described under “Summary of Change in Control and Involuntary Termination Arrangements” in this proxy statement.
As discussed in the “Compensation Discussion and Analysis,” the fiscal year 2021 cash incentive amounts were paid pursuant to the annual cash incentive compensation program, based on the achievement of certain corporate and individual goals. Equity-based awards represent a mix of time-based options and time-based and performance-based RSUs, as described in the “Compensation Discussion and Analysis” and were granted in 2021 under our 2018 Plan, and in the case of Ms. MacDonald, the 2021 Inducement Plan. The terms of awards granted under the 2021 Inducement Plan are substantially similar to those of the 2018 Plan, including the treatment of awards upon termination of service and upon a change in control transaction.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
The following table shows certain information regarding outstanding equity awards for NEOs as of December 31, 2021.
		Option Awards						Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Vesting Commencement Date	Option Expiration Date	Number of Shares or Units that Have Not Vested (#)	Market Value of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights that Have Not Vested ($)
Ryan Spencer		4,500	—	—	$36.80	2/1/2012	1/31/2022	—	—	—	—
		2,000	—	—	$42.60	10/22/2012	10/21/2022	—	—	—	—
		5,250	—	—	$30.60	2/6/2013	2/5/2023	—	—	—	—
		3,500	—	—	$16.70	2/6/2014	2/5/2024	—	—	—	—
		9,500	—	—	$16.00	2/9/2015	2/8/2025	—	—	—	—
		2,000	—	—	$30.49	9/10/2015	9/9/2025	—	—	—	—
		56,000	—	—	$16.45	2/1/2018	1/31/2025	—	—	—	—
	(2)	41,666	8,334	—	$3.81	6/14/2019	6/13/2026	—	—	—	—
	(2)	266,666	133,334	—	$6.80	12/16/2019	12/15/2026	—	—	—	—
	(5)	—	—	—	—	—	—	20,833	$293,120	—	—
	(2)	79,444	50,556	—	$5.22	2/13/2020	2/12/2027	—	—	—	—
	(6)	—	—	—	—	—	—	—	—	39,550	$556,469
	(2)	—	250,000	—	$9.59	2/4/2021	2/3/2028	—	—	—	—
	(7)	—	—	—	—	—	—	89,250	$1,255,748	—	—
	(8)	—	—	—	—	—	—	—	—	89,250	$1,255,748
David F. Novack		30,000	—	—	$21.40	3/25/2013	3/24/2023	—	—	—	—
		22,000	—	—	$17.10	2/4/2014	2/3/2024	—	—	—	—
		75,000	—	—	$16.00	2/9/2015	2/8/2025	—	—	—	—
		64,000	—	—	$21.99	2/4/2016	2/3/2023	—	—	—	—
		80,000	—	—	$16.45	2/1/2018	1/31/2025	—	—	—	—
		18,000	—	—	$16.45	2/1/2018	1/31/2025	—	—	—	—
	(2)	98,222	5,778	—	$10.47	2/22/2019	2/21/2026	—	—	—	—
	(2)	20,833	4,167	—	$3.81	6/14/2019	6/13/2026	—	—	—	—
	(2)	133,333	66,667	—	$6.80	12/16/2019	12/15/2026	—	—	—	—
	(2)	88,000	56,000	—	$5.42	2/12/2020	2/11/2027	—	—	—	—
	(4)	—	—	—	—	—	—	—	—	35,000	$492,450
	(2)	—	150,000	—	$9.41	2/3/2021	2/2/2028	—	—	—	—
	(9)	—	—	—	—	—	—	52,500	$738,675	—	—
	(10)	—	—	—	—	—	—	—	—	52,500	$738,675
Kelly MacDonald	(2)	—	350,000	—	$8.90	3/1/2021	2/29/2028	—	—	—	—

Michael S.Ostrach		18,000	—	—	$34.80	1/31/2012	1/30/2022	—	—	—	—
		20,000	—	—	$30.80	2/5/2013	4/1/2022(3)	—	—	—	—
		27,000	—	—	$17.10	2/4/2014	4/1/2022(3)	—	—	—	—
		67,000	—	—	$16.00	2/9/2015	4/1/2022(3)	—	—	—	—
		29,000	—	—	$28.45	8/27/2015	4/1/2022(3)	—	—	—	—
		84,000	—	—	$21.99	2/4/2016	4/1/2022(3)	—	—	—	—
		80,000	—	—	$16.45	2/1/2018	4/1/2022(3)	—	—	—	—
		18,000	—	—	$16.45	2/1/2018	4/1/2022(3)	—	—	—	—
		150,000	—	—	$18.40	3/21/2018	4/1/2022(3)	—	—	—	—
		75,777	—	—	$10.47	2/22/2019	4/1/2022(3)	—	—	—	—
		55,416	—	—	$5.42	2/12/2020	4/1/2022(3)	—	—	—	—

		Option Awards						Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Vesting Commencement Date	Option Expiration Date	Number of Shares or Units that Have Not Vested (#)	Market Value of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights that Have Not Vested ($)
Robert Janssen, M.D.		2,500	—	—	$36.80	2/1/2012	1/31/2022	—	—	—	—
		15,000	—	—	$41.40	10/31/2012	10/30/2022	—	—	—	—
		18,000	—	—	$17.10	2/4/2014	2/3/2024	—	—	—	—
		56,000	—	—	$16.00	2/9/2015	2/8/2025	—	—	—	—
		80,000	—	—	$21.99	2/4/2016	2/3/2023	—	—	—	—
		80,000	—	—	$16.45	2/1/2018	1/31/2025	—	—	—	—
		18,000	—	—	$16.45	2/1/2018	1/31/2025	—	—	—	—
	(2)	98,222	5,778	—	$10.47	2/22/2019	2/21/2026	—	—	—	—
	(2)	64,166	40,834	—	$5.42	2/12/2020	2/11/2027	—	—	—	—
	(4)	—	—	—	—	—	—	—	—	25,000	$351,750
	(2)	—	85,000	—	$9.41	2/3/2021	2/2/2028	—	—	—	—
	(9)	—	—	—	—	—	—	30,000	$422,100	—	—
	(10)	—	—	—	—	—	—	—	—	30,000	$422,100

(1)	Represents the aggregate fair value of RSUs based on the last closing price per share as of December 31, 2021, of $14.07.
(2)	Options vest at the rate of 1/3rd of the shares on the first anniversary of the vesting commencement date, with 1/36th of the total number of shares vesting each month thereafter.
(3)	Mr. Ostrach’s option expiration dates have been adjusted as a result of his retirement on April 1, 2021.
(4)	This RSU was granted on February 12, 2020, and are subject to performance-based vesting.
(5)	This RSU was granted on February 22, 2019, prior to Mr. Spencer becoming an NEO. The RSU vests over three years with one-third vesting on each annual anniversary date.
(6)	This RSU was granted on February 13, 2020, and are subject to performance-based vesting.
(7)	This RSU was granted on February 4, 2021 and vests over three years with one-third vesting on each annual anniversary date.
(8)
This PSU was granted on February 4, 2021. These PSUs vest when the Company's weighted average share price is above $10 for a 90 calendar-day period before the end of 2023. Furthermore, because these PSUs require a 12-month vesting minimum, if the goal is achieved in less than 12 months from the grant date, the PSUs will vest on the first anniversary of the grant date.

(9)	This RSU was granted on February 3, 2021 and vests over three years with one-third vesting on each annual anniversary date.
(10)
This PSU was granted on February 3, 2021. These PSUs vest if the Company's weighted average share price is above $10 for a 90 calendar-day period before the end of 2023. Furthermore, because these PSUs require a 12-month vesting minimum, if the goal is achieved in less than 12 months from the grant date, the PSUs will vest on the first anniversary of the grant date.

OPTION EXERCISES AND STOCK VESTED
The following table provides information on stock awards that vested, including the number of shares acquired upon vesting and the value realized, determined as described below, for the named executive officers in the fiscal year ended December 31, 2021.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Ryan Spencer	—	—	20,833	$199,997
David F. Novack	—	—	—	—
Kelly MacDonald	—	—	—	—
Michael S. Ostrach	9,325	$72,642	—	—
Robert Janssen, M.D.	142,805	$947,327	—	—
(1)
The value realized on exercise is determined by multiplying the number of shares of stock acquired upon the exercise by the difference between the exercise price and the market value of the underlying shares as reported by the Nasdaq Capital Market on the exercise date.

(2)	The value realized on vesting is determined by multiplying the number of shares of stock by the market value of the underlying shares as reported by the Nasdaq Capital Market on the vesting date.

PENSION BENEFITS
None of the NEOs participates in or has an account balance under any pension or qualified or non-qualified defined benefit retirement plan sponsored by the Company.
NON -QUALIFIED DEFERRED COMPENSATION
None of the NEOs participates in or has an account balance under any non-qualified defined contribution plan or other non-qualified deferred compensation plan maintained by the Company.

POTENTIAL PAYMENTS UPON CHANGE IN CONTROL OR INVOLUNTARY TERMINATION
Summary of Change in Control and Involuntary Termination Arrangements.
To promote retention of certain key executives, our Board has authorized the Company to enter into Management Continuity and Separation Agreements with each NEO. We refer to such agreements in effect as of December 31, 2021 as the “Management Agreements.” In order to be eligible to receive benefits under the Management Agreements, our NEOs and other officers must execute a general waiver and release of claims, and such release must become effective in accordance with its terms.
Change in Control.
NEOs do not receive an equity acceleration benefit in the event of a change in control (unless there is termination of employment without cause or for good reason) of the Company, as described below.
Qualifying Termination in Connection with a Change in Control.
Under the Management Agreements, if, on or during the two-year period following a change in control (as described below), the NEO’s employment is involuntarily terminated, the NEO will, subject to the execution of a release of claims, be entitled to receive:
•
a lump-sum cash payment equal to a specified number of months (21 months for Mr. Spencer, 18 months for Mr. Novack and 15 months for our other NEOs) of the executive’s then-effective annual base salary;

•
a lump-sum cash payment equal to a specified percentage of the NEO’s target annual variable cash compensation (175% of such target for Mr. Spencer, 150% for Mr. Novack, and 125% of such target for our other NEOs) for the year of termination;

•
cash payments equal to the value of the applicable COBRA premiums for up to the same number of months as the NEO receives in base salary, payable in a single lump sum, as set forth in the first bullet (the “COBRA Payment”);

•	acceleration of vesting of all outstanding equity awards at the time of such termination; and
•
the extension of exercisability of all stock options to purchase the Company’s common stock for a period of 3 years following termination of employment (but in any event not beyond each option’s expiration date).

In addition, if any payments or benefits would constitute a “parachute payment” within the meaning of Section 280G of the Code and such payments would be subject to the excise tax imposed by Section 4999 of the Code, then such payments will either be (1) provided to the NEO in full or (2) reduced to such lesser amount that would result in no portion of such payments being subject to the excise tax, whichever amount after taking into account all applicable taxes, including the excise tax, would result in the NEO’s receipt, on an after-tax basis, of the greatest amount of such payments.
The Management Agreements generally define a change in control to mean the occurrence of a change in the majority ownership of the voting securities of the Company; a merger that results in change in the majority ownership of the voting securities of the Company; the sale of all or substantially all of the assets; or over a period of 12 months or less, when a majority of our Board becomes comprised of individuals who were not serving on our Board as of a specified date, or whose nomination, appointment, or election was not approved by a majority of the directors who were serving on our Board as of such specified date.

The table below outlines the potential payments and benefits payable to each NEO in the event such executive’s termination in connection with a Change in Control of the Company, assuming such event had occurred on December 31, 2021.
Name(1)	Severance Payment	Continuation of Benefits	Value of Accelerated Stock Awards(2)	Total
Ryan Spencer	$1,785,000	$38,166	$5,982,683	$7,805,849
David F. Novack	$1,247,400	$48,366	$3,701,090	$4,996,856
Kelly MacDonald	$703,125	$14,807	$1,809,500	$2,527,432
Robert Janssen, M.D.	$901,759	$29,677	$1,966,065	$2,897,501
(1)
Mr. Ostrach retired from the Company, effective April 1, 2021.See the section entitled “Involuntary Termination” below for the actual retirement benefits paid to Mr. Ostrach in connection with such retirement; Mr. Ostrach is not entitled to any additional benefits in connection with a Change in Control.

(2)
Represents the value of accelerated vesting of equity awards if the event took place on December 31, 2021. The value for RSUs is calculated based on the closing price per share on December 31, 2021. The value for stock option awards is calculated based on the “spread” between the closing price per share on December 31, 2021 of $14.07 and the exercise price of the vested awards, to the extent such vested awards were “in the money.”

Involuntary Termination.
Under the terms of the Management Agreements, upon an “involuntary” termination without “cause” or, if applicable, upon a resignation for “good reason” (as defined below), the NEO will, subject to the execution of a release of claims, be entitled to receive:
•	a lump-sum cash payment equal to the specified number of months (ranging from 12 to 21) of the executive’s then-effective annual base salary;
•	the COBRA Payment; and
•
for Messrs. Spencer and Novack, the extension of exercisability of all vested stock options to purchase the Company’s common stock for a period of 18 months, and 15 months, respectively (and 12 months for all other NEOs) following termination of employment (but in any event not beyond each option’s expiration date).

For purposes of the Management Agreements, “cause” generally means (1) gross negligence or willful misconduct in the performance of duties to the Company, where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries; (2) repeated unexplained or unjustified absence from the Company; (3) a material and willful violation of any federal or state law; (4) commission of any act of fraud with respect to the Company; or (5) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board.
For purposes of the Management Agreements, “good reason” generally means the NEO’s voluntary termination following (1) a material reduction or change in job duties, responsibilities, and requirements inconsistent with the NEO’s position with the Company and his or her prior duties, responsibilities, and requirements, or a material change in the level of management to which the NEO reports; (2) any material reduction of base compensation (other than in connection with a general decrease in base salaries for most officers of the successor corporation); or (3) the refusal to relocate to a facility or location more than 35 miles from the Company’s current location. The NEO must provide 90 days’ notice of the event giving rise to good reason, give the Company 30 days’ to cure (if curable), and any resignation for good reason must occur within 180 days after the occurrence of the event giving rise to such resignation right.
In addition, in September 2020, the Company and Mr. Ostrach entered into an amended and restated management continuity and separation agreement (the “Restated Management Agreement”), which in addition to the above benefits, also provides that in the event of an involuntary termination (which includes retirement) prior to March 31, 2021 that does not occur in connection with a change in control, Mr. Ostrach will receive, in addition to a cash severance benefit equal to twelve 12 months of his annual base salary, (x) 100% of his bonus for 2020 (the “Actual Bonus”) if such involuntary termination occurs prior to the date that the actual bonus for such year is determined by the Company or (y) the greater of his 2020 target bonus or the Actual Bonus if such involuntary termination occurs on or after the date that the Actual Bonus is determined by the Company. Mr. Ostrach’s entitlement to COBRA Payment will increase from 12 to 18 months; and he will be eligible for an additional six months of vesting on all time-based stock options outstanding at the time of his Retirement. In the event of Mr. Ostrach’s retirement on or after March 31, 2021 but no later than December 31, 2021 (“Retirement”): Mr. Ostrach will receive (i) 12 months of his annual base salary and (ii) the Actual Bonus. Mr. Ostrach will be entitled to 18 months of COBRA Payment. Mr. Ostrach will receive an additional six months of vesting on all time-based stock options outstanding at the time of his Retirement; and the exercise period for stock options held by Mr. Ostrach and that are outstanding and vested as of the date of Retirement will end upon the earlier of (i) the date on which the original term of such stock options would otherwise expire and (ii) 12 months following the date of his Retirement, unless the terms of the option agreement provide for a longer period. Mr. Ostrach retired effective April 1, 2021. Accordingly, he became entitled to the benefits under the terms of his Restated Management Agreement described above for a retirement on or after March 31, 2021 but not later than December 31, 2021.
The table below outlines the potential payments and benefits payable to each NEO other than Mr. Ostrach, in the event of such NEO’s involuntary termination not in connection with a change in control had occurred on December 31, 2021. Because Mr. Ostrach retired, effective April 1, 2021, the table below outlines the payments and benefits he became entitled to as a result of his retirement.
Name	Severance Payment	Continuation of Benefits	Value of Accelerated Stock Awards	Total
Ryan Spencer	$900,000	$32,714	$—	$932,714
David F. Novack	$649,688	$40,305	$—	$689,993
Kelly MacDonald	$375,000	$11,846	$—	$386,846
Michael Ostrach(1)	$478,330	$72,501	$81,379	$632,210
Robert Janssen, M.D.	$480,938	$23,742	$—	$504,680
(1)
Represents the payments and benefits Mr.Ostrach became entitled to as a result of his retirement on April 1, 2021 pursuant to his Restated Management Agreement. This represents: (i) a cash payment equal to 12 months of his annual base salary, (ii) 18 months of COBRA Payment, (iii) an additional six months of vesting on all time-based stock options outstanding at the time of his retirement, and (iv) the exercise period for stock options held by Mr. Ostrach and that were outstanding and vested as of the date of his retirement will end upon the earlier of (a) the date on which the original term of such stock options would otherwise expire and (b) 12 months following the date of his retirement, unless the terms of the option agreement provide for a longer period.

PAY RATIO DISCLOSURE
Under SEC rules, we are required periodically to calculate and disclose the annual total compensation of our median employee, as well as the ratio of the annual total compensation of our median employee as compared to the annual total compensation of our Chief Executive Officer (“CEO Pay Ratio”). To identify our median employee, we used the following methodology:
•	To determine our total population of employees, we included all full-time, part-time, and temporary employees as of December 31, 2021.
•
To identify our median employee from our employee population, we calculated the aggregate amount of each employee’s 2021 base salary (using amounts actually paid for hours worked, including overtime, during 2021 for hourly employees and actual salary paid for our remaining employees), the actual value of annual cash incentive awards earned in 2021, and the value of equity awards granted in 2021 using the same methodology we use for estimating the value of the equity awards granted to our named executive officers and reported in our Summary Compensation Table.

•	In making this determination, we annualized the compensation elements listed above of employees who were employed by us for less than the entire calendar year.
•	Compensation paid in foreign currencies was converted to U.S. dollars based on exchange rates in effect on December 31, 2021.
Because we had an even number of employees as of December 31, 2021, we determined two employees at the median using the approach described above. Both of these employees were hired in 2021, so we substituted another employee with substantially similar compensation as our median employee. Once the median employee was identified, we then calculated the annual total compensation of this employee for 2021 in accordance with the requirements of the Summary Compensation Table.
For 2021, the median of the annual total compensation of our employees (other than our Chief Executive Officer) was $188,019 and the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table included in this proxy statement, was $4,519,489. Based on this information, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was approximately 24-to-1.
The CEO Pay Ratio above represents our reasonable estimate calculated in a manner consistent with SEC rules and applicable guidance. SEC rules and guidance provide significant flexibility in how companies identify the median employee, and each company may use a different methodology and make different assumptions particular to that company. As a result, and as explained by the SEC when it adopted these rules, in considering the pay ratio disclosure, stockholders should keep in mind that the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.
Neither the Compensation Committee nor our management used our CEO Pay Ratio measure in making compensation decisions.

DIRECTOR COMPENSATION
NON-EMPLOYEE DIRECTOR COMPENSATION PHILOSOPHY
Our non-employee director compensation philosophy is based on the following guiding principles:
•	Aligning the long-term interests of stockholders and directors; and
•	Compensating directors appropriately and adequately for their time, effort and experience
The elements of director compensation consist of annual cash retainers and equity awards, as well as customary and usual expense reimbursement in attending Board and committee meetings. In an effort to align the long-term interests of our stockholders and non-employee directors, the mix of cash and equity compensation has historically been, and is currently, weighted more heavily to equity.
The Board approves changes to non-employee director compensation after considering recommendations of the Compensation Committee. When considering non-employee director compensation decisions, the Compensation Committee believes it is important to be informed as to current compensation practices of comparable publicly-held companies in the life sciences industry, especially to understand the demand and competitiveness for attracting and retaining the expertise of highly qualified individuals. Thus, the Compensation Committee considers recommendations from Arnosti based on an analysis of director compensation at our peer companies. Our compensation arrangements for our non-employee directors are set forth in our Non-Employee Director Compensation Policy (the “Director Compensation Policy”) and our Board may approve additional cash and equity awards for our non-employee directors in its discretion. The Director Compensation Policy outlines cash and equity compensation automatically payable to non-employee members of the Board, unless such non-employee director declines receipt of such cash or equity compensation by written notice to us. The Compensation Committee reviews our non-employee director compensation relative to industry practices every year, and last amended it in October 2021 (the “Amended Director Compensation Policy”).
Previously, our stockholders approved a limit in our 2018 Equity Incentive Plan on the amount of compensation that our non-employee directors may receive for service during any fiscal year. The 2018 EIP provides that the aggregate value of all cash and equity-based compensation granted or paid by us to any individual for service as a non-employee director of the Board with respect to any fiscal year of the Company may not exceed (i) a total of $200,000 with respect to any such cash compensation and (ii) $800,000 in total value with respect to any such equity-based compensation (including awards granted under our 2018 Equity Incentive Plan and any other equity-based awards), calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes. If our stockholders approve Proposal 2 at the Annual Meeting, the Amended 2018 EIP will provide that for any individual who is first appointed or elected to the Board during any fiscal year of the Company, the limit for such individual’s equity-based compensation will be $1,200,000 with respect to such fiscal year. Neither the limit on non-employee director compensation nor the increase to such limit is intended to serve as an increase in the annual amount of non-employee director compensation; rather, the limit and the increase to such limit were approved for the purpose of limiting the amount of compensation the Board can approve for non-employee directors each year.
CASH COMPENSATION ARRANGEMENTS
During 2021, under our Director Compensation Policy, each member of our Board who was not an employee or officer of the Company received the following cash compensation for Board services:
•
A $65,000 annual retainer for service as Chair of the Board or, alternatively, a $40,000 annual retainer for service as a member of the Board (increased to a $100,000 annual retainer for service as Chair of the Board, or, alternatively, a $50,000 annual retainer for service as a member of the Board under the Amended Director Compensation Policy).

•	A $20,000 annual retainer for the Chair of the Audit Committee and a $10,000 annual retainer for each additional member of the Audit Committee.
•	A $15,000 annual retainer for the Chair of the Compensation Committee and a $7,000 annual retainer for each additional member of the Compensation Committee.

•	A $10,000 annual retainer for the Chair of the Nominating and Corporate Governance Committee and $5,000 annual retainer for each additional member of the Nominating and Corporate Governance Committee.
We amended the cash portion of our Director Compensation Policy on the advice of Arnosti, our compensation consultant, effective as of October 1, 2021, to increase the annual retainer for service as Chair of the Board from $65,000 to $100,000 and the annual retainer for service as a member of the Board from $40,000 to $50,000.
Cash compensation is paid on a quarterly basis, in advance, except that for new appointments (whether to the Board or to a committee seat not previously held) the fees for that quarter are pro-rated based on the actual number of days served during such quarter. We also reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our Board and committees of our Board.
EQUITY COMPENSATION
The table below summarizes our equity compensation program for non-employee directors under the Director Compensation Policy and the Amended Director Compensation Policy:
Director Compensation Policy	Amended Director Compensation Policy
Each new director automatically receives an initial equity award (“Initial Grant”) upon the date each such person is elected or appointed to the Board that vests in equal annual installments over three years, provided the director continues to provide services to us through each vesting date

Initial Grant consisting of a non-qualified stock option to purchase 50,000 shares of our common stock	Initial Grant consisting of a non-qualified stock option and an RSU, together equal to the stock option equivalent(1) of 60,000 shares of our common stock
On the date of each annual meeting of our stockholders, each non-employee director automatically receives a subsequent equity award (“Subsequent Grant”)(2) that vests in full on the one-year anniversary of the grant date, provided the director continues to provide services to us through each vesting date.
Subsequent Grant consisting of a non-qualified stock option to purchase 25,000 shares of our common stock	Subsequent Grant consisting of a non-qualified stock option and an RSU, together equal to the stock option equivalent(1) of 30,000 shares of our common stock
(1)
Each Initial Grant and each Subsequent Grant under the Amended Director Compensation Policy will be delivered such that approximately 75% of the value is delivered as a non-qualified stock option and approximately 25% of the value is delivered as an RSU, using the methodology for determining actual share amounts and the stock option to restricted stock unit award ratio most recently approved by the Board or the Compensation Committee

(2)	Under the Director Compensation Policy and the Amended Director Compensation Policy, a non-employee director’s first Subsequent Grant is reduced to the following:
a.	75% of the Subsequent Grant if the service period from the non-employee director’s initial election or appointment date to the annual meeting was between 7 and 10 months;
b.	50% of the Subsequent Grant if the service period from the non-employee director’s initial election or appointment date to the annual meeting was between 4 and 7 months; and
c.	25% of the Subsequent Grant if the service period from the non-employee director’s initial election or appointment date to the annual meeting was between 1 and 4 months.

DIRECTOR COMPENSATION TABLE
The following table shows for the fiscal year ended December 31, 2021, certain information with respect to the cash and equity compensation of all non-employee directors of the Company:
Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	Option Awards(2)(3)	Total
Scott Myers	$25,000	$188,031	$509,747	$722,778
Francis R. Cano, Ph.D.	$45,000	—	$132,658	$177,658
Julia M. Eastland	$58,361	—	$132,658	$191,019
Andrew A. F. Hack, M.D., Ph.D.	$76,639	—	$132,658	$209,297
Daniel L. Kisner, M.D.	$57,000	—	$132,658	$189,658
Brent MacGregor	$45,000	—	$132,658	$177,658
Peter R. Paradiso	$40,000	—	$99,493	$139,493
Peggy V. Phillips	$65,000	—	$132,658	$197,658
Natale Ricciardi	$47,000	—	$132,658	$179,658
Elaine Sun	$12,500	$142,818	$390,326	$545,644
(1)	Consists of fees earned or paid in 2021 for Board and committee membership as described above.
(2)
Represents the aggregate grant date fair value of stock options and RSUs granted in the fiscal year in accordance with ASC 718. See note 15 of our “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K filed with the SEC on February 28, 2022, for a discussion of assumptions we made in determining the compensation costs included in this column. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the non-employee directors.

(3)
As of December 31, 2021, each non-employee director held stock options and RSUs to purchase the following numbers of shares of our common stock: Mr. Myers held options to purchase 45,000 shares of our common stock and RSUs covering 10,714 shares of our common stock; Dr. Cano held options to purchase 116,550 shares of our common stock; Ms. Eastland held options to purchase 75,000 shares of our common stock; Dr. Hack held options to purchase 58,750 shares of our common stock; Dr. Kisner held options to purchase 120,950 shares of our common stock; Mr. MacGregor held options to purchase 75,000 shares of our common stock; Mr. Paradiso held options to purchase 68,750 shares of our common stock; Ms. Phillips held options to purchase 120,950 shares of our common stock; Mr. Ricciardi held options to purchase 107,750 shares of our common stock; and Ms. Sun held options to purchase 45,000 shares of our common stock and RSUs covering 10,714 shares of our common stock.

CORPORATE GOVERNANCE
CORPORATE GOVERNANCE GUIDELINES
In February 2016, our Board adopted Corporate Governance Guidelines that set forth key principles to guide the Board in its exercise of responsibilities and serve the interests of the Company and our stockholders. The Corporate Governance Guidelines were reviewed and updated by the Board in February 2018. Our Corporate Governance Guidelines can be found on the Corporate Governance page under the Investors and Media – Corporate Governance section of our website at www.dynavax.com. In addition, these guidelines are available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary, Dynavax Technologies Corporation, 2100 Powell Street, Suite 900, Emeryville, California 94608.
ENVIRONMENTAL, SOCIAL AND GOVERNANCE MATTERS
Our Commitment. We are committed to conducting our business in compliance with all applicable legal and ethical standards. In addition, we are committed to helping to protect the environment.
Our Core Values. Our core values are deeply ingrained principles that guide our Company’s actions and serve as our cultural cornerstones. As a developer and manufacturer of vaccines, we operate with the highest level of quality, integrity, and safety for the betterment of public health. These are paramount aspects of what we do every day. In addition, we strive to maintain a culture that is focused on creating an environment where each employee is valued by the organization and where our organization is valued by each employee. Below is a list of our core values.
•	Committed To Doing What Is Right: We approach all that we do with integrity and quality to ensure we maintain trust and credibility with patients, colleagues, and all of our stakeholders.
•	Celebrate Individuals: We recognize each team member as an individual, respecting who they are, and the combined value of everyone’s unique perspectives and experiences.
•	A Community Of Collaboration: We provide support and encouragement to each other, both personally and professionally, to create a community focused on working together to accomplish our shared goals.
•	Empower One Another To Make A Difference: We operate from a place of trust and high expectations inspiring one another to take ownership, venture beyond the obvious, and to bring our best every day.
•	Embrace The Challenge: Together, as one team focused on results, we confront challenges with confidence and enthusiasm, never letting obstacles or hard work deter us from driving innovation.
Ethics and Compliance. Our Ethics and Compliance program includes our Code of Business Conduct and Ethics, which sets forth our expectations that all Dynavax employees globally conduct their business activities in a legal and ethical manner. The Code of Business Conduct and Ethics can be found on our website under the header “Investors” and within that under the header “Corporate Governance Documents.” We have a Chief Ethics and Compliance Officer, a Compliance Steering Committee and policies, procedures and training addressing specific aspects of our business, including advertising and promotion; engagements with healthcare providers; and regarding our business activities outside the United States to ensure they comply with the U.S. Foreign Corrupt Practices Act and all other applicable anti-corruption laws. We certify on an annual basis to having a comprehensive compliance program that meets the standards set forth under California law. This certification, which sets forth all of the elements of our healthcare compliance program, can be found on our website.
Environmental. We also care about the environment. To that end, our headquarters is in a building certified as “Gold” level on the LEED Scorecard as set forth by the United States Green Building Committee. Additionally, we offer incentives to our employees to utilize public transit in order to reduce traffic congestion and pollution and there is a free shuttle from our building to public transportation. Access to our offices has been limited to essential workers since the beginning of the pandemic. We do not plan to have our headquarter-based employees return to our headquarters on a full-time basis after the pandemic subsides and plan to embrace a flexible work model. This transition to a largely virtual environment further helps reduce congestion and pollution. Additionally, in March 2022, we signed a new lease to reduce the size of our headquarters office space which will further reduce our carbon footprint both in terms of energy consumption and less drivers driving to our office. For the automobile fleet for our sales force, we strive to keep the carbon footprint of the fleet low through replacing vehicles roughly every three years to take advantage of the latest technology regarding fuel economy and miles per gallon efficiencies. In addition, we have an active recycling program. In our office and manufacturing facility in Germany, we offer incentives to our employees to lease bikes or e-bikes in order to reduce traffic congestion and pollution, and we strive to reduce energy consumption with a variety of measures including obtaining more than 90% of electrical power from renewable sources. We continue to consider other ways in which we can conduct our business in an environmentally friendly manner.
Development, Engagement and Diversity of Our Employees. The development and engagement of our employees is among the top priorities of the human resources team, and in 2021, 28 leaders and key contributors completed a leadership development program, in addition to the 80 leaders and key contributors that completed the program in the year prior.
In 2021, we offered a diversity and inclusion program called Awareness & Understanding in Action to our U.S.-based employees. This program consisted of five modules facilitated by an external Diversity, Equity and Inclusion (“DEI”) consultant. Later in the year, we implemented the following three global DEI Commitments:
•	Fostering a culture where all employees are recognized and appreciated for the unique individuals they are and for their accomplishments in the workplace.
•	Providing education to our employees on the negative effects of unconscious bias.
•	Building and sustaining a team filled with a diversity of personal experiences, backgrounds, and perspectives.
We strive to create a diverse workforce and continue to work towards greater diversity in our workforce.
Community Involvement and Philanthropy. In 2021, we partnered with certain non-profit organizations committed to addressing the impact of poverty and inequality in our communities, and we added two additional paid days for our employees to volunteer in their communities each year. Additionally, from time to time, we make donations to support a variety of charitable organizations which we believe align with our core values.
STOCKHOLDER OUTREACH AND ENGAGEMENT
Our Board and management team value the views of our stockholders and we proactively engage with our major stockholders on a regular basis throughout the year. In addition, we seek feedback from the governance teams of our largest institutional stockholders each year. We believe our outreach efforts help ensure that our stockholders are aware of our governance initiatives and provide us with valuable feedback in order to enhance our governance practices and disclosure to stockholders. We contacted the governance teams of our largest institutional stockholders in early 2022. The bulk of the stockholders, while appreciating the outreach, did not feel a need to talk at the time. We spoke with 100% of the stockholders that wanted to provide us with feedback at that time. During these discussions, which included an opportunity for detailed questions, we engaged in meaningful dialog with these stockholder representatives about our corporate governance program.
MAJORITY VOTE POLICY
Our Corporate Governance Guidelines include a provision whereby any nominee for director in an uncontested election would submit an offer of resignation for consideration by the Nominating and Corporate Governance Committee of the Board, if such nominee receives a greater number of “Withhold” votes than “For” votes. The Nominating and Corporate Governance Committee would then consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation. Promptly following the Board’s decision, we would disclose that decision and an explanation of such decision in a filing with the SEC or a press release.
PLEDGING/HEDGING POLICY
We have a policy that prohibits our executive officers, directors and other members of management from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our stock. No waivers of this policy were requested or provided during 2021.
BOARD DIVERSITY
Due to the global and diverse nature of our business, our Board believes it is important to consider whether a Board candidate assists in achieving a mix of Board members that represents a diversity of backgrounds and experience, including with respect to age, gender, international background, race and specialized experience. Each year, our Nominating and Corporate Governance Committee reviews its Board membership criteria and assesses the composition of the Board against the criteria. During 2021 we added additional directors that not only brought in diverse backgrounds and professional experiences, but we also increased the diversity of our board further in terms of underrepresented minority and female membership. Below is an overview of our Board diversity as currently composed.
Board Diversity Matrix (As of April 4, 2022)
Total Number of Directors	11
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	8	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	8	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—
INDEPENDENCE OF THE BOARD OF DIRECTORS
As required under the Nasdaq Stock Market, or Nasdaq listing standards, and our Corporate Governance Guidelines, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. In addition, applicable Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating committees be independent within the meaning of applicable Nasdaq rules. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act.
Consistent with these considerations, our Board undertook a review of the independence of each director and considered whether any director has a material relationship that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. After review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that the following directors are independent directors within the meaning of the applicable Nasdaq listing standards: Ms. Eastland, Mr. Meyers, Ms. Phillips, Ms. Sun, Mr. MacGregor and Mr. Ricciardi, as well as Drs. Cano, Hack, Kisner and Paradiso. In making this determination, our Board considered certain relationships and transactions that occurred in the ordinary course of business between the Company and entities with which some of our directors are or have been affiliated, including the affiliation of Dr. Hack with Bain Capital Life Sciences Fund, L.P. and BCIP Life Associates, L.P. (“Bain Life Sciences”), as a managing director of Bain Capital Life Sciences Investors, LLC, the general partner of Bain Life Sciences, a holder of 7.10% of our common stock. We also considered Dr. Paradiso’s relationship to CEPI, as a member of its R&D Manufacturing Investment Committee, in light of the transaction entered into between the Company and CEPI in January of 2021, pursuant to which CEPI provided the Company, among other things, financing to manufacture our adjuvant, CpG 1018, in the form of a forgivable loan that we can and have drawn upon, and that CEPI partners will be able to buy CpG 1018 from us under certain prescribed terms as set forth in that same agreement. The Board determined that none of these transactions would impair Dr. Hack’s or Dr. Paradiso’s independence or interfere with the exercise of independent judgment in carrying out director responsibilities.
By virtue of his employment with the Company as Chief Executive Officer, Ryan Spencer is not an independent director.

BOARD LEADERSHIP STRUCTURE
Our Board is currently chaired by Scott Myers. The duties of the chairperson include presiding over all meetings of the Board; preparing the agenda for Board meetings in consultation with the Chief Executive Officer and other members of our Board; calling and presiding over meetings of non-employee directors; and managing the Board’s process for annual evaluation of the Chief Executive Officer. Accordingly, the chairperson has substantial ability to shape the work of our Board. Our Board currently believes that separation of the positions of chairperson and Chief Executive Officer reinforces the independence of our Board in its oversight of our business and affairs. In addition, such separation helps create an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of our Board to monitor whether management’s actions are in the best interests of our Company and its stockholders.
Our Board also believes there may be advantages to having an independent chairperson for matters such as communications and relations between our Board, the Chief Executive Officer and other senior management and in assisting our Board in reaching consensus on particular strategies and policies. Having a chairperson separate from the Chief Executive Officer also allows the chairperson to focus on assisting the Chief Executive Officer and other senior management in seeking and adopting successful business strategies and risk management policies and in making successful choices in management succession.
BOARD’S ROLE IN RISK OVERSIGHT
Risk assessment and oversight are an integral part of our governance and management processes. Our Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing the Company. For example, due to the public health concerns regarding the COVID-19 outbreak, our management required that all employees work from home, except for those who had to be in the office in order to complete their job function, and we assessed and made plans for potential supply chain risk and other potential impact on the business globally. We continue to monitor potential impact of the evolving COVID-19 situation on our business. Throughout the year, senior management reviews these risks with the Board at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.
Our Board does not have a standing risk management committee but rather administers this oversight function directly through our Board as a whole as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure generally. Our Audit Committee has the responsibility to oversee our major financial risk exposures and the steps our management has taken to monitor and control these exposures as well as oversight of our enterprise risk management program. The Audit Committee also monitors compliance with legal and regulatory requirements, oversees the performance of our internal audit function and approves or disapproves any related-persons transactions. Furthermore, our Audit Committee also has responsibility for overseeing and assessing risk exposure relating to our healthcare compliance program pertaining to healthcare laws, regulations and industry standards applicable to pharmaceutical companies, a role that was previously administered by our full Board. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines and manages the process for annual director self-assessment and evaluation of the Board. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.
MEETINGS OF THE BOARD OF DIRECTORS
During 2021, (i) our full Board met 8 times, (ii) our Audit Committee met 4 times, (iii) our Compensation Committee met 9 times and (iv) our Nominating and Corporate Governance Committee met 4 times. All Board members attended at least 75% or more of the aggregate of the meetings of the Board and of the committees on which the member served held during the period of service as a director or committee member.

COMMITTEES OF THE BOARD OF DIRECTORS
Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal year 2021 for each of the Board committees:
Name	Audit	Compensation	Nominating and Corporate Governance
Scott Meyers
Francis R. Cano, Ph.D.			Member
Julie Eastland	Chair*
Andrew A. F. Hack, M.D., Ph.D.	Member*
Daniel L. Kisner, M.D.		Member	Chair
Brent MacGregor			Member
Peter R. Paradiso
Peggy V. Phillips	Member	Chair
Natale Ricciardi		Member
Elaine Sun
Total Members	3	3	3
Total Meetings	4	9	4
*	Qualified Audit Committee Financial Expert
Below is a description of each committee of our Board. Each of the committees has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. Our Board has determined that each member of each committee meets the applicable Nasdaq listing standards and related rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.
Audit Committee
In March 2021, Ms. Eastland became Chairperson of the Audit Committee and Dr. Hack, the prior Chairperson, remained a member. In addition to determining that all members of the Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards), the Board determined that each of Ms. Eastland and Dr. Hack qualified as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of each of their level of knowledge and experience based on a number of factors, including their respective formal education and experience as a chief financial officer. The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. During 2021, the Audit Committee met on four occasions.
The Audit Committee operates under a written charter that is available on the Company’s website at http://investors.dynavax.com/corporate-governance.
Among other things, the charter specifically requires our Audit Committee to:
•	review and monitor the policies and procedures adopted by the Company to fulfill its responsibilities regarding the fair and accurate presentation of the Company’s financial statements;
•	appoint, compensate, and oversee the work of the Company’s independent registered public accounting firm;
•	approve and monitor all audit and non-audit services performed by the Company’s independent registered public accounting firm;
•	investigate, review and report the propriety and ethical implications of any transactions between the Company and any related persons;
•	consult and discuss with management and the independent registered public accounting firm regarding the effectiveness of the Company’s internal controls over financial reporting;

•
establish procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	oversee the Company’s healthcare compliance program;
•	review and evaluate the Company’s accounting principles and systems of internal controls; and
•
review and discuss the disclosure of the Company’s annual audited financial statements and quarterly financial statements, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Management is responsible for the financial reporting process, including the system of internal controls and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Ernst & Young, the Company’s independent registered public accounting firm, is responsible for auditing or reviewing those financial statements. The Audit Committee monitors and reviews these processes.
Report of the Audit Committee of the Board of Directors
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2021 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Ms. Julie Eastland (Chairperson)
Andrew A. F. Hack, M.D., Ph.D.
Ms. Peggy V. Phillips
Compensation Committee
For 2021, our Compensation Committee was composed of three directors: Ms. Phillips (Chairperson), Dr. Kisner and Mr. Ricciardi. All members of the Compensation Committee are independent as required by Nasdaq Rule 5605(d) (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards), are “outside directors” for purposes of Section 162(m) of the Code and are “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act.
During 2021, the Compensation Committee held nine meetings. The Compensation Committee acts on behalf of the Board to review, recommend for adoption, and oversee the Company’s compensation strategy, policies, plans and programs. The Compensation Committee operates under a written charter that is available on the Company’s website at http://investors.dynavax.com/corporate-governance. Among other things, the charter specifically requires our Compensation Committee to:
•
Annually review and approve the Company’s corporate goals and objectives relevant to Chief Executive Officer compensation, evaluate the Chief Executive Officer’s performance in light of such goals and objectives, and recommend to the Board the Chief Executive Officer’s compensation level based on this evaluation. In determining the long-term incentive component of the Chief Executive Officer’s compensation, the Compensation Committee will consider the Company’s performance and relative stockholder return, the value of similar incentive awards to Chief Executive Officers at comparable companies, and the awards given to the Company’s Chief Executive Officer in past years;

•	annually review and make recommendations to the Board with respect to incentive compensation plans and equity-based plans;
•	annually review Director compensation and make recommendation to the Board;
•
administer the Company’s incentive-compensation plans and equity-based plans as in effect and as adopted from time to time by the Board provided that the Board shall retain the authority to interpret such plans;

•
annually review and approve for the Company’s executive officers as defined in Rule 16a-1(f) of the Exchange Act: i) annual base salary levels; ii) annual incentive compensation levels; iii) long-term incentive compensation levels; and iv) employment agreements, severance agreements, change of control agreements/provisions and any other compensatory arrangements, in each case as, when and if appropriate;

•	make regular reports to the Board; and
•
perform such other functions and have such other powers consistent with the Compensation Committee Charter, the Company’s Bylaws and governing laws as the Compensation Committee or the Board may deem appropriate.

Under its charter, our Compensation Committee may form, and delegate authority to, subcommittees, as appropriate. Our Compensation Committee has authorized and delegated authority to our Chief Executive Officer to grant stock options to employees and consultants who are not officers of the Company from pre-approved pools and in accordance with guidelines designated for new hire and annual grants. The purpose of this delegation is to enhance the flexibility of option administration within the Company and to facilitate the timely grant of options to non-executive employees, particularly new employees, within specified limits and values approved by our Compensation Committee.
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee at any time has been one of our officers or employees or an officer or employee of one of our subsidiaries at any time during the fiscal year ended December 31, 2021. None of our executive officers currently serve, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our Board or Compensation Committee.
Nominating and Corporate Governance Committee
For 2021, our Nominating and Corporate Governance Committee was composed of three directors: Drs. Kisner (Chairperson) and Cano and Mr. MacGregor. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors and identifying with the Chief Executive Officer candidates for appointment or election to the Board.
In identifying potential director candidates, the Nominating and Corporate Governance Committee considers Board candidates through a variety of methods and sources. These include suggestions from current Board members, senior management, stockholders, professional search firms and other sources. At this time, the Nominating and Corporate Governance Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders. While the Nominating and Corporate Governance Committee does not have such a formal policy, it will consider such a recommendation, as reflected by its decision to recommend Mr. Ricciardi to the Board following a stockholder recommendation. Our Board believes that it is appropriate that the Nominating and Corporate Governance Committee does not have such a policy because the Nominating and Corporate Governance Committee reviews all candidates in the same manner regardless of the source of the recommendation. In the case of a new director candidate, the Nominating and Corporate Governance Committee also determines whether the nominee is independent based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. Among the qualifications to be considered in the selection of candidates are broad experience in business, finance or administration, familiarity with the Company’s industry, and prominence and reputation. Since prominence and reputation in a particular profession or field of endeavor are what bring most persons to the Board’s attention, there is further consideration of whether the individual has the time available to devote to the work of the Board and one or more of its committees. In addition, our Nominating and Corporate Governance Committee will consider whether the candidate assists in achieving a mix of members that represents a diversity of backgrounds and experience, including with respect to age, gender, international background, race and specialized experience. Each year, our Nominating and Corporate Governance Committee reviews its Board membership criteria and assesses the composition of the Board against the criteria.
The members of the Nominating and Corporate Governance Committee informally discussed committee business a number of times during the year and the Nominating and Corporate Governance Committee held four formal meetings during 2021. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on the Company’s website at http://investors.dynavax.com/corporate-governance.
STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Stockholders may communicate with our Board by directing comments, concerns, and questions to the Corporate Secretary at Dynavax Technologies Corporation, 2100 Powell Street, Suite 900, Emeryville, California 94608. Communications will be distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, our Board has requested that certain items that are unrelated to the duties and responsibilities of the Board be filtered, including product complaints or inquiries, new product suggestions, résumés and other forms of job inquiries, surveys, or business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-employee director upon request. Stockholders may also communicate with our Board as a group through our website at https://investors.dynavax.com/corporate-governance/contact-the-board. All communications directed to the Audit Committee in accordance with our whistleblower policy that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the chairperson of the Audit Committee. Every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner.

CERTAIN TRANSACTIONS
Except as described below, since January 1, 2021, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000 and in which any current director, executive officer, holder of more than 5% of our common stock or any immediate family member of any of the foregoing persons had or will have a direct or indirect material interest other than compensation arrangements, described under the sections entitled “Executive Compensation” and “Director Compensation,” and with respect to the indemnification agreements described below.
Related Persons Transactions and Indemnification
Policies and Procedures for Related Person Transactions
Our Audit Committee is responsible for reviewing and approving all related party transactions, which would include a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000, not including transactions involving compensation for services provided to Dynavax as an employee, director, consultant or similar capacity by a related person. Related parties include any of our directors or executive officers, certain of our stockholders and their immediate family members. This obligation is set forth in writing in the Audit Committee charter. A copy of the Audit Committee charter is available on the Company’s website at http://investors.dynavax.com/corporate-governance.
Where a transaction has been identified as a related-person transaction, management would present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation would include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to Dynavax of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, the Audit Committee relies on information supplied by our executive officers and directors. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to Dynavax, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. In determining whether to approve, ratify or reject a related-person transaction, the Audit Committee considers, in light of known circumstances, whether the transaction is, or is not, consistent with the best interests of Dynavax and our stockholders, as the Audit Committee determines in the good faith exercise of its discretion.
Indemnity Agreements
We have entered into indemnity agreements with some of our officers and directors so that they will be free from undue concern about personal liability in connection with their service to the Company. The indemnity agreements provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law.
CODE OF BUSINESS CONDUCT AND ETHICS
We have adopted the Dynavax Code of Business Conduct and Ethics that applies to all officers, directors and employees. Our Code of Business Conduct and Ethics is available on our website at http://investors.dynavax.com/corporate-governance and upon written request. We will provide a written copy of the Dynavax Code of Business Conduct and Ethics to anyone without charge, upon request written to Dynavax Technologies Corporation, Attention: Corporate Secretary, 2100 Powell Street, Suite 900, Emeryville, California 94608, or contact Dynavax’s Corporate Secretary at (510) 848-5100. If we make any substantive amendments to or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website. There have been no waivers under the Code of Business Conduct and Ethics as of the date of filing of this proxy statement.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of the Company’s common stock as of January 31, 2022 by: (i) each director and nominee for director; (ii) the NEOs; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.
Name and Address of Beneficial Holder	Number of Shares (2)	Percent of Shares Beneficially Owned (3)
5% Stockholders
Federated Hermes, Inc.(4)	16,782,838	13.92%
State Street Corporation(5)	6,245,356	5.21%
Bain Capital Life Sciences Fund, L.P.(6)	8,443,750	7.10%
BlackRock, Inc.(7)	7,868,324	6.60%
NEOs and Directors(1)
Ryan Spencer(8)	855,608	*
David F. Novack(9)	869,147	*
Michael S. Ostrach(10)	668,235	*
Kelly MacDonald(11)	126,388	*
Robert Janssen, M.D.(12)	405,082	*
Francis R. Cano, Ph.D.(13)	112,384	*
Julia M. Eastland(14)	16,667	*
Andrew A. F. Hack, M.D., Ph.D.(15)	8,443,750	7.1%
Daniel L. Kisner, M.D.(16)	97,450	*
Brent MacGregor(17)	16,667	*
Scott Myers	—	*
Peter R. Paradiso(18)	19,667	*
Peggy V. Phillips(19)	123,683	*
Natale Ricciardi(20)	82,750	*
Elaine D. Sun	—	*
All executive officers and directors as a group (15 persons)(21)	11,837,478	9.31%
*	Less than one percent.
(1)	The address of each of the NEOs and directors is c/o Dynavax Technologies Corporation, 2100 Powell Street, Suite 900, Emeryville, California 94608.
(2)
To our knowledge, except as set forth in the footnotes to this table, and subject to applicable community property laws, each person named in this table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

(3)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. Shares of our common stock subject to options currently exercisable or that will become exercisable within 60 days after January 31, 2022, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Applicable percentages are based on 123,956,363 shares of our common stock outstanding as of January 31, 2022, adjusted as required by the rules of the SEC.

(4)
This information is based solely on a Schedule 13G/A filed by Federated Hermes, Inc. on February 14, 2022, with the SEC. Federated Hermes, Inc. beneficially owns 16,782,838 shares and has sole dispositive or sole voting power. Federated Hermes, Inc.’s outstanding voting stock is held in the voting shares irrevocable trust for which Thomas R. Donahue, Rhodora J. Donahue and J. Christopher Donahue (the “Trustees”) act as trustees. Each of the Trustees has collective voting control over Federated Hermes, Inc. The address of the principal business and office of Federated Hermes, Inc. and each of the Trustees is 1001 Liberty Avenue, Pittsburgh, PA 15222-3779. The Schedule 13G/A provides information only as of December 31, 2021, and consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 31, 2021, and January 31, 2022.

(5)
This information is based solely on a Schedule 13G/A filed by State Street Corporation on February 11, 2022, with the SEC. State Street Corporation beneficially owns 6,245,356 shares and has no sole dispositive or sole voting power. The address of the principal business and office of State Street Corp. is, One Lincoln Street, Boston, MA 02111. The Schedule 13G/A provides information only as of December 31, 2021, and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 31, 2021, and January 31, 2022.

(6)
This information is based primarily on a Schedule 13D/A filed by Bain Capital Life Sciences Fund, L.P. on August 27, 2021, with the SEC. Bain Capital Life Sciences Fund L.P. holds 7,634,045 shares of common stock and has no sole dispositive or sole voting power. BCIP Life Sciences Associates, LP holds 780,955 shares of common stock and has no sole dispositive or sole voting power. Also includes 28,750 options held by Dr. Hack for the benefit of Bain Capital Life Sciences Fund, L.P. Bain Capital Life Sciences Investors,

LLC (“BCLSI”) is the ultimate general partner of Bain Capital Life Sciences Fund, L.P. and governs the investment strategy and decision-making process with respect to investments held by BCIP Life Sciences Associates, LP. Boylston Coinvestors, LLC is the general partner of BCIP Life Sciences Associates, LP. Jeffrey Schwartz and Adam Koppel are the managers of BCLSI and may be deemed to share voting and dispositive power with respect to the securities held by Bain Capital Life Sciences Fund, L.P. and BCIP Life Sciences Associates, LP. The address of the principal business and office of BCLSI, Bain Capital Life Sciences Fund, L.P. and BCIP Life Sciences Associates, LP is 200 Clarendon Street, Boston, MA 02116. The Schedule 13D/A provides information only as of August 27, 2021 and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between August 27, 2021 and January 31, 2022.
(7)
This information is based solely on Schedule 13G/A filed by BlackRock, Inc. on February 1, 2022, with the SEC. BlackRock, Inc. beneficially owns and has sole dispositive power over 7,868,324 shares of common stock, of which 7,659,797 shares are held with sole voting power. The address of the principal business and office of BlackRock, Inc. is, 55 East 52nd Street, New York, NY 10055. The Schedule 13G/A provides information only as of December 31, 2021, and consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 31, 2021, and January 31, 2022.

(8)
Consists of 71,589 shares of common stock owned directly by Mr. Spencer and includes time-based restricted stock units to be converted into 50,583 shares of common stock, performance-based restricted stock units to be converted into 128,800 shares of common stock and options to purchase 604,636 shares of common stock exercisable within 60 days of January 31, 2022.

(9)
Consists of 44,066 shares of common stock owned directly by Mr. Novack and includes time-based restricted stock units to be converted into 17,500 shares of common stock, performance-based restricted stock units to be converted into 87,500 shares of common stock and options to purchase 720,081 shares of common stock exercisable within 60 days of January 31, 2022.

(10)	Consists of 84,367 shares of common stock owned directly by Mr. Ostrach and options to purchase 583,868 shares of common stock exercisable within 60 days of January 31, 2022.
(11)	Consists of options to purchase 126,388 shares of common stock exercisable within 60 days of January 31, 2022.
(12)
Consists of 8,276 shares of common stock owned directly by Dr. Janssen and includes time-based restricted stock units to be converted into 10,000 shares of common stock, performance-based restricted stock units to be converted into 55,000 shares of common stock and options to purchase 331,806 shares of common stock exercisable within 60 days of January 31, 2022.

(13)	Consists of 20,834 shares of common stock owned directly by Dr. Cano, options to purchase 91,550 shares of common stock exercisable within 60 days of January 31, 2022.
(14)	Consists of options to purchase 16,667 shares of common stock exercisable within 60 days of January 31, 2022.
(15)
This information is based primarily on a Schedule 13D/A filed by Bain Capital Life Sciences Fund, L.P. on August 27, 2021, with the SEC. Bain Capital Life Sciences Fund L.P. holds 7,634,045 shares of common stock BCIP Life Sciences Associates, LP holds 780,955 shares of common stock. Also includes 28,750 options held by Dr. Hack for the benefit of Bain Capital Life Sciences Fund, L.P. Dr. Hack is a Managing Director of BCLSI. By virtue of these relationships, Dr. Hack may be deemed to share voting and dispositive power with respect to shares of common stock held by Bain Capital Life Sciences Fund L.P. and BCIP Life Sciences Associates, LP. Dr. Hack disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(16)	Consists of 1,500 shares of common stock owned directly by Dr. Kisner and options to purchase 95,950 shares of common stock exercisable within 60 days of January 31, 2022.
(17)	Consists of options to purchase 16,667 shares of common stock exercisable within 60 days of January 31, 2022.
(18)	Consists of 3,000 shares of common stock owned directly by Mr. Paradiso and options to purchase 16,667 shares of common stock exercisable within 60 days of January 31, 2022.
(19)	Consists of 27,733 shares of common stock owned directly by Ms. Phillips and options to purchase 95,950 shares of common stock exercisable within 60 days of January 31, 2022.
(20)	Consists of options to purchase 82,750 shares of common stock exercisable within 60 days of January 31, 2022.
(21)
Total number of shares includes common stock, in aggregate, held as of January 31, 2022, by our executive officers and directors and entities affiliated with such executive officers and directors. Also includes restricted stock awards to be converted into 349,383 shares of common stock within 60 days of January 31, 2022, and options to purchase 2,227,862 shares of common stock exercisable within 60 days of January 31, 2022.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Dynavax stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Dynavax. Direct your written request to Dynavax Technologies Corporation, Attention: Corporate Secretary, 2100 Powell Street, Suite 900, Emeryville, California 94608, or contact Dynavax’s Corporate Secretary at (510) 848-5100. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.
OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors

Kelly MacDonald Chief Financial Officer
April 14, 2022
A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, is available without charge upon written request to: Dynavax Technologies Corporation, Attention: Corporate Secretary, 2100 Powell Street, Suite 900, Emeryville, California 94608.

Appendix A
DYNAVAX TECHNOLOGIES CORPORATION
2018 EQUITY INCENTIVE PLAN
ADOPTED BY THE BOARD OF DIRECTORS: APRIL 8, 2018
APPROVED BY THE STOCKHOLDERS: MAY 31, 2018
AMENDED AND RESTATED BY THE BOARD OF DIRECTORS: APRIL 9, 2019
APPROVED BY THE STOCKHOLDERS: MAY 30, 2019
AMENDED AND RESTATED BY THE BOARD OF DIRECTORS: APRIL 3, 2020
APPROVED BY THE STOCKHOLDERS: MAY 28, 2020
AMENDED AND RESTATED BY THE BOARD OF DIRECTORS: APRIL 1, 2022
[APPROVED BY THE STOCKHOLDERS: MAY 26, 2022]
1.	GENERAL.
(a) Successor to and Continuation of 2011 Plan. The Plan is intended as the successor to and continuation of the Dynavax Technologies Corporation 2011 Equity Incentive Plan (the “2011 Plan”). Following the Effective Date, no additional awards may be granted under the 2011 Plan or the Dynavax Technologies Corporation 2017 Inducement Award Plan (the “2017 Inducement Plan”), and following April 3, 2022, no additional awards may be granted under the Dynavax Technologies Corporation 2021 Inducement Award Plan (the “2021 Inducement Plan”) (each of the 2011 Plan, 2017 Inducement Plan and 2021 Inducement Plan, a “Prior Plan”). Any unallocated shares remaining available for grant under the 2011 Plan as of 12:01 a.m. Pacific Time on the Effective Date (the “2011 Plan’s Available Reserve”) will cease to be available under the 2011 Plan at such time and will be added to the Share Reserve (as defined in Section 3(a)(i)) and be then immediately available for grant and issuance pursuant to Awards granted under this Plan. From and after 12:01 a.m. Pacific Time on the Effective Date with respect to awards granted under the 2011 Plan or 2017 Inducement Plan, and from and after 12:01 a.m. Pacific Time on the date of the Company’s 2022 Annual Meeting of Stockholders with respect to awards granted under the 2021 Inducement Plan, except as provided in Sections 9(c), 9(d) and 9(e), all outstanding stock awards granted under any of the Prior Plans (each, a “Prior Plan Award”) will remain subject to the terms of the applicable Prior Plan; provided, however, that the following shares of Common Stock subject to any outstanding Prior Plan Award (collectively, the “Prior Plans’ Returning Shares”) will immediately be added to the Share Reserve (as defined in Section 3(a)(i)) as and when such shares become Prior Plans’ Returning Shares and will become available for grant and issuance pursuant to Awards granted under this Plan: (i) any shares subject to such stock award that are not issued because such stock award or any portion thereof expires or otherwise terminates without all of the shares covered by such stock award having been issued; (ii) any shares subject to such stock award that are not issued because such stock award or any portion thereof is settled in cash; and (iii) any shares issued pursuant to such stock award that are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such shares. All Awards granted on or after 12:01 a.m. Pacific Time on the Effective Date will be subject to the terms of this Plan.
(b) Eligible Award Recipients. Subject to Section 4, Employees and Directors are eligible to receive Awards.
(c) Available Awards. The Plan provides for the grant of the following types of Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) Stock Appreciation Rights; (iv) Restricted Stock Awards; (v) Restricted Stock Unit Awards; (vi) Performance Stock Awards; and (vii) Other Stock Awards.
(d) Purpose. The Plan, through the granting of Awards, is intended to help the Company and any Affiliate secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and provide a means by which such persons may benefit from increases in value of the Common Stock.
2.	ADMINISTRATION.
(a) Administration by Board. The Board will administer the Plan. The Board may delegate administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b) Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i) To determine (A) who will be granted Awards, (B) when and how each Award will be granted, (C) what type of Award will be granted, (D) the provisions of each Award (which need not be identical), including when a Participant will be permitted to exercise or otherwise receive cash or Common Stock under the Award, (E) the number of shares of Common Stock subject to, or the cash value of, an Award, and (F) the Fair Market Value applicable to an Award.
(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for administration of the Plan and Awards. The Board, in the exercise of these powers, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it will deem necessary or expedient to make the Plan or Award fully effective.
(iii) To settle all controversies regarding the Plan and Awards granted under it.
(iv) To accelerate, in whole or in part, the time at which an Award may be exercised or vest (or at which cash or shares of Common Stock may be issued in settlement thereof).
(v) To suspend or terminate the Plan at any time. Except as otherwise provided in the Plan (including Section 2(b)(viii)) or an Award Agreement, suspension or termination of the Plan will not materially impair a Participant’s rights under an outstanding Award without his or her written consent.
(vi) To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, by adopting amendments relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and/or to make the Plan or Awards granted under the Plan compliant with the requirements for Incentive Stock Options or exempt from or compliant with the requirements for nonqualified deferred compensation under Section 409A of the Code, subject to the limitations, if any, of applicable law. However, if required by applicable law or listing requirements, and except as provided in Section 9(a) relating to Capitalization Adjustments, the Company will seek stockholder approval of any amendment of the Plan that (A) materially increases the number of shares of Common Stock available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan, (D) materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, or (E) materially expands the types of Awards available for issuance under the Plan. Except as otherwise provided in the Plan (including Section 2(b)(viii)) or an Award Agreement, no amendment of the Plan will materially impair a Participant’s rights under an outstanding Award without his or her written consent.
(vii) To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 422 of the Code regarding incentive stock options or (B) Rule 16b-3.
(viii) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more outstanding Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided, however, that except as otherwise provided in the Plan (including this Section 2(b)(viii)) or an Award Agreement, no amendment of an outstanding Award will materially impair a Participant’s rights under such Award without his or her written consent.
Notwithstanding the foregoing or anything in the Plan to the contrary, unless prohibited by applicable law, the Board may amend the terms of any outstanding Award or the Plan, or may suspend or terminate the Plan, without the affected Participant’s consent, (A) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (B) to change the terms of an Incentive Stock Option, if such change results in impairment of the Award solely because it impairs the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (C) to clarify the manner of exemption from, or to bring the Award or the Plan into compliance with, Section 409A of the Code or (D) to comply with other applicable laws or listing requirements.

(ix) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.
(x) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees or Directors who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement that are required for compliance with the laws of the relevant foreign jurisdiction).
(c) Delegation to Committee.
(i)General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee, as applicable). Any delegation of administrative powers will be reflected in resolutions, not inconsistent with the provisions of the Plan, adopted from time to time by the Board or Committee (as applicable). The Committee may, at any time, abolish the subcommittee and/or revest in the Committee any powers delegated to the subcommittee. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.
(ii) Rule 16b-3 Compliance. The Committee may consist solely of two or more Non-Employee Directors in accordance with Rule 16b-3.
(d) Delegation to an Officer. The Board may delegate to one or more Officers the authority to do one or both of the following: (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by applicable law, other Awards) and, to the extent permitted by applicable law, the terms of such Awards; and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the form of Award Agreement most recently approved for use by the Committee or the Board, unless otherwise provided in the resolutions approving the delegation of authority. The Board may not delegate authority to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) to determine the Fair Market Value of the Common Stock pursuant to Section 13(w)(iii).
(e) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
(f) Cancellation and Re-Grant of Awards. Neither the Board nor any Committee will have the authority to (i) reduce the exercise or strike price of any outstanding Option or SAR or (ii) cancel any outstanding Option or SAR that has an exercise or strike price (per share) greater than the then-current Fair Market Value of the Common Stock in exchange for cash or other Awards under the Plan, unless the stockholders of the Company have approved such an action within 12 months prior to such an event.
(g) Minimum Vesting Requirements. No Award may vest (or, if applicable, be exercisable) until at least 12 months following the date of grant of the Award; provided, however, that shares of Common Stock up to 5% of the Share Reserve (as defined in Section 3(a)(i)) may be issued pursuant to Awards that do not meet such vesting (and, if applicable, exercisability) requirements.
(h) Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to an Award, as determined by the Board and contained in the applicable Award Agreement; provided, however, that (i) no dividends or dividend equivalents may be paid with respect to any such shares before the date such shares have vested under the terms of such Award Agreement, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of such Award

Agreement (including, but not limited to, any vesting conditions), and (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to the Company on the date, if any, such shares are forfeited to or repurchased by the Company due to a failure to meet any vesting conditions under the terms of such Award Agreement.
3.	SHARES SUBJECT TO THE PLAN.
(a) Share Reserve.
(i) Subject to Section 3(a)(iii) and Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards from and after the Effective Date will not exceed (A) 30,040,250 shares (which number is the sum of (i) the number of shares (140,250) subject to the 2011 Plan’s Available Reserve, (ii) an additional 5,000,000 shares that were approved at the Company’s 2018 Annual Meeting of Stockholders, (iii) an additional 2,300,000 shares that were approved at the Company’s 2019 Annual Meeting of Stockholders, (iv) an additional 7,600,000 shares that were approved at the Company’s 2020 Annual Meeting of Stockholders, and (v) an additional 15,000,000 shares that were approved at the Company’s 2022 Annual Meeting of Stockholders), plus (B) the Prior Plans’ Returning Shares, if any, which become available for issuance under this Plan from time to time (such aggregate number of shares described in (A) and (B), the “Share Reserve”).
(ii) Subject to Section 3(b), the number of shares of Common Stock available for issuance under the Plan will be reduced by: (A) one share for each share of Common Stock issued pursuant to an Appreciation Award granted under the Plan; (B) 1.28 shares for each share of Common Stock issued pursuant to a Full Value Award granted under the Plan prior to May 30, 2019; and (C) 1.40 shares for each share of Common Stock issued pursuant to a Full Value Award granted under the Plan on or after May 30, 2019.
(iii) Subject to Section 3(b), the number of shares of Common Stock available for issuance under the Plan will be increased by: (A) one share for each Prior Plans’ Returning Share or 2018 Plan Returning Share (as defined in Section 3(b)(i)) subject to an Appreciation Award; (B) 1.28 shares for each Prior Plans’ Returning Share or 2018 Plan Returning Share subject to a Full Value Award that returns to the Plan prior to May 30, 2019; and (C) 1.40 shares for each Prior Plans’ Returning Share or 2018 Plan Returning Share subject to a Full Value Award that returns to the Plan on or after May 30, 2019.
(iv) For clarity, the Share Reserve in this Section 3(a) is a limitation on the number of shares of Common Stock that may be issued pursuant to the Plan. Accordingly, this Section 3(a) does not limit the granting of Awards except as provided in Section 7(a). Shares may be issued in connection with a merger or acquisition as permitted by Nasdaq Listing Rule 5635(c) or, if applicable, NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.
(b) Reversion of Shares to the Share Reserve.
(i) Shares Available for Subsequent Issuance. The following shares of Common Stock (collectively, the “2018 Plan Returning Shares”) will become available again for issuance under the Plan: (A) any shares subject to an Award that are not issued because such Award or any portion thereof expires or otherwise terminates without all of the shares covered by such Award having been issued; (B) any shares subject to an Award that are not issued because such Award or any portion thereof is settled in cash; and (C) any shares issued pursuant to an Award that are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such shares.
(ii) Shares Not Available for Subsequent Issuance. The following shares of Common Stock will not become available again for issuance under the Plan: (A) any shares that are reacquired or withheld (or not issued) by the Company to satisfy the exercise, strike or purchase price of an Award or a Prior Plan Award (including any shares subject to such award that are not delivered because such award is exercised through a reduction of shares subject to such award (i.e., “net exercised”)); (B) any shares that are reacquired or withheld (or not issued) by the Company to satisfy a tax withholding obligation in connection with an Award or a Prior Plan Award; (C) any shares repurchased by the Company on the open market with the proceeds of the exercise, strike or purchase price of an Award or a Prior Plan Award; and (D) in the event that a Stock Appreciation Right granted under the Plan or a stock appreciation right granted under any of the Prior Plans is settled in shares of Common Stock, the gross number of shares of Common Stock subject to such award.
(c) Incentive Stock Option Limit. Subject to the Share Reserve and Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options will be 32,600,000 shares.
(d) Non-Employee Director Compensation Limit. The aggregate value of all cash and equity-based compensation granted or paid, as applicable, by the Company to any individual for service as a Non-Employee Director with respect to any fiscal year of the Company will not exceed: (i) a total of $200,000 with respect to any such cash compensation; and (ii) $800,000 in total value with respect to any such equity-based compensation (including Awards and any other equity-based awards), provided that for any individual who is first appointed or elected to the Board as a Non-Employee Director during any fiscal year of the Company, the limit for such individual’s equity-based compensation will be $1,200,000 with respect to such fiscal year, in each case calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes.
(e) Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.
4.	ELIGIBILITY.
(a) Eligibility for Specific Awards. Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and 424(f) of the Code). Awards other than Incentive Stock Options may be granted to Employees and Directors; provided, however, that Awards may not be granted to Employees and Directors who are providing Continuous Service only to any “parent” of the Company, as such term is defined in Rule 405, unless (i) the stock underlying such Awards is treated as “service recipient stock” under Section 409A of the Code (for example, because the Awards are granted pursuant to a corporate transaction such as a spin off transaction) or (ii) the Company, in consultation with its legal counsel, has determined that such Awards are otherwise exempt from or alternatively comply with Section 409A of the Code.
(b) Ten Percent Stockholders. A Ten Percent Stockholder will not be granted an Incentive Stock Option unless the exercise price (per share) of such Option is at least 110% of the Fair Market Value of the Common Stock on the date of grant of such Option and the Option is not exercisable after the expiration of five years from the date of grant.
5.	PROVISIONS RELATING TO OPTIONS AND STOCK APPRECIATION RIGHTS.
Each Option or SAR Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. All Options will be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under the applicable rules, then the Option (or portion thereof) will be a Nonstatutory Stock Option. The terms and conditions of separate Option or SAR Agreements need not be identical; provided, however, that each Award Agreement will conform to (through incorporation of the provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:
(a) Term. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of seven years from the date of its grant or such shorter period specified in the Award Agreement.
(b) Exercise or Strike Price. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, the exercise or strike price (per share) of each Option or SAR will be not less than 100% of the Fair Market Value of the Common Stock on the date the Award is granted. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price (per share) less than 100% of the Fair Market

Value of the Common Stock on the date the Award is granted if such Award is granted pursuant to an assumption of, or substitution for, another option or stock appreciation right pursuant to a Transaction and in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code. Each SAR will be denominated in shares of Common Stock equivalents.
(c) Payment of Exercise Price for Options. The exercise price of an Option may be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by one or more of the methods of payment set forth below that are specified in the Option Agreement. The Board has the authority to grant Options that do not permit all of the following methods of payment (or that otherwise restrict the ability to utilize certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment.
(i) By cash (including electronic funds transfers), check, bank draft or money order payable to the Company;
(ii) Pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;
(iii) By delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;
(iv) If an Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company will accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued. Shares of Common Stock will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or
(v) In any other form of legal consideration that may be acceptable to the Board and specified in the applicable Award Agreement.
(d) Exercise and Payment of a SAR. To exercise any outstanding SAR, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Award Agreement evidencing such SAR. The appreciation distribution payable on the exercise of a SAR will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the SAR) of a number of shares of Common Stock equal to the number of Common Stock equivalents in which the Participant is vested under such SAR, and with respect to which the Participant is exercising the SAR on such date, over (B) the aggregate strike price of the number of Common Stock equivalents with respect to which the Participant is exercising the SAR on such date. The appreciation distribution may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Award Agreement evidencing such SAR.
(e) Transferability of Options and SARs. The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board will determine. In the absence of such a determination by the Board to the contrary, the restrictions set forth in this Section 5(e) on the transferability of Options and SARs will apply. Notwithstanding the foregoing or anything in the Plan or an Award Agreement to the contrary, no Option or SAR may be transferred to any financial institution without prior stockholder approval.
(i) Restrictions on Transfer. An Option or SAR will not be transferable, except by will or by the laws of descent and distribution (and pursuant to Sections 5(e)(ii) and 5(e)(iii) below), and will be exercisable during the lifetime of the Participant only by the Participant. Subject to the foregoing paragraph, the Board may, in its sole discretion, permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax and securities laws. Except as explicitly provided in the Plan, neither an Option nor a SAR may be transferred for consideration.

(ii) Domestic Relations Orders. Subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulations Section 1.421-1(b)(2). If an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.
(iii) Beneficiary Designation. Subject to the approval of the Board or a duly authorized Officer, a Participant may, by delivering written notice to the Company, in a form approved by the Company (or the designated broker), designate a third party who, upon the death of the Participant, will thereafter be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, upon the death of the Participant, the executor or administrator of the Participant’s estate will be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. However, the Company may prohibit designation of a beneficiary at any time, including due to any conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws.
(f) Vesting. The total number of shares of Common Stock subject to an Option or SAR may vest and become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options or SARs may vary. The provisions of this Section 5(f) are subject to Section 2(g) and any Option or SAR provisions governing the minimum number of shares of Common Stock as to which an Option or SAR may be exercised.
(g) Termination of Continuous Service. Except as otherwise provided in the applicable Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates (other than for Cause and other than upon the Participant’s death or Disability), the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date that is three months following such termination of Continuous Service (or such longer or shorter period specified in the Award Agreement), and (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after such termination of Continuous Service, the Participant does not exercise his or her Option or SAR (as applicable) within the applicable time period, the Option or SAR (as applicable) will terminate.
(h) Extension of Termination Date. Except as otherwise provided in the applicable Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if the exercise of an Option or SAR following the termination of a Participant’s Continuous Service (other than for Cause and other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option or SAR will terminate on the earlier of (i) the expiration of a total period of time (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement. In addition, except as otherwise provided in the applicable Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if the sale of any Common Stock received upon exercise of an Option or SAR following the termination of a Participant’s Continuous Service (other than for Cause) would violate the Company’s insider trading policy, then the Option or SAR will terminate on the earlier of (i) the expiration of a total period of time (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the sale of the Common Stock received upon exercise of the Option or SAR would not be in violation of the Company’s insider trading policy or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement.
(i) Disability of Participant. Except as otherwise provided in the applicable Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date that is 12 months following such termination of Continuous Service (or such longer or shorter period specified in the Award Agreement), and (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after such termination of Continuous Service, the Participant does not exercise his or her Option or SAR (as applicable) within the applicable time period, the Option or SAR (as applicable) will terminate.
(j) Death of Participant. Except as otherwise provided in the applicable Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if (i) a Participant’s Continuous Service terminates as a result of the Participant’s death, or (ii) a Participant dies within the period (if any) specified in the Award Agreement for exercisability after the termination of the Participant’s Continuous Service (for a reason other than death), then the Participant’s Option or SAR may be exercised (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option or SAR by bequest or inheritance, or by a person designated to exercise the Option or SAR upon the Participant’s death, but only within such period of time ending on the earlier of (i) the date that is 18 months following the date of death (or such longer or shorter period specified in the Award Agreement), and (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after the Participant’s death, the Option or SAR (as applicable) is not exercised within the applicable time period, the Option or SAR (as applicable) will terminate.
(k) Termination for Cause. Except as explicitly provided otherwise in the applicable Award Agreement or other individual written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Option or SAR will terminate immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising his or her Option or SAR from and after the time of such termination of Continuous Service.
(l) Non-Exempt Employees. If an Option or SAR is granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option or SAR will not be first exercisable for any shares of Common Stock until at least six months following the date of grant of the Option or SAR (although the Award may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (i) if such non-exempt employee dies or suffers a Disability, (ii) upon a Transaction in which such Option or SAR is not assumed, continued or substituted, (iii) upon a Change in Control, or (iv) upon the Participant’s retirement (as such term may be defined in the Participant’s Award Agreement, in another written agreement between the Participant and the Company or an Affiliate, or, if no such definition, in accordance with the Company’s or Affiliate’s then current employment policies and guidelines), the vested portion of any Options and SARs may be exercised earlier than six months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting or issuance of any shares under any other Award will be exempt from the employee’s regular rate of pay, the provisions of this Section 5(l) will apply to all Awards and are hereby incorporated by reference into such Award Agreements.
6.	PROVISIONS OF AWARDS OTHER THAN OPTIONS AND SARS.
(a) Restricted Stock Awards. Each Restricted Stock Award Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. To the extent consistent with the Company’s bylaws, at the Board’s election, shares of Common Stock underlying a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse, or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. The terms and conditions of separate Restricted Stock Award Agreements need not be identical; provided, however, that each Restricted Stock Award Agreement will conform to (through incorporation of the provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:
(i) Consideration. A Restricted Stock Award may be awarded in consideration for (A) cash (including electronic funds transfers), check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate or (C) any other form of legal consideration (including future services) that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii) Vesting. Subject to Section 2(g), shares of Common Stock awarded under a Restricted Stock Award Agreement may be subject to forfeiture to or repurchase by the Company in accordance with a vesting schedule to be determined by the Board.
(iii) Termination of Continuous Service. If a Participant’s Continuous Service terminates, the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant that have not vested as of the date of such termination under the terms of the Participant’s Restricted Stock Award Agreement.
(iv) Transferability. Rights to acquire shares of Common Stock under a Restricted Stock Award Agreement will be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board will determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement. Notwithstanding the foregoing or anything in the Plan or a Restricted Stock Award Agreement to the contrary, no Restricted Stock Award may be transferred to any financial institution without prior stockholder approval.
(b) Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. The terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical; provided, however, that each Restricted Stock Unit Award Agreement will conform to (through incorporation of the provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:
(i) Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.
(ii) Vesting. Subject to Section 2(g), at the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.
(iii) Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.
(iv) Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to the Restricted Stock Unit Award to a time after the vesting of the Restricted Stock Unit Award.
(v) Termination of Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates, any portion of the Participant’s Restricted Stock Unit Award that has not vested as of the date of such termination will be forfeited upon such termination.
(c) Performance Stock Awards.
(i) General. A Performance Stock Award is an Award that is payable (including that may be granted, vest or be exercised) contingent upon the attainment during a Performance Period of specified Performance Goals. A Performance Stock Award may, but need not, require the Participant’s completion of a specified period of Continuous Service. Subject to Section 2(g), the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Board, in its sole discretion. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.

(ii) Board Discretion. With respect to any Performance Stock Award, the Board retains the discretion to (A) reduce or eliminate the compensation or economic benefit due upon the attainment of any Performance Goals on the basis of any considerations as the Board, in its sole discretion, may determine and (B) define the manner of calculating the Performance Criteria it selects to use for a Performance Period.
(d) Other Stock Awards. Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock appreciation rights with an exercise or strike price (per share) less than 100% of the Fair Market Value of the Common Stock on the date of grant) may be granted either alone or in addition to Awards granted under Section 5 and this Section 6. Subject to the provisions of the Plan (including, but not limited to, Sections 2(g) and 2(h)), the Board will have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.
7.	COVENANTS OF THE COMPANY.
(a) Availability of Shares. The Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy then-outstanding Awards.
(b) Securities Law Compliance. The Company will seek to obtain from each regulatory commission or agency having jurisdiction over the Plan the authority required to grant Awards and to issue and sell shares of Common Stock upon exercise of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Awards unless and until such authority is obtained. A Participant will not be eligible for the grant of an Award or the subsequent issuance of cash or Common Stock pursuant to the Award if such grant or issuance would be in violation of any applicable securities law.
(c) No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising an Award. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award.
8.	MISCELLANEOUS.
(a) Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock issued pursuant to Awards will constitute general funds of the Company.
(b) Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.
(c) Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to an Award unless and until (i) such Participant has satisfied all requirements for exercise of, or the issuance of shares of Common Stock under, the Award pursuant to its terms, and (ii) the issuance of the Common Stock subject to such Award has been entered into the books and records of the Company.
(d) No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any

Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or will affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, or (ii) the service of a Director pursuant to the bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.
(e) Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company or any Affiliate is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board has the right in its sole discretion to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.
(f) Incentive Stock Option Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).
(g) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, will be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Common Stock under the Award has been registered under a then currently effective registration statement under the Securities Act or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.
(h) Withholding Obligations. Unless prohibited by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any federal, state, local or foreign tax withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award Agreement.
(i) Electronic Delivery. Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access).
(j) Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code.

Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company or an Affiliate. The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.
(k) Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A of the Code, and, to the extent not so exempt, in compliance with Section 409A of the Code. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A of the Code, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance with Section 409A of the Code, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount under such Award that is due because of a “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment may be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six-month period elapses, with the balance paid thereafter on the original schedule.
(l) Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including, but not limited to, a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or an Affiliate.
9.	ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.
(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a); (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(c); and (iii) the class(es) and number of securities and price per share of stock subject to outstanding Awards. The Board will make such adjustments and its determination will be final, binding and conclusive.
(b) Dissolution or Liquidation. Except as otherwise provided in the applicable Award Agreement or other written agreement between a Participant and the Company or an Affiliate, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to a forfeiture condition or the Company’s right of repurchase may be reacquired or repurchased by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service.
(c) Transactions. In the event of a Transaction, the provisions of this Section 9(c) will apply to each outstanding Award and Prior Plan Award, in each case unless otherwise provided in the instrument evidencing the Award or Prior Plan Award (as applicable), in any other written agreement between the Company or any Affiliate and the Participant, or in any director compensation policy of the Company.
(i) Awards May Be Assumed. In the event of a Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all outstanding Awards and/or Prior Plan Awards or may substitute similar stock awards for any or all outstanding Awards and/or Prior Plan Awards (including, but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to any outstanding Awards and/or Prior Plan Awards may be assigned by the Company to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company). For clarity, in the event of a Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may choose to assume or continue only a portion of an outstanding Award or Prior Plan Award, to substitute a similar stock award for only a portion of an outstanding Award or Prior Plan Award, or to assume or continue, or substitute similar stock awards for, the outstanding Awards and/or Prior Plan Awards held by some, but not all, Participants. The terms of any such assumption, continuation or substitution will be set by the Board.
(ii) Awards Held by Current Participants. In the event of a Transaction in which the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) does not assume or continue outstanding Awards and/or Prior Plan Awards, or substitute similar stock awards for outstanding Awards and/or Prior Plan Awards, then with respect to any such Awards and/or Prior Plan Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Transaction (referred to as the “Current Participants”), the vesting (and exercisability, if applicable) of such Awards and Prior Plan Awards will be accelerated in full (and with respect to Performance Stock Awards, vesting will be deemed to be satisfied at the target level of performance) to a date prior to the effective time of the Transaction (contingent upon the closing or completion of the Transaction) as the Board will determine (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Transaction), and such Awards and Prior Plan Awards will terminate if not exercised (if applicable) prior to the effective time of the Transaction in accordance with the exercise procedures determined by the Board, and any reacquisition or repurchase rights held by the Company with respect to such Awards and Prior Plan Awards will lapse (contingent upon the closing or completion of the Transaction).
(iii) Awards Held by Participants other than Current Participants. In the event of a Transaction in which the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) does not assume or continue outstanding Awards and/or Prior Plan Awards, or substitute similar stock awards for outstanding Awards and/or Prior Plan Awards, then with respect to any such Awards and/or Prior Plan Awards that have not been assumed, continued or substituted and that are held by Participants other than Current Participants, such Awards and Prior Plan Awards will terminate if not exercised (if applicable) prior to the effective time of the Transaction in accordance with the exercise procedures determined by the Board; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards and Prior Plan Awards will not terminate and may continue to be exercised notwithstanding the Transaction.
(iv) Payment for Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event any outstanding Award or Prior Plan Award held by a Participant will terminate if not exercised prior to the effective time of a Transaction, the Board may provide that the Participant may not exercise such Award or Prior Plan Award but instead will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (A) the value of the property the Participant would have received upon the exercise of such Award or Prior Plan Award immediately prior to the effective time of the Transaction, over (B) any exercise price payable by the Participant in connection with such exercise. For clarity, such payment may be zero if the value of such property is equal to or less than the exercise price. Payments under this provision may be delayed to the same extent that payment of consideration to the holders of the Common Stock in connection with the Transaction is delayed as a result of escrows, earn outs, holdbacks or any other contingencies.
(d) Change in Control. Unless provided otherwise in the Award Agreement for an Award or award agreement for a Prior Plan Award (as applicable), in any other written agreement or plan between the Company or any Affiliate and the Participant, or in any director compensation policy of the Company, an Award or Prior Plan Award will not be subject to additional acceleration of vesting and exercisability upon or after a Change in Control.

(e) Prior Plan Awards. For clarity, with respect to any Prior Plan Award, the terms set forth in Sections 9(c) and 9(d) will supersede any terms set forth in the applicable Prior Plan regarding the treatment of such Prior Plan Award in the event of a Corporate Transaction (as defined in the applicable Prior Plan) or Change in Control (as defined in the applicable Prior Plan).
(f) Parachute Payments. Except as otherwise provided in the applicable Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if any payment or benefit the Participant would receive pursuant to a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the following order: (A) reduction of cash payments; (B) cancellation of accelerated vesting of equity awards other than stock options; (C) cancellation of accelerated vesting of stock options; and (D) reduction of other benefits paid to the Participant. Within any such category of payments and benefits (that is, (A), (B), (C) or (D)), a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are. In the event that acceleration of compensation from a Participant’s equity awards is to be reduced, such acceleration of vesting will be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control will perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company will appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Participant and the Company within 15 calendar days after the date on which the Participant’s right to a Payment is triggered (if requested at that time by the Participant or the Company) or such other time as reasonably requested by the Participant or the Company. Any good faith determinations of the accounting firm made hereunder will be final, binding and conclusive upon the Participant and the Company.
10.	TERMINATION OR SUSPENSION OF THE PLAN.
(a) Termination or Suspension. The Board may suspend or terminate the Plan at any time. No Incentive Stock Option may be granted after the tenth anniversary of the earlier of (i) the Adoption Date or (ii) the date the Plan is approved by the stockholders of the Company. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.
(b) No Impairment of Rights. Suspension or termination of the Plan will not materially impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant or as otherwise permitted in the Plan (including Section 2(b)(viii)) or an Award Agreement.
11.	EFFECTIVE DATE OF PLAN.
This Plan will become effective on the Effective Date.
12.	CHOICE OF LAW.
The laws of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.
13.	DEFINITIONS. As used in the Plan, the following definitions will apply to the capitalized terms indicated below:
(a) “Adoption Date” means April 8, 2018, which is the date the Plan was adopted by the Board.

(b) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(c) “Appreciation Award” means (i) a stock option or stock appreciation right granted under any of the Prior Plans or (ii) an Option or Stock Appreciation Right, in each case with respect to which the exercise or strike price is at least 100% of the Fair Market Value of the Common Stock subject to the stock option or stock appreciation right, or Option or Stock Appreciation Right, as applicable, on the date of grant.
(d) “Award” means an Incentive Stock Option, a Nonstatutory Stock Option, a Stock Appreciation Right, a Restricted Stock Award, a Restricted Stock Unit Award, a Performance Stock Award or any Other Stock Award.
(e) “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.
(f) “Board” means the Board of Directors of the Company.
(g) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the Adoption Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards No. 123 (revised). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(h) “Cause” will have the meaning ascribed to such term in any written agreement between a Participant and the Company or an Affiliate defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of one or more of the following: (i) the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Company or Affiliate documents or records; (ii) the Participant’s material failure to abide by the code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) of the Company or an Affiliate; (iii) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company or an Affiliate (including, without limitation, the Participant’s improper use or disclosure of confidential or proprietary information of the Company or an Affiliate); (iv) any intentional act by the Participant which has a material detrimental effect on the reputation or business of the Company or an Affiliate; (v) the Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from the Company or an Affiliate, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by the Participant of any employment or service agreement between the Participant and the Company or an Affiliate, which breach is not cured pursuant to the terms of such agreement; or (vii) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties. The determination that a termination of a Participant’s Continuous Service is either for Cause or without Cause will be made by the Company, in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by the Participant will have no effect upon any determination of the rights or obligations of the Company or the Participant for any other purpose.
(i) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;
(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;
(iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or
(iv) over a period of 12 months or less, individuals who, on the Adoption Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Plan, be considered as a member of the Incumbent Board.
Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between a Participant and the Company or an Affiliate will supersede the foregoing definition with respect to Awards and/or Prior Plan Awards (as applicable) subject to such agreement; provided, however, that (1) if no definition of Change in Control (or any analogous term) is set forth in such an individual written agreement, the foregoing definition will apply; and (2) no Change in Control (or any analogous term) will be deemed to occur with respect to Awards and/or Prior Plan Awards (as applicable) subject to such an individual written agreement without a requirement that the Change in Control (or any analogous term) actually occur.
If required for compliance with Section 409A of the Code, in no event will an event be deemed a Change in Control if such event is not also a “change in the ownership of” the Company, a “change in the effective control of” the Company or a “change in the ownership of a substantial portion of the assets of” the Company, each as determined under Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder). The Board may, in its sole discretion and without a Participant’s consent, amend the definition of “Change in Control” to conform to the definition of a “change in control event” under Section 409A of the Code and the regulations thereunder.
(j) “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(k) “Committee” means a committee of one or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).
(l) “Common Stock” means the common stock of the Company.
(m) “Company” means Dynavax Technologies Corporation, a Delaware corporation.

(n) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee or Director, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee or Director or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, in its sole discretion, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s or Affiliate’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.
(o) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i) the consummation of a sale or other disposition of all or substantially all, as determined by the Board, in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;
(ii) the consummation of a sale or other disposition of at least 90% of the outstanding securities of the Company;
(iii) the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
(iv) the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
If required for compliance with Section 409A of the Code, in no event will an event be deemed a Corporate Transaction if such event is not also a “change in the ownership of” the Company, a “change in the effective control of” the Company or a “change in the ownership of a substantial portion of the assets of” the Company, each as determined under Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder). The Board may, in its sole discretion and without a Participant’s consent, amend the definition of “Corporate Transaction” to conform to the definition of a “change in control event” under Section 409A of the Code and the regulations thereunder.
(p) “Director” means a member of the Board.
(q) “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.
(r) “Effective Date” means the effective date of this Plan, which is the date of the Annual Meeting of Stockholders of the Company held in 2018, provided that this Plan is approved by the Company’s stockholders at such meeting.
(s) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(t) “Entity” means a corporation, partnership, limited liability company or other entity.

(u) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(v) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company, or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent 50% of the combined voting power of the Company’s then outstanding securities.
(w) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
(i) Unless otherwise provided by the Board, if the Common Stock is listed on any established stock exchange or traded on any established market, then the Fair Market Value of a share of Common Stock will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.
(ii) Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value of a share of Common Stock will be the closing sales price for such stock on the last preceding date for which such quotation exists.
(iii) In the absence of such markets for the Common Stock, the Fair Market Value of a share of Common Stock will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.
(x) “Full Value Award” means (i) a stock award granted under any of the Prior Plans or (ii) an Award, in each case that is not an Appreciation Award.
(y) “Incentive Stock Option” means an option granted pursuant to Section 5 that is intended to be, and that qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.
(z) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K, or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.
(aa) “Nonstatutory Stock Option” means an option granted pursuant to Section 5 that does not qualify as an Incentive Stock Option.
(bb) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.
(cc) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.
(dd) “Option Agreement” means a written agreement between the Company and a holder of an Option evidencing the terms and conditions of an Option grant. Each Option Agreement will be subject to the terms and conditions of the Plan.
(ee) “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(d).

(ff) “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement will be subject to the terms and conditions of the Plan.
(gg) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
(hh) “Participant” means (i) with respect to any Award, a person to whom such Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award, and (ii) with respect to any Prior Plan Award, a person to whom such Prior Plan Award is granted pursuant to any Prior Plan or, if applicable, such other person who holds an outstanding Prior Plan Award.
(ii) “Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following, as determined by the Board: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization (EBITDA); (iv) total stockholder return; (v) return on equity or average stockholder’s equity; (vi) return on assets, investment, or capital employed; (vii) stock price or stock price performance; (viii) margin (including gross margin); (ix) net income (before or after taxes); (x) operating income; (xi) operating income after taxes; (xii) pre-tax profit; (xiii) operating cash flow; (xiv) sales or revenue targets; (xv) increases in revenue or product revenue; (xvi) expenses and cost reduction goals; (xvii) improvement in or attainment of working capital levels; (xviii) economic value added (or an equivalent metric); (xix) market share; (xx) cash flow; (xxi) cash flow per share; (xxii) share price performance; (xxiii) debt reduction; (xxiv) implementation or completion of projects or processes; (xxv) customer satisfaction; (xxvi) stockholders’ equity; (xxvii) capital expenditures; (xxviii) debt levels; (xxix) operating profit or net operating profit; (xxx) workforce diversity; (xxxi) growth of net income or operating income; (xxxii) billings; (xxxiii) submission to, or approval by, a regulatory body (including but not limited to the U.S. Food and Drug Administration) of an applicable filing for a product candidate or other product development milestones; (xxxiv) acquisitions, divestitures, joint ventures, strategic alliances, licenses or collaborations; (xxxv) spin-offs, split-ups, reorganizations, recapitalizations, restructurings, financings (debt or equity) or refinancings; (xxxvi) manufacturing or process development, clinical trial, regulatory, intellectual property, compliance or research objectives; and (xxxvii) any other measures of performance selected by the Board. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the applicable Award Agreement.
(jj) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. The Board is authorized to make appropriate adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated Performance Goals; (iii) to exclude the effects of changes to generally accepted accounting principles; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; (v) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (vi) to exclude the dilutive effects of acquisitions or joint ventures; (vii) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (viii) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (ix) to exclude the effects of stock based compensation and/or the award of an annual cash incentive under the Company’s Annual Incentive Program; (x) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item; and (xi) to make other appropriate adjustments selected by the Board.

(kk) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Stock Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.
(ll) “Performance Stock Award” means an Award granted under the terms and conditions of Section 6(c).
(mm) “Plan” means this Dynavax Technologies Corporation 2018 Equity Incentive Plan.
(nn) “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).
(oo) “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.
(pp) “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).
(qq) “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement will be subject to the terms and conditions of the Plan.
(rr) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
(ss) “Rule 405” means Rule 405 promulgated under the Securities Act.
(tt) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
(uu) “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 5.
(vv) “Stock Appreciation Right Agreement” or “SAR Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement will be subject to the terms and conditions of the Plan.
(ww) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.
(xx) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.
(yy) “Transaction” means a Corporate Transaction or a Change in Control.

DYNAVAX TECHNOLOGIES CORPORATION
ATTN: CORPORATE SECRETARY
2100 POWELL STREET, SUITE 900
EMERYVILLE, CA 94608

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 25, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 25, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D74845-P66955 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DYNAVAX TECHNOLOGIES CORPORATION

The Board of Directors recommends a vote FOR the listed nominees:

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Julie Eastland
02) Andrew Hack, M.D., Ph.D.
03) Brent MacGregor
04) Scott Myers
05) Elaine Sun

The Board of Directors recommends a vote FOR proposals 2, 3 and 4.

Note: At their discretion, the proxy holders may also vote on any other business properly brought before the meeting or any adjournment(s) thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

D74846-P66955

DYNAVAX TECHNOLOGIES CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DYNAVAX TECHNOLOGIES CORPORATION
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS
May 26, 2022

The undersigned stockholder of DYNAVAX TECHNOLOGIES CORPORATION, a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 14, 2022 and the Company's Annual Report on Form 10-K for the year ended December 31, 2021, and hereby appoints Ryan Spencer and Kelly MacDonald, or either of them, proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2022 Annual Meeting of Stockholders of the Company to be held on May 26, 2022 at 9:00 a.m., Pacific Time, at www.virtualshareholdermeeting.com/DVAX2022, and at any postponement or adjournment thereof, and to vote all shares of common stock of the Company which the undersigned would be entitled to vote if then and there personally present, on the matters set on the reverse side.

THE PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED IN FAVOR OF THE BOARD OF DIRECTORS' RECOMMENDATIONS AS LISTED ON THE REVERSE SIDE, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side